UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ITERIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
DATED SEPTEMBER 6, 2024

1250 S. Capital of Texas Hwy., Building 1, Suite 330
Austin, Texas 78746
MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT
September [•], 2024
To the Stockholders of Iteris, Inc.:
You are cordially invited to attend a special meeting of stockholders of Iteris, Inc., a Delaware corporation (“Iteris,” the “Company,” “we” or “us”), to be held on [•], 2024, at [•], Central Time. Based on our experience over the last four years, we have determined that a virtual meeting is most cost-effective for both Iteris and our stockholders. Therefore, the special meeting will only be held through the virtual meeting live webcast site located at www.virtualshareholdermeeting.com/ITI2024SM. Stockholders of record at the close of business on [•], 2024, the record date for the special meeting, will be able to vote and submit questions and participate live in the webcast at www.virtualshareholdermeeting.com/ITI2024SM. A secure 16 digit control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. This proxy statement is dated September [•], 2024, and was first mailed to stockholders of Iteris on or about September [•], 2024.
At the special meeting, you will be asked to consider and vote on three matters:
(i)
a proposal to adopt the Agreement and Plan of Merger, dated August 8, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Almaviva S.p.A., an Italian Societá per azioni (“Parent”), Pantheon Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Iteris. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Iteris (the “Merger”), with Iteris continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and as an indirect wholly owned subsidiary of Parent;

(ii)
a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

(iii)	a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.
If the Merger is completed, you will be entitled to receive $7.20 in cash, without interest and subject to applicable withholding taxes, for each share of Iteris common stock, par value $0.10 (“Iteris common stock”), you own (unless you have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware and such demand is not effectively withdrawn). The $7.20 per share in cash payable in connection with the consummation of the Merger represents a premium of approximately 68% over the closing price of Iteris common stock on August 8, 2024, which was the last trading day prior to the public announcement of the execution of the Merger Agreement.
After reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, our board of directors unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Iteris and its stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) directed that the Merger Agreement be submitted to the stockholders of Iteris for its adoption at the special meeting; and (iv) recommended that Iteris’ stockholders adopt the Merger Agreement.

Our board of directors recommends that you vote: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary; and (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to our named executive officers in connection with the Merger.
The accompanying proxy statement contains, among other things, detailed information about Iteris, the special meeting, the Merger, the Merger Agreement and the Merger-related compensation. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.
Your vote is very important, regardless of the number of shares of Iteris common stock that you own. We cannot complete the Merger unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the voting power represented by the shares of outstanding Iteris common stock as of the record date entitled to vote on the matter. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a proxy will have the same effect as a vote “AGAINST” the Merger Agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Merger Agreement.
We hope that you will be able to attend the special meeting. However, whether or not you plan to attend, please complete, sign, date and return the proxy card enclosed with the accompanying proxy statement, or, if your shares are held in “street name” through a broker, bank or nominee, instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee, as promptly as possible. Submitting a signed proxy by mail, over the Internet or by phone will ensure your shares are represented at the special meeting. If your shares are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting instruction form provided by your broker, bank or nominee, or electronically over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee.
The special meeting may be adjourned by the chairman of the meeting if a quorum is not present or by a majority of the shares represented in person or by proxy at the special meeting, whether or not there is a quorum.
On behalf of the board of directors and management of Iteris, I extend our appreciation for your continued support and your consideration of this matter.
Sincerely,

Joe Bergera
Chief Executive Officer
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document or the accompanying proxy statement, including the Merger, passed upon the merits or fairness of such transactions, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
DATED [ • ], 2024

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
DATED SEPTEMBER 6, 2024

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF ITERIS, INC.
TO BE HELD [•], 2024
Notice is hereby given that a special meeting of stockholders of Iteris, Inc., a Delaware corporation (“Iteris,” the “Company,” “we” or “us”), will be held on [•], 2024, virtually via the Internet at www.virtualshareholdermeeting.com/ITI2024SM, at [•], Central Time, for the following purposes, as more fully described in the proxy statement accompanying this notice:
1.
The Merger Proposal. To adopt the Agreement and Plan of Merger, dated August 8, 2024, by and among Almaviva S.p.A., an Italian Societá per azioni (“Parent”), Pantheon Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”) and Iteris (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the conditions to closing set forth therein, Merger Sub will merge with and into Iteris (the “Merger”), with Iteris surviving the Merger as an indirect wholly owned subsidiary of Parent; a copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement and is incorporated by reference therein (the “Merger Proposal”);

2.
The Adjournment Proposal. To approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and

3.
The Compensation Proposal. To approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Only stockholders of record as of the close of business on [•], 2024 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.
The accompanying proxy statement contains, among other things, detailed information about the Merger Proposal, the Adjournment Proposal and the Compensation Proposal. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.
The affirmative vote of the holders of a majority of the voting power represented by the shares of Iteris common stock, par value $0.10 (“Iteris common stock”), outstanding as of the record date and entitled to vote on the matter, is required to approve the Merger Proposal. The affirmative vote of the holders of a majority of the shares of Iteris common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on the matter is required to approve the Adjournment Proposal. The affirmative vote of the holders of a majority of the voting power represented by the shares of Iteris common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on the matter is required to approve the Compensation Proposal.
Your vote is very important, regardless of the number of shares of Iteris common stock that you own. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” you should instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. The failure to do so will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the

Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Adjournment Proposal and the Compensation Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” such proposal.
The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of outstanding Iteris common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Shares held in “street name” for which the applicable broker, bank or nominee receives no instructions regarding how to vote on any of the proposals before the special meeting will not be counted as present at the special meeting for quorum purposes. Shares held in “street name” for which the applicable broker, bank or nominee receives instructions regarding how to vote on one or more but not all of the proposals before the special meeting will be counted present at the special meeting for quorum purposes.
Stockholders and beneficial owners who do not vote in favor of the Merger Proposal and who otherwise meet the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will have the right to seek appraisal of the fair value of their shares of Iteris common stock, as determined in accordance with Section 262 of the DGCL. In addition to not voting in favor of the Merger Proposal, any stockholder or beneficial owner (as defined in Section 262 of the DGCL) wishing to exercise its appraisal rights must deliver a written demand for appraisal to Iteris before the vote on the Merger Proposal at the special meeting and must comply in all respects with the requirements of Section 262 of the DGCL, the text of which is attached as Appendix B to the accompanying proxy statement and is incorporated by reference therein.
Our board of directors recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.
BY ORDER OF THE BOARD OF DIRECTORS,

Joe Bergera
Chief Executive Officer

[•], 2024

YOUR VOTE IS IMPORTANT
Ensure that your shares of Iteris common stock are voted at the special meeting by submitting your proxy or, if your shares of Iteris common stock are held in “street name” through a broker, bank or nominee, by contacting your broker, bank or nominee. If you do not submit a proxy, vote in person at the special meeting or instruct your broker, bank or nominee how to vote your shares, it will have the same effect as voting “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.
If your shares of Iteris common stock are registered directly in your name: If you are a stockholder of record, you may submit a proxy to vote your shares of Iteris common stock by mail, over the Internet or by phone. Please follow the instructions on the enclosed form of proxy.
If your shares of Iteris common stock are held in the name of a broker, bank or nominee: You will receive voting instructions from the organization holding your account, and you must follow those instructions to vote your shares of Iteris common stock. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares of Iteris common stock in your account. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
If you fail to submit a signed proxy card, fail to attend the special meeting or, if you hold your shares through a bank, broker or nominee, fail to provide voting instructions to your bank, broker or nominee, your shares of Iteris common stock will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares of Iteris common stock through a broker, bank or nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the special meeting. A stockholder providing a proxy may revoke it if such revocation is exercised by submitting a new proxy via Internet or telephone before 11:59 p.m., Eastern Time, the day before the special meeting, by completing, signing and dating a proxy bearing a later date and returning it to us before 11:59 p.m., Eastern Time, the day before the special meeting, by providing written notice of revocation to our Corporate Secretary, or by voting in person at the special meeting. See the instructions set forth in “Revocability of Proxies” on page 25 of the accompanying proxy statement. Attendance at the special meeting alone will not revoke a submitted proxy.
We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Iteris common stock, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders may call toll free: (800) 511-9495
Banks and Brokers may call collect: (212) 269-5550
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY OR INSTRUCT YOUR BROKER, BANK OR NOMINEE ON HOW TO VOTE YOUR SHARES USING THE VOTING INSTRUCTION FORM FURNISHED BY YOUR BROKER, BANK OR NOMINEE, AS PROMPTLY AS POSSIBLE.

APPENDICES

SUMMARY
This summary, together with the following section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all the information that is important to you as a holder of Iteris common stock or that you should consider before voting on the Merger Proposal. To better understand the Merger Proposal, you should read this proxy statement, including its appendices and the documents incorporated by reference herein, carefully and in its entirety. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information; Incorporation by Reference” on page 101 of this proxy statement. The Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein.
Parties Involved in the Merger (page 29)
Iteris, Inc.
1250 S. Capital of Texas Hwy.
Building 1, Suite 330
Austin, Texas 78746
(512) 382-9669
www.iteris.com
Iteris, Inc., a Delaware corporation (“Iteris,” the “Company,” “we,” “us” or “our”), is a provider of smart mobility infrastructure management solutions. Iteris’ cloud-enabled solutions help public transportation agencies, municipalities, commercial entities and other transportation infrastructure providers monitor, visualize and optimize mobility infrastructure to make mobility safe, efficient and sustainable. As a pioneer in intelligent transportation systems technology, Iteris’ advanced detection sensors, mobility and traffic data, software-as-a-service offerings and consulting services represent a comprehensive range of mobility infrastructure management solutions that serve customers in the United States and internationally.
Our common stock is listed under the symbol “ITI” on the NASDAQ Capital Market (“Nasdaq”).
Our principal executive offices are located at 1250 S. Capital of Texas Hwy., Building 1, Suite 330, Austin, Texas 78746, and our telephone number is (512) 382-9669. For more information about Iteris, please visit our website, www.iteris.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission (“SEC”). See “Where You Can Find More Information; Incorporation by Reference” on page 101 of this proxy statement.
Almaviva S.p.A
00137 Rome
Via di Casal Boccone, 188-190
Telephone: (+39)-06.39931
www.almaviva.it
Almaviva S.p.A, an Italian Societá per azioni (“Parent”), leads the digital innovation field, with a global presence through a network of companies specialized in tech and industry-specific core business processes. The Almaviva Group designs, implements and manages advanced technological solutions and systems and related logistics structures for companies and public administrations operating in a variety of sectors, including, but not limited to, transport, logistics, agriculture, digital health, defense and security, energy, utilities, financial services, industry, telecommunications and media. The Almaviva Group’s strategic activities include a key role, constantly growing on the international market, in the IT sector applied to the Transportation & Logistics Industry. From exclusive skills in the railroad field to defining a complete proposal of solutions and services for integrated local public transportation and intermodal logistics, Almaviva creates and manages mission-critical enterprise solutions for the movement of people and goods. Parent’s principal executive offices are located at 00137 Rome Via di Casal Boccone, 188-190800 and its telephone number is (+39)-06.39931. Parent’s website address is www.almaviva.it/en_. The information provided on Parent’s website is not incorporated into, and does not form a part of, this proxy statement.

Upon consummation of the merger (the “Merger”) of Pantheon Merger Sub Inc. (“Merger Sub”) with and into Iteris in accordance with the Agreement and Plan of Merger, dated as of August 8, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and Iteris, Parent will be the indirect parent company of Iteris.
Pantheon Merger Sub Inc.
00137 Rome
Via di Casal Boccone, 188-190
Telephone: (+39)-06.39931
www.almaviva.it
Merger Sub is a Delaware corporation that was formed on August 5, 2024, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, subject to the terms and conditions thereof. Merger Sub is an indirect wholly owned subsidiary of Parent. Upon consummation of the Merger, Merger Sub will cease to exist, and Iteris will survive the Merger as an indirect wholly owned subsidiary of Parent.
Date, Time and Place
A special meeting of our stockholders will be held on [•], 2024 at [•], Central Time. The special meeting will be held in a virtual format only and will be accessible through the Internet in order to provide expanded access, improved communication and cost savings for our stockholders. You will be able to vote, submit questions and participate live in the webcast at www.virtualshareholdermeeting.com/ITI2024SM. A secure 16 digit control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.
Record Date; Shares Entitled to Vote
You are entitled to vote at the special meeting if you owned shares of Iteris common stock at the close of business on September [•], 2024 (the “Record Date”). You will have one vote at the special meeting for each share of Iteris common stock you owned at the close of business on the Record Date.
Stockholder List
For a period of 10 days ending on the day before the special meeting date, a list of our stockholders entitled to vote at the special meeting will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours at our corporate offices located at 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, TX 78746.
Purpose
At the special meeting, we will ask our stockholders of record as of the Record Date to vote on the following proposals:
(i)	to adopt the Merger Agreement (the “Merger Proposal”);
(ii)
to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and

(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).
Quorum
As of the Record Date, there were [•] shares of Iteris common stock outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to conduct business at a special meeting. The holders of a majority of the shares of outstanding Iteris common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, [•] shares of Iteris common stock must be represented by proxy or by stockholders entitled to vote at the special meeting. Failure of a quorum to be represented at the special meeting may result in an adjournment of the special meeting and may subject us to additional expense.
Required Vote
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Iteris common stock outstanding as of the Record Date and entitled to vote on the matter. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Iteris common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on the matter. Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Iteris common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on the matter. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Adjournment Proposal and the Compensation Proposal.
Stock Ownership and Interests of Certain Persons
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of [•] shares of Iteris common stock (excluding any shares that would be delivered upon exercise or conversion, as applicable, of Company Options (as defined below), Company RSUs (as defined below) or Company PSUs (as defined below)), representing approximately [•]% of the outstanding shares of Iteris common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Iteris common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal. There are no contractual voting agreements in place with respect to the Merger.
Voting of Proxies
Any Iteris stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or submitting a proxy over the Internet or by telephone or may attend the special meeting and vote in person. If you are a beneficial owner and hold your shares of Iteris common stock in “street name” through a brokerage account or by a bank, trustee or other nominee (each, a “Nominee”), you should instruct your Nominee on how you wish to vote your shares of Iteris common stock using the instructions provided by your Nominee. Under applicable stock exchange rules, Nominees have the discretion to vote your shares on routine matters if you fail to instruct your Nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and Nominees therefore cannot vote on these proposals without your instructions. Generally, if a broker exercises its discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. Because all of the proposals to be voted on at the special meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting. Therefore, it is important that you instruct your Nominee how you wish to vote your shares of Iteris common stock or that you obtain from such Nominee a valid legal proxy issued in your name and vote in person at the special meeting.
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by signing another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time, the day before the special meeting, by providing written notice of revocation to our Corporate Secretary before your proxy is exercised, by submitting a new proxy card electronically over the Internet or telephone after the date of the earlier submitted proxy or by attending the special meeting and voting in person. See the instructions set forth in “Revocability of Proxies” on page 25 of this proxy statement. If you hold your shares of common stock in “street name,” you should contact your Nominee for instructions regarding how to change your vote.
The failure of any stockholder of record to submit a proxy or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on the Merger Proposal, your proxy will be voted “FOR” the Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the

Compensation Proposal. Because all of the proposals to be voted on at the special meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting and, as a result, we do not expect any broker non-votes at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Adjournment Proposal and the Compensation Proposal.
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the Merger, passed upon the merits or fairness of such transactions, or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.
Expenses of Proxy Solicitation (page 26)
Our board of directors (the “Board”) is soliciting your proxy, and Iteris will bear the cost of soliciting proxies. We have engaged the services of D.F. King & Co., Inc. (“D.F. King”) to solicit proxies for the special meeting. In connection with its retention, D.F. King has agreed to provide proxy solicitation services in connection with the special meeting. We have agreed to pay D.F. King a fee of approximately $20,000, plus reasonable and documented out-of-pocket costs and expenses, for its services, and we will indemnify D.F. King for certain losses arising out of its proxy solicitation services. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of D.F. King, in person or by telephone, email, fax or other means of communication, and we may pay persons holding shares of Iteris common stock on behalf of others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with solicitation of proxies, but our directors and officers may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.
Certain Effects of the Merger on Iteris (page 30)
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Iteris, with Iteris continuing as the surviving corporation (the “Surviving Corporation”) and as an indirect wholly owned subsidiary of Parent. As a result of the Merger, Iteris will cease to be a publicly traded company and will cease to be listed on Nasdaq. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and, instead, will only be entitled to receive the Merger Consideration described in “The Merger—Merger Consideration” on page 30 of this proxy statement (except that, if you are entitled to and have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), you will be entitled only to those rights granted under Section 262 of the DGCL as described in “The Merger—Appraisal Rights” on page 8 of this proxy statement and Appendix B to this proxy statement).
The effective time of the Merger will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger) (the “Effective Time”).
Effect on Iteris if the Merger is Not Completed (page 30)
If the Merger Proposal is not approved by the stockholders of Iteris or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Iteris common stock. Instead, we will remain a public company, Iteris common stock will continue to be listed and traded on Nasdaq and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we will continue to be obligated to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fees” on page 11 of this proxy statement.
Merger Consideration (page 30)
At the Effective Time, each outstanding share of Iteris common stock (other than (i) shares held directly by Iteris (including as treasury stock) or held directly by Parent or Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub (collectively, “Excluded Shares”) and (ii) shares of common stock held by stockholders or beneficial owners who are entitled to and have properly demanded appraisal for such shares in accordance with, and have complied in all respects with, Section 262 of the DGCL (“Dissenting Shares”)) will be converted automatically into the right to receive $7.20 in cash (the “Merger Consideration”), without interest and less applicable withholding taxes. All shares of Iteris common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the Effective Time, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration. Following the completion of the Merger, Iteris will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Parent.
As described further in “The Merger Agreement—Exchange and Payment Procedures” on page 75 of this proxy statement, before or on the Closing Date, Parent will deposit, or cause to be deposited with the paying agent, cash sufficient to pay the aggregate Merger Consideration. Following the completion of the Merger, after a stockholder has provided the paying agent with such stockholder’s stock certificates and a letter of transmittal, the paying agent will pay the stockholder the Merger Consideration to which such stockholder is entitled. Stockholders who hold shares of Iteris common stock in book-entry form will not be required to deliver stock certificates to the paying agent to receive the Merger Consideration to which they are entitled. Holders of shares of Iteris common stock in book-entry form who hold such shares through The Depository Trust Company will not be required to deliver an executed letter of transmittal to the paying agent to receive the Merger Consideration to which they are entitled.
After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as an Iteris stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 63 of this proxy statement and Appendix B to this proxy statement).
Treatment of Equity Awards and the Company ESPP (page 55)
At the Effective Time, each option to purchase shares of Iteris common stock (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or Iteris, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to the product of (x) the total number of shares of Iteris common stock underlying the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided, however, that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled for no consideration.
At the Effective Time, each outstanding award of Iteris restricted stock units that at such time is subject solely to service-based vesting conditions (“Company RSUs”) will become fully vested and will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to (x) the total number of shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration.
At the Effective Time, each outstanding award of Iteris performance-based restricted stock units (“Company PSUs”) that at such time is subject to performance-based vesting conditions will become vested as to the number of shares subject to such Company PSUs that would become “Vesting Eligible PSUs” as of the Effective Time in accordance with the applicable award agreement (provided, that, (A) notwithstanding anything to the contrary contained in the applicable award agreement, the achievement percentage for any performance period that has commenced but is not yet completed or has not yet commenced as of the Effective Time shall be set at “target” (or 100%) performance, and (B) for the avoidance of doubt, the multiplier under any Company PSU that is to be determined by reference to the Company’s stock price or total stockholder return shall be determined based on actual performance for the performance period in accordance with the applicable award agreement), and will, after giving effect to such vesting, automatically, and without any required action on the part of the holder thereof or Iteris, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to (x) the number of vested shares underlying such Company PSUs, multiplied by (y) the Merger Consideration. Any Company PSUs that do not vest in accordance with the foregoing will be terminated as of the Effective Time for no consideration.
Notwithstanding the foregoing, to the extent that any payment in respect of any Company RSU or Company PSU constitutes “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of

1986, as amended (the “Code”), such amount shall be paid by Parent as provided under the terms of the Iteris, Inc. Deferred Compensation Plan (the “Company Deferred Compensation Plan”) and any applicable deferral election or agreement relating to such Company RSU or Company PSU, as applicable, and that will not trigger a tax or penalty under Section 409A of the Code (after taking into account actions taken under Treas. Reg. 1-409A-3(j)(4)(ix)).
The Board (or, if appropriate, the committee administering our Employee Stock Purchase Plan (the “Company ESPP”)) will take all actions reasonably necessary with respect to the Company ESPP to provide that: (i) except for the offering period under the Company ESPP in effect as of the date of the Merger Agreement (the “Final Offering Period”), no new offering period will commence following the date of the Merger Agreement unless and until the Merger Agreement is terminated; and (ii) from and after the date of the Merger Agreement, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement.
If the Effective Time occurs: (i) during the Final Offering Period, (a) the final exercise date(s) under the Company ESPP shall be such date as Iteris determines in its sole discretion (provided that such date shall be no later than the date that is five days prior to the Effective Time) (the “Final Exercise Date”), and (b) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole shares of Iteris common stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, which shares of Iteris common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration; or (ii) after the end of the Final Offering Period, all amounts allocated to each participant’s account under the Company ESPP at the end of such Final Offering Period will be used to purchase whole shares of Iteris common stock under the terms of the Company ESPP for such offering period, which shares of Iteris common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration. As promptly as practicable following the purchase of shares of Iteris common stock in accordance with the foregoing clauses (i) or (ii), Iteris shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.
As of the Effective Time, the Iteris, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”), the Company ESPP and the Iteris, Inc. 2007 Omnibus Incentive Plan (the “2007 Plan”) will be terminated, and no further shares of Iteris common stock, Company Options, Company RSUs, Company PSUs or other equity interest in Iteris or other rights with respect to shares of Iteris common stock will be granted thereafter.
Recommendation of Our Board of Directors and Reasons for the Merger (page 41)
The Board, after consulting with its financial advisor and outside legal counsel and carefully reviewing and considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 41 of this proxy statement, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Iteris and its stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) directed that the Merger Agreement be submitted to the stockholders of Iteris for its adoption at the special meeting; and (iv) recommended that Iteris’ stockholders adopt the Merger Agreement.
The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.
Opinion of Morgan Stanley (page 45)
Iteris retained Morgan Stanley & Co. LLC (“Morgan Stanley”) as its exclusive financial advisor in connection with the proposed Merger and the other transactions contemplated by the Merger Agreement. In connection with this engagement, the Board requested that Morgan Stanley evaluate the fairness, from a financial point of view, to the holders of shares of Iteris common stock (other than Excluded Shares or Dissenting Shares) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On August 8, 2024, Morgan Stanley rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 8, 2024 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in preparing its opinion, the Merger Consideration to be received by the holders of shares of Iteris common stock (other than holders of the Excluded Shares or Dissenting Shares) was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley delivered to the Board, dated August 8, 2024, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Morgan Stanley in preparing its opinion, is attached as Appendix C and is incorporated herein by reference. Morgan Stanley’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and other transactions contemplated by the Merger Agreement, and Morgan Stanley’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Iteris common stock (other than holders of the Excluded Shares and Dissenting Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Morgan Stanley’s opinion did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any Iteris stockholder or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter. In connection with Morgan Stanley’s financial advisory services, Iteris has agreed to pay Morgan Stanley an aggregate fee of approximately $10.5 million, approximately $2.1 million of which was payable upon the rendering of the opinion, and approximately $8.4 million of which is payable contingent upon consummation of the Merger.
The full text of Morgan Stanley’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Morgan Stanley in preparing its opinion.
Interests of the Directors and Executive Officers of Iteris in the Merger (page 55)
When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Iteris. These interests include the following, among others:
•
Treatment of Equity Awards. Each member of the Board and each of Iteris executive officers hold outstanding equity awards, the treatment of which is described in “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Treatment of Equity Awards and the Company ESPP” on page 55 of this proxy statement;

•
Executive Severance Benefits. Each of Iteris’ executive officers is eligible to receive certain severance payments and benefits upon a qualifying termination in connection with a change in control, which includes the Merger, pursuant to an employment agreement or Iteris’ Executive Severance Plan, as described in “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Executive Severance Benefits” on page 57 of this proxy statement;

•
Non-Employee Director Compensation. At the special meeting, each non-employee director will be granted an annual award of Company RSUs with an aggregate grant date fair value of $80,000 pursuant to the Company’s 2016 Omnibus Incentive Plan and in accordance with Iteris’ existing compensation structure for non-employee directors, as described in “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Executive Severance Benefits” on page 57 of this proxy statement;

•
Deferred Compensation Plan. Certain of Iteris’ directors and executive officers may receive a distribution of vested accounts if the Company Deferred Compensation Plan is terminated in connection with the Merger, as described in “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Executive Severance Benefits” on page 57 of this proxy statement;

•
Prorated Annual Bonuses. Each of Iteris’ executive officers is eligible to receive an annual cash bonus for the fiscal year in which the Effective Time occurs payable under Iteris’ annual bonus plan, which bonus payout is generally subject to continued employment through the date of payment. Under the Merger Agreement, the annual bonuses for the fiscal year in which the Effective Time occurs will be no less than the greater of such executive’s (i) target annual incentive award, and (ii) the annual incentive award earned by such executive based on the actual level of performance through the latest practicable date prior to the Effective Time as reasonably determined by the Board or its designee and as provided under such annual incentive plan. However, in the event of a qualifying termination, an executive officer will be eligible for a prorated annual bonus for such fiscal year, as described in “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Prorated Annual Bonuses” on page 58 of this proxy statement;
•
New Parent Arrangements. Certain of Iteris’ executive officers may continue to provide employment or other services to Parent after the Effective Time and may enter into new agreements, arrangements or understandings with Parent to set forth the terms and compensation of such post-Effective Time service. As of the date of this proxy statement, no such agreements, arrangements or understandings with Parent exist; and

•
Indemnification Rights. Our directors and executive officers are entitled to continued indemnification pursuant to the Merger Agreement, our organizational documents and certain indemnification agreements, as well as directors’ and officers’ liability insurance.

These interests are discussed in more detail in “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger” on page 55 of this proxy statement.
Financing the Merger (page 61)
Pursuant to a debt commitment letter (the “Debt Commitment Letter”), Parent has obtained committed debt financing for the transaction from Goldman Sachs Bank Europe SE (in its capacity as arranger and underwriter pursuant to the Debt Commitment Letter, the “Commitment Party”) in the form of (i) a senior secured bridge facility (the “Bridge Facility”) in an aggregate principal amount of up to €350 million (which commitments may be replaced by the proceeds of the issuance of one or more series of senior secured notes (in escrow or otherwise) pursuant to one or more offerings in reliance on Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation S under the Securities Act or other private placement (without registration rights)) and (ii) additional revolving facility commitments (the “RCF Commitments”) under the senior secured revolving facility agreement dated as of October 19, 2021 (the “Existing RCF”) between Parent and Goldman Sachs Bank Europe SE in a maximum aggregate principal amount of up to €10 million, which shall enable Parent to consummate the transactions contemplated by the Merger Agreement, including payment of the aggregate Merger Consideration and all premiums, fees, costs and expenses of or payable by Parent, Merger Sub or the Surviving Corporation on the Closing Date related to the transactions contemplated by the Merger Agreement. The consummation of the Merger is not conditioned upon Parent’s obtaining of any financing.
Appraisal Rights (page 63)
Record holders and beneficial owners of common stock of Iteris will be entitled to seek statutory appraisal of their shares pursuant to Section 262 of the DGCL in connection with the Merger. This means that such stockholders and beneficial owners are entitled to seek appraisal of their Dissenting Shares and, if all requirements of Section 262 are met, to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement, as well as the information set forth below.
IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, A RECORD HOLDER OR BENEFICIAL OWNER MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO ITERIS BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL, MUST CONTINUE TO HOLD SHARES OF ITERIS COMMON STOCK FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS,

YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF ITERIS COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS AND BENEFICIAL OWNERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.
Material U.S. Federal Income Tax Consequences of the Merger (page 68)
The receipt of cash in exchange for shares of Iteris common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 68 of this proxy statement) in exchange for such U.S. holder’s shares of Iteris common stock in the Merger will generally result in the recognition of taxable gain or loss in an amount equal to the difference, if any, between the cash such U.S. holder receives in the Merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in such surrendered shares. Gain or loss will be determined separately for each block of shares of Iteris common stock (that is, shares acquired for the same cost in a single transaction). A non-U.S. holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” on page 68 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s shares of Iteris common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States. Stockholders should refer to “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 68 of this proxy statement and consult their tax advisors concerning the U.S. federal income tax consequences to them of the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Regulatory Approvals Required for the Merger (page 71)
Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. The Merger Agreement contains covenants by the Company and Parent to use their reasonable best efforts to obtain required regulatory approvals. Parent also has agreed to litigate and to sell, divest or dispose of assets or accept behavioral remedies, in each case, if necessary, to obtain required approvals under applicable competition laws, including the HSR Act, to enable the Merger to occur as promptly as practicable.
No Solicitation of Other Offers; Change of Recommendation (page 81)
Under the Merger Agreement, subject to certain exceptions, from and after the date of the Merger Agreement, we have agreed not to, directly or indirectly:
•
initiate, solicit or intentionally facilitate or intentionally encourage the submission of any acquisition proposal or any other proposal, offer, inquiry or request that would reasonably be expected to result in an acquisition proposal;

•
knowingly engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal, offer, inquiry or request that constitutes or would reasonably be expected to result in, an acquisition proposal, or furnish any non-public information regarding Iteris or provide access to its properties to any third party (other than Parent, Merger Sub and their representatives) relating to any proposal, offer, inquiry or request that constitutes or would reasonably be expected to result in, an acquisition proposal (other than informing any third party that the Merger Agreement prohibits any such discussions or negotiations);

•	approve any transaction under, or any third party becoming an “interested stockholder,” under Section 203 of the DGCL;

•
except where the Board makes a good faith determination after consultation with its outside counsel, the failure of which would be reasonably likely to be inconsistent with Iteris directors’ fiduciary duties to Iteris stockholders, modify, amend or terminate, or waive, release or assign, or fail to enforce, to the fullest extent permitted under applicable law, and standstill provisions or similar agreements with any third-party; or

•
enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, joint venture or partnership agreement, or other similar agreement relating to any acquisition proposal.

Notwithstanding the foregoing restrictions (collectively, the “no-shop restrictions”), under certain circumstances if we receive a bona fide written acquisition proposal from a third party, we may (i) furnish information with respect to Iteris to the third party making such acquisition proposal and its representatives, if and only if, prior to furnishing such information, such third party has executed a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to Iteris than its confidentiality agreement with Parent and (ii) participate in discussions or negotiations with the third party making such acquisition proposal regarding such acquisition proposal (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 81 of this proxy statement).
Under certain circumstances following receipt of an acquisition proposal that constitutes a superior proposal, the Board may, prior to the receipt of the stockholder approval (as defined below), effect a change of recommendation with respect to such superior proposal and/or terminate the Merger Agreement to enter into a company acquisition agreement with respect to such superior proposal, in either case, subject to compliance with certain notice and other requirements as set forth in the Merger Agreement, including the requirement for Iteris to negotiate in good faith with Parent and its representatives for four business days to amend the Merger Agreement such that the relevant acquisition proposal would no longer constitute a superior proposal (or for two additional business days if there is any material revisions to the terms of such superior proposal) (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 81 of this proxy statement). In addition, Iteris is not permitted to terminate the Merger Agreement for a superior proposal unless Iteris pays the termination fee described in “The Merger Agreement—Termination Fees” on page 91 of this proxy statement.
In response to an intervening event prior to the receipt of the stockholder approval, the Board may effect a change of recommendation subject to compliance with certain notice and other requirements as set forth in the Merger Agreement, including the requirement for Iteris to negotiate in good faith with Parent for four business days to amend the Merger Agreement to enable the Board to proceed with the Board’s recommendation that Iteris’ stockholders vote in favor of the Merger Proposal (the “Board Recommendation”) (see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 81 of this proxy statement).
For a further discussion of the limitations on solicitation of acquisition proposals from third parties and the Board’s ability to make a change of recommendation with respect to the Merger Proposal, see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 81 of this proxy statement.
Conditions to the Closing of the Merger (page 88)
The parties expect to complete the Merger as early as the fourth quarter of calendar year 2024. However, it is possible that factors outside of each party’s control could require them to complete the Merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the Merger may be completed:
•
the approval of the proposal to adopt the Merger Agreement by the affirmative vote of holders of the majority of shares of Iteris common stock that are outstanding as of the record date and entitled to vote on the matter at the special meeting (the “stockholder approval”);

•	the expiration or termination of the waiting period under the HSR Act (see “The Merger—Regulatory Approvals Required for the Merger” on page 71 of this proxy statement);
•	the consummation of the Merger not being restrained, enjoined or prohibited by any order of any governmental entity of competent jurisdiction;
•
the accuracy of the representations and warranties of Iteris, on the one hand, and of Parent and Merger Sub, on the other hand, in the Merger Agreement, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the effective date of the Merger;

•
the performance or compliance in all material respects by Iteris, on the one hand, and Parent and Merger Sub, on the other hand, of or with their respective covenants and agreements required to be performed or complied with by them under the Merger Agreement on or before the Closing Date of the Merger; and

•
since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect (as defined in “The Merger Agreement—Representations and Warranties” on page 76 of this proxy statement).

Termination of the Merger Agreement (page 89)
In general, the Merger Agreement may be terminated prior to the Effective Time in the following ways (subject to certain limitations and exceptions):
•	By mutual written consent of Parent and Iteris.
•	By either Parent or Iteris:
•	If Iteris’ stockholders fail to approve the Merger Proposal at the special meeting, or any adjournment or postponement thereof;
•
If, at any time prior to the Effective Time, any governmental entity of competent jurisdiction has issued any order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order or other action has become final and non-appealable; or

•
If the Effective Time has not occurred on or before May 8, 2025 (the “Outside Date”); provided, that, neither Iteris nor Parent may terminate the Merger Agreement if there has been any material breach by such party of its representations, warranties or covenants contained in the Merger Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date.

•	By Iteris:
•
If, prior to receiving the stockholder approval, the Board determines to accept a superior proposal in accordance with its obligations under the Merger Agreement with respect to such superior proposal, subject to the requirement that Iteris pays the termination fee described in “The Merger Agreement—Termination Fees” on page 91 of this proxy statement; or

•
If prior to the Effective Time, (i) Parent or Merger Sub has breached any of its respective representations, warranties, covenants or other agreements in the Merger Agreement such that any of the related closing conditions are not reasonably capable of being satisfied while such breach is continuing, (ii) Iteris has delivered to Parent written notice of such breach and (iii) either such breach is not capable of being cured prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach is not cured in all material respect.

•	By Parent:
•
If, prior to Iteris receiving the stockholder approval, the Board makes a change of recommendation (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 81 of this proxy statement); or

•
If, prior to the Effective Time, (i) Iteris has breached any of its representations, warranties or covenants in the Merger Agreement such that any of the related closing conditions are not reasonably capable of being satisfied while such breach is continuing, (ii) Parent has delivered to Iteris written notice of such breach and (iii) such breach is either not capable of being cured prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and is not cured in all material respects.

Termination Fees (page 91)
Under the Merger Agreement, Iteris may be required to pay to Parent a termination fee of $10.9 million (the “Company Termination Fee”) if the Merger Agreement is terminated under specified circumstances. See “The Merger Agreement—Termination Fees” on page 91 of this proxy statement for a discussion of the circumstances under which Iteris will be required to pay the Company Termination Fee.

Fees and Expenses (page 91)
Except in specified circumstances, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.
Market Prices and Dividend Data (page 96)
Our common stock is listed on Nasdaq under the symbol “ITI.” On August 8, 2024 (the “Unaffected Date”), the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of Iteris common stock on Nasdaq was $4.28 per share (the “Unaffected Share Price”). On [•], 2024, the latest practicable trading day before the printing of this proxy statement, the closing price of Iteris common stock on Nasdaq was $[•] per share. You are encouraged to obtain current market prices of Iteris common stock in connection with voting your shares of Iteris common stock.
Under the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, we may not declare or pay dividends to our common stockholders without Parent’s written consent.
Delisting and Deregistration of Our Common Stock (page 88)
As promptly as practicable following the completion of the Merger, Iteris common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC on account of Iteris common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to address some commonly asked questions regarding the special meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Iteris. Please refer to the preceding section of this proxy statement entitled “Summary” and the more detailed information contained elsewhere in this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, which you should read carefully and in their entirety.
Q:	Why am I receiving these materials?
A:
On August 8, 2024, Iteris entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Iteris, with Iteris surviving the Merger and becoming an indirect wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein. Our Board is furnishing this proxy statement and form of proxy card to the holders of Iteris common stock in connection with the solicitation of proxies in favor of the Merger Proposal, the Adjournment Proposal and the Compensation Proposal (each as described below) to be voted at a special meeting of stockholders or at any adjournments or postponements thereof.

Q:	When and where will the special meeting take place?
A:
The special meeting will take place on [•], 2024 at [•], Central Time, unless the meeting is postponed or adjourned. The special meeting will be held in a virtual meeting format only and will be accessible through the Internet in order to provide expanded access, improved communication and cost savings for our stockholders. You will be able to vote and submit questions and participate live in the webcast by visiting www.virtualshareholdermeeting.com/ITI2024SM . A secure 16 digit control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card or in the materials provided by your bank or broker. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. Online check-in will begin 15 minutes prior to the start of the special meeting, to allow time for online check-in procedures. We encourage you to access the online special meeting prior to the start time.

The virtual special meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. You should ensure that you have a strong Wi-Fi connection wherever you intend to participate in the special meeting (see below question “What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?” for technical support contact information).
Q:	How do I attend the virtual special meeting on the Internet?
A:
If you are a registered stockholder of record (i.e., you hold your shares directly in your name through our transfer agent, Computershare), you do not need to register to attend the virtual special meeting. Please follow the instructions on the notice or proxy card that you received. You may submit any questions you would like to ask at the special meeting in advance or during the special meeting. You will find instructions for how to vote and submit such questions below in this proxy statement.

If you hold your shares through an intermediary, such as a Nominee, and not in your name, then you are the beneficial owner of such shares. If you hold your shares beneficially, please follow the instructions on the voting instruction form that you received. You may submit any questions you would like to ask at the special meeting in advance at www.proxyvote.com or during the special meeting at www.virtualshareholdermeeting.com/ITI2024SM. Please follow the instructions provided by your bank/broker.
Whether or not you plan to attend the special meeting, we urge you to ask questions and vote and submit your proxy in advance of the special meeting by one of the methods described in this proxy statement. There will be a question-and-answer session at the end of the special meeting. You can submit questions and comments by clicking the submit a question icon on the virtual shareholder meeting website URL provided.
You do not need to be a registered stockholder of record or have legal proxy to attend this virtual special meeting as a guest. You are invited to attend our virtual special meeting as a “guest,” but such guest attendees will only be able to listen to the special meeting. A guest attendee may not ask questions or vote at the special meeting. If you attend as a guest attendee, please click “I am a guest” when accessing the virtual special meeting link on the Internet. Please follow the instructions at the virtual special meeting site (see above question “Where and when will the special meeting take place?”).
Q:	What if, during the check-in time or during the meeting, I have technical difficulties or trouble accessing the virtual meeting website?
A:
We will have technicians ready to assist you with any technical difficulties you may experience in accessing the virtual special meeting. If you encounter any technical difficulties in accessing the virtual special meeting during the check-in or meeting time, please call the toll free number listed on the virtual shareholder meeting website URL provided.

Q:	Who is entitled to vote at the special meeting?
A:
You are entitled to vote your shares of Iteris common stock at the special meeting if you owned the shares as of the close of business on [•], 2024 (the “Record Date”). As of the Record Date, there were a total of [•] shares of Iteris common stock outstanding and entitled to vote at the special meeting. No shares of our preferred stock are currently outstanding. You are entitled to one vote for each share of common stock that you own.

Q:	Who is soliciting this proxy, and who will bear the cost of soliciting this Proxy Statement?
A:
Our proxy solicitor, D.F. King, will solicit proxies primarily by mail. We will bear the cost of soliciting proxies from stockholders. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, Internet or otherwise. Our directors, officers and employees will not be additionally compensated for the solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and other custodians who hold Iteris common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of Iteris common stock for their reasonable expenses incurred in forwarding such materials.

Q:	How many votes do I have?
A:	Each share of Iteris common stock that you owned as of the close of business on the Record Date entitles you to one vote on each matter that is voted on at the special meeting.
Q:	May I attend the special meeting and vote in person?
A:
Yes. All stockholders of record as of the Record Date may attend the special meeting and vote in person or may submit proxies online, by mail or by phone. Stockholders of record at the close of business on the Record Date for the special meeting are entitled to participate in the virtual meeting and will need the 16 digit control number on their proxy card to access the live webcast to vote their shares electronically at the special meeting at www.virtualshareholdermeeting.com/ITI2024SM. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Whether or not you plan to attend the special meeting, we encourage you to complete, sign, date and return the enclosed proxy or submit your proxies over the Internet or by phone to ensure that your shares of Iteris common stock will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.
If you are a beneficial owner and hold your shares of Iteris common stock in “street name” through a Nominee, you should instruct your Nominee on how you wish to vote your shares of Iteris common stock using the instructions provided by your Nominee. Your Nominee cannot vote on any of the proposals, including the Merger Proposal (as described below), without your instructions. If you hold your shares of Iteris common stock in “street name” you will be able to participate in the virtual meeting and will need the 16 digit control number found on your voting instruction form to access the live webcast to vote your shares electronically at the special meeting at www.virtualshareholdermeeting.com/ITI2024SM.

Q:	What am I being asked to vote on at the special meeting?
A:	You are being asked to consider and vote on the following proposals:
•	to adopt the Merger Agreement;
•
to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

•	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.
Q:	What if other matters come up at the special meeting?
A:
Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the special meeting. If other matters are properly presented at the special meeting, the persons designated in the proxy cards, Joe Bergera and Kerry A. Shiba, will vote your shares in their discretion.

Q:	What is the proposed Merger and what effects will it have on Iteris?
A:
The proposed Merger is the acquisition of Iteris by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved by the holders of Iteris common stock and the other closing conditions under the Merger Agreement are satisfied or validly waived, Merger Sub will merge with and into Iteris, with Iteris continuing as the Surviving Corporation. As a result of the Merger, Iteris will become an indirect wholly owned subsidiary of Parent. Iteris will cooperate with Parent to de-list Iteris common stock from Nasdaq and de-register under the Exchange Act as promptly as practicable following the Effective Time and, at such time, Iteris will no longer be a publicly traded company and will no longer be required to file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation.

Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $7.20 in cash, without interest and less applicable withholding taxes, for each share of Iteris common stock that you own, unless you are entitled to and have properly demanded appraisal rights and have complied in all respects with Section 262 of the DGCL with respect to such shares. For example, unless you are entitled to and have properly demanded appraisal rights and have complied in all respects with Section 262 of the DGCL with respect to such shares, if you own 100 shares of Iteris common stock, you will be entitled to receive $720.00 in cash in exchange for such shares, without interest and less applicable withholding taxes. As a result of the Merger, your shares will be cancelled and you will not own shares in Iteris or the Surviving Corporation, which will be an indirect wholly owned subsidiary of Parent following the Merger.

Q:	How does the Merger Consideration compare to the market price of Iteris common stock prior to the public announcement of the Merger Agreement?
A:	The Merger Consideration represents a premium of approximately 68% over the Unaffected Share Price.
Q:	What do I need to do now? If I am going to attend the special meeting, should I still submit a proxy?
A:
We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. Whether or not you expect to attend the special meeting, we encourage you to complete, sign, date and return, as promptly as possible, the enclosed proxy card or submit your proxy over the Internet or by phone so that your shares of Iteris common stock may be represented and can be voted at the special meeting. If you hold your shares of Iteris common stock in “street name,” please refer to the voting instruction forms provided by your Nominee to vote such shares.

Q:	Should I send in my stock certificates now?
A:
No. If the Merger Proposal is approved, shortly after the Merger is completed, under the terms of the Merger Agreement, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the paying agent in order to receive the cash payment of the Merger Consideration for each share of Iteris common stock represented by the stock certificate or book-entry shares. You should use the letter of transmittal to exchange your stock certificates or book-entry shares for the cash payment to which you are entitled upon completion of the Merger. If your shares of Iteris common stock are held in “street name” through a Nominee, you will receive instructions from your Nominee as to how to effect the surrender of your “street name” shares of Iteris common stock in exchange for the Merger Consideration. Please do not send in your stock certificates now.
Q:
What happens if I sell or otherwise transfer my shares of Iteris common stock after the Record Date but before the special meeting? What happens if I sell or otherwise transfer my shares of Iteris common stock after the special meeting but before the Effective Time?

A:
The Record Date for the special meeting is earlier than the date of the special meeting and earlier than the date the Merger is expected to be completed. If you sell or transfer your shares of Iteris common stock after the Record Date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Iteris in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the Merger Consideration if the Merger is completed to the person to whom you sell or transfer such shares.

If you sell or transfer your shares of Iteris common stock after the special meeting but before the Effective Time, you will transfer the right to receive the Merger Consideration if the Merger is completed. In order to receive the Merger Consideration, you must hold your shares of Iteris common stock through the completion of the Merger.
The right to seek appraisal of Iteris common stock in connection with the Merger under Section 262 of the DGCL is only available to Iteris stockholders and beneficial owners who, among other requirements set forth in Section 262 of the DGCL, hold their stock as of the date of making a demand for appraisal and hold their shares continuously through the Effective Time. Accordingly, if you sell or transfer your shares of Iteris common stock after the special meeting but before the Effective Time, you will lose the right to seek appraisal of those shares under Section 262 of the DGCL.
Even if you sell or otherwise transfer your shares of Iteris common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy or submit your proxy over the Internet or by phone or, if your shares are held in “street name” through Nominee, instruct your Nominee on how to vote your shares using the voting instruction form furnished by your Nominee.
Q:	What is the position of Iteris’ Board regarding the Merger?
A:
After consulting with its financial advisor and outside legal counsel and after reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, the Board unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Iteris and its stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) directed that the Merger Agreement be submitted to the stockholders of Iteris for its adoption at the special meeting; and (iv) recommended that Iteris’ stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.
Q:	Is the Merger subject to conditions?
A:
Yes. The completion of the Merger is subject to the completion or waiver of a number of conditions in the Merger Agreement, including the approval of the Merger Proposal by Iteris stockholders, expiration or termination of applicable waiting period under the HSR Act, the performance by the other party of its respective obligations under the Merger Agreement in all material respects and delivery of an officer’s certificate by the other party certifying satisfaction of certain conditions precedent. For a more complete summary of the conditions that must be satisfied or waived (to the extent permitted by law) prior to completion of the Merger, see “The Merger Agreement—Conditions to Closing of the Merger” on page 88 of this proxy statement.

Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by the stockholders of Iteris or if the Merger is not consummated for any other reason, you will not receive any payment for your shares of Iteris common stock. Instead, we will remain a public company, Iteris common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to be obligated to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Parent the Company Termination Fee, as described in “The Merger Agreement—Termination Fees” on page 91 of this proxy statement.
Q:	Do any of Iteris’ directors or officers have interests in the Merger that may differ from those of Iteris stockholders generally?
A:
In considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Iteris. For a description of these interests, see “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger” on page 55 of this proxy statement.

Q:	Have any stockholders agreed to vote for the Merger Proposal?
A:
There are no contractual voting agreements in place with respect to the Merger. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Iteris common stock “FOR” the Merger Proposal.

Q:	What vote is required to adopt the Merger Agreement?
A:
The affirmative vote of the holders of a majority of the voting power represented by the shares of Iteris common stock outstanding as of the Record Date and entitled to vote on the matter is required to approve the Merger Proposal.

The failure of any stockholder of record to submit a proxy or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes (if any) and abstentions will also have the same effect as a vote “AGAINST” the Merger Proposal. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Merger Proposal.
As of the Record Date ([•], 2024), there were [•] shares of Iteris common stock issued and outstanding. Each holder of Iteris common stock is entitled to one vote per share of Iteris common stock owned by such holder as of the Record Date.
Q:	What vote is required to approve the Adjournment Proposal and the Compensation Proposal?
A:
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Iteris common stock present or represented, in person or by proxy, at the special meeting.

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Iteris common stock present or represented, in person or by proxy, at the special meeting and entitled to vote on such matter.
Assuming a quorum is present, the failure of any stockholder of record to submit a proxy or to vote in person by ballot at the special meeting, as well as broker non-votes, if any, will not have any effect on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal and the Compensation Proposal.
Q:	What is “Merger-related compensation”?
A:
“Merger-related compensation” is certain compensation that is tied to or based on the completion of the Merger and may be payable to Iteris’ named executive officers under its existing plans or agreements, which is the subject of the Compensation Proposal. See “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 95 of this proxy statement.

Q:	Why am I being asked to cast a non-binding, advisory vote to approve “Merger-related compensation” payable to Iteris’ named executive officers under its plans or agreements?
A:
In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing you with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to our named executive officers in connection with the Merger.

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the special meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is on an advisory basis and will not be binding on Iteris or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the “Merger-related compensation” is not contingent on stockholder approval of the Compensation Proposal.

Q:	What constitutes a quorum for the special meeting?
A:
In order for business to be conducted at the special meeting, our bylaws require that a quorum be present. The presence in person or by proxy of the holders of a majority of the shares of the Iteris common stock outstanding and entitled to vote at the special meeting shall constitute a quorum for the transaction of business at such meeting. If you sign and return your proxy card or authorize a proxy to vote through the Internet or by telephone, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials. If a quorum is not present at the scheduled time of the special meeting, the special meeting may be adjourned until a quorum is present. Whether or not a quorum is present, the special meeting may be adjourned by a majority of the shares so represented at the special meeting. Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered to be the stockholder of record of such shares, and we are sending the notice and these proxy materials directly to you. If you are a stockholder of record, you should have received a proxy card with this proxy statement for you to use to vote your shares.

Beneficial Owner. If your shares are held in a brokerage account or by a Nominee and not in your name, then you are considered the beneficial owner of such shares held in street name, and the notice and proxy materials are being forwarded to you on behalf of your Nominee. As the beneficial owner, you have the right to direct your Nominee how to vote your shares. Your Nominee has enclosed a voting instruction form with this proxy statement for you to use in directing the Nominee how to vote your shares.
Q:	How do I vote my shares?
A:
You may vote your shares prior to the special meeting in any one of the following three ways: (i) by mail, (ii) electronically over the Internet or (iii) by telephone. If you are a stockholder of record, you may vote by returning a completed proxy card in the enclosed postage-paid envelope or through the Internet or by telephone as described on your proxy card. If you are a beneficial owner, in lieu of a proxy card, you should receive a voting instruction form from your Nominee by mail. The voting instruction form from your Nominee should indicate whether the Nominee has a process for beneficial holders to vote over the Internet or by telephone. Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers. Stockholders who do not desire to vote over the Internet or by telephone may complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

To vote during the special meeting, please go to www.virtualshareholdermeeting.com/ITI2024SM at the time of the special meeting (check-in will begin 15 minutes prior to the start of the special meeting), have your 16 digit control number available (which can be found on your proxy card or your voting instruction form) and follow the instructions to participate in the virtual special meeting. We recommend that you vote your shares in advance as described above to ensure your vote will be counted if you later decide not to attend the special meeting.

Q:	How will I be able to submit a question?
A:
Stockholders of record and beneficial owners may submit questions for the special meeting in advance of the meeting at www.proxyvote.com and during the special meeting by submitting them via the special meeting website at www.virtualshareholdermeeting.com/ITI2024SM and entering your 16 digit control number found on your proxy card if you are a stockholder of record or voting instruction form if you are a beneficial owner. (See above question—“How do I attend the virtual special meeting on the Internet?”).

No recording of the special meeting is allowed, including audio and video recording.
Even if you plan on attending the special meeting, we encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the special meeting. We reserve the right to eject an attendee or cut off speaking privileges for behavior likely to cause disruption or annoyance or for failure to comply with reasonable requests or the rules of conduct for the special meeting, such as time limits applicable to attendees who are permitted to speak.
We will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
Q:	What are broker non-votes and how are broker non-votes treated?
A:
Broker non-votes occur when shares held in street name by a Nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the Nominee does not receive voting instructions from the beneficial owner, and (ii) the Nominee lacks discretionary authority to vote the shares.

Broker non-votes will not be treated as shares represented and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares represented and entitled to vote (even if the same shares are considered present for quorum purposes and may be entitled to vote on other matters). Thus, a broker non-vote will not affect the outcome of the voting on a proposal for which the minimum affirmative vote required for approval of the proposal is a plurality or a majority (or some other percentage) of (i) the votes actually cast, or (ii) the shares represented and entitled to vote.
A Nominee only has discretionary authority to vote shares on a proposal that is considered a “routine” matter under applicable rules and related guidance. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees, therefore, cannot vote on these proposals without your instructions. As a result, we do not expect any broker non-votes at the special meeting. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal. Assuming a quorum is present, broker non-votes, if any, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Iteris common stock.
Q:	May I change my vote or revoke my proxy?
A:
Yes. If you are a stockholder of record, you may revoke your proxy and/or change your vote instructions at any time before it is voted at the special meeting by taking one of the following actions (only your latest-dated proxy that was received prior to the special meeting will be counted):

•	completing, signing and dating another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time, the day before the special meeting;
•	submitting a new proxy via the Internet or telephone before 11:59 p.m., Eastern Time, the day before the special meeting;
•
giving written notice that you want to revoke your proxy at the following address: 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, TX 78746, Attention: Corporate Secretary, which must be received prior to the closing of the polls at the special meeting; or

•
attending the special meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy; you must vote at the meeting or specifically request that your prior proxy be revoked.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing or revoking your voting instructions.
Q:	How will my shares be voted?
A:
Any proxy that you properly submit and that is not revoked will be voted as you direct. If you are a stockholder of record and you indicate when voting through the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the persons designated as proxy holders in the accompanying proxy card will vote your shares as follows:

•	“FOR” the proposal to adopt the Merger Agreement;
•	“FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary; and
•	“FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to our named executive officers in connection with the Merger.
Q:
It is not currently anticipated that any other proposals for consideration will be presented at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card will have discretion to vote the shares they represent in accordance with their best judgment. What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Iteris common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares of Iteris common stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return each proxy card and voting instruction card that you receive to ensure all of your shares are voted. Each proxy card you receive comes with its own prepaid return envelope; if you submit a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
A:
If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided instructions to the contrary. If you wish to receive a separate set of proxy materials now, please send your request to: Iteris, Inc., 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, TX 78746, Attention: Corporate Secretary or via email at proxymaterials@iteris.com or by calling (512) 382-9669. A separate set of proxy materials will be sent promptly following receipt of your written or oral request. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Q:	Who will count the votes?
A:	The inspector of election for the special meeting, who is appointed by the Board, will count the votes. It is expected that Broadridge, Inc. will serve as the inspector of election.
Q:	Where can I find the voting results of the special meeting?
A:
Iteris intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Iteris files with the SEC are publicly available when filed. See “Where You Can Find More Information; Incorporation by Reference” on page 101 of this proxy statement.

Q:	Will I be subject to U.S. federal income tax upon the exchange of shares of Iteris common stock for cash pursuant to the Merger?
A:
If you are a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 68 of this proxy statement), the exchange of your shares of Iteris common stock for cash (including any cash required to be withheld for tax purposes) pursuant to the Merger will generally require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you receive pursuant to the Merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in such surrendered shares. A non-U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 68 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s shares of Iteris common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States. Because particular circumstances may differ, you should consult your tax advisor to determine the U.S. federal income tax consequences to you of the Merger in light of your particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of the material U.S. federal income tax consequences of the Merger is provided in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 68 of this proxy statement.
Q:	What will the holders of Iteris equity awards receive in the Merger?
A:
At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or Iteris, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to the product of (x) the total number of shares of Iteris common stock underlying the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided, however, that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration will be cancelled for no consideration.

At the Effective Time, each outstanding award of Company RSUs will become fully vested and will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to (x) the total number of shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration.
At the Effective Time, each outstanding award of Company PSUs that, at such time is subject to performance-based vesting conditions, will become vested as to the number of shares subject to such Company PSUs that would become “Vesting Eligible PSUs” as of the Effective Time in accordance with the applicable award agreement (provided, that, (A) notwithstanding anything to the contrary contained in the applicable award agreement, the achievement percentage for any performance period that has commenced but is not yet completed or has not yet commenced as of the Effective Time shall be set at “target” (or 100%) performance, and (B) for the avoidance of doubt, the multiplier under any Company PSU that is to be determined by reference to the Company’s stock price or total stockholder return shall be determined based on actual performance for the performance period in accordance with the applicable award agreement), and will, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or Iteris, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to (x) the number of vested shares underlying such Company PSUs, multiplied by (y) the Merger Consideration. Any Company PSUs that do not vest in accordance with the foregoing will be terminated as of the Effective Time for no consideration.
Notwithstanding the foregoing, to the extent that any payment in respect of any Company RSU or Company PSU constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, such amount shall be paid by Parent as provided under the terms of the Company Deferred Compensation Plan and any applicable deferral election or agreement relating to such Company RSU or Company PSU, as applicable, and that will not trigger a tax or penalty under Section 409A of the Code (after taking into account actions taken under Treas. Reg. 1-409A-3(j)(4)(ix)).
Q:	What will happen to Iteris’ Employee Stock Purchase Plan?
A:
With respect to the Company ESPP: (i) except for the Final Offering Periods, no new offering period will commence following the date of the Merger Agreement unless and until the Merger Agreement is terminated and (ii) from and after the date of the Merger Agreement, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections.

If the Effective Time occurs: (a) during the Final Offering Period, (A) the final exercise date under the Company ESPP shall be the Final Exercise Date, and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole shares of Iteris common stock as of the Final Exercise

Date, which will be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration; or (b) after the end of the Final Offering Period, all amounts allocated to each participant’s Company ESPP account at the end of such Final Offering Period will be used to purchase whole shares of Iteris common stock, which will be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration. As promptly as practicable following the purchase of Iteris common stock in accordance with the foregoing clauses (a) or (b), Iteris will return to each participant any remaining account funds after such purchase. As of the Effective Time, the Company ESPP will be terminated, and no further shares of Iteris common stock or other rights with respect to shares of Iteris common stock will be granted thereunder.
Q:	When do you expect the Merger to be completed?
A:
We are working towards completing the Merger as quickly as possible and currently expect to complete the Merger as early as the fourth quarter of calendar year 2024. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to conditions, including adoption of the Merger Agreement, by the stockholders of Iteris and the receipt of regulatory approvals.

Q:	Am I entitled to appraisal rights under the DGCL?
A:
Yes. As a holder of record or beneficial owner of Iteris common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “The Merger—Appraisal Rights” on page 63 of this proxy statement.

Q:	What is householding and how does it affect me?
A:
Some Nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if our Investor Relations Department receives a written request from you at the address indicated below.

Iteris, Inc.
1250 S. Capital of Texas Hwy. Bldg. 1, Suite 330
Austin, Texas 78746
Attention: Investor Relations
Q:	Who can help answer my questions?
A:
The information provided above in the Q&A format is for your convenience only and is merely a summary of some of the information in this proxy statement. We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. If you have any questions concerning the Merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact D.F. King, our proxy solicitor, toll free at (800) 511-9495. You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board for use at the special meeting of stockholders or at any adjournments or postponements thereof.
Date, Time and Place
We will hold the special meeting on [•], 2024, at [•], Central Time, unless the meeting is postponed or adjourned. The special meeting will be held in a virtual meeting format only and will be accessible through the Internet in order to provide expanded access, improved communication and cost savings for our stockholders. To attend and participate at the special meeting, you must access the meeting website at www.virtualshareholdermeeting.com/ITI2024SM and provide the 16 digit control number on your proxy card. Although no physical in-person meeting will be held, we have designed the format of the virtual special meeting to ensure that our stockholders of record who attend the special meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting, while providing an online experience available to all of our stockholders regardless of location. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.
Purpose of the Special Meeting
At the special meeting, we will ask our stockholders of record as of the Record Date to consider and vote on the following proposals:
(i)	to adopt the Merger Agreement;
(ii)
to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the close of business on the Record Date ([•], 2024) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of record of Iteris common stock on the Record Date will be entitled to one vote for each share of Iteris common stock held as of the Record Date on each matter submitted to our stockholders for approval at the special meeting. If you sell or transfer your shares of Iteris common stock after the Record Date but before the special meeting, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of Iteris common stock, but you will retain your right to vote those shares at the special meeting.
As of the Record Date, there were [•] shares of Iteris common stock outstanding and entitled to be voted at the special meeting.
A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the shares of Iteris common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, [•] shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. Shares that are voted to abstain on one or more of the proposals before the special meeting will be deemed to be present for quorum purposes. If you hold your shares in “street name,” and you fail to provide your Nominee with instructions on how to vote such shares on any of the proposals before the special meeting, your shares will not be deemed to be present at the special meeting for quorum purposes. If you provide your Nominee with instructions on how to vote on one or more but not all of the proposals before the special meeting, your shares will be deemed to be present at the special meeting for quorum purposes.
In the event that a quorum is not present at the special meeting, it is expected that the special meeting would be adjourned to a later date until a quorum is present. The special meeting may be adjourned by the chairman of the meeting if a quorum is not present or by a majority of the shares represented in person or by proxy at the special meeting, whether or not there is a quorum.

Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the shares of Iteris common stock outstanding as of the Record Date entitled to vote on the matter is required to approve the Merger Proposal. Adoption of the Merger Agreement by our stockholders is a condition to the closing of the Merger (the “Closing”). A failure to vote your shares of Iteris common stock, an abstention from voting or a broker non-vote (if any) will have the same effect as a vote “AGAINST” the Merger Proposal.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Iteris common stock present, in person or by proxy, at the special meeting and entitled to vote and voting on the matter.
Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Iteris common stock present, in person or by proxy, at the special meeting and entitled to vote and voting on the matter. Assuming a quorum is present, the failure of any stockholder of record to submit a proxy or to vote in person by ballot at the special meeting, as well as broker non-votes, if any, will not have any effect on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal and the Compensation Proposal.
Because the vote on the Compensation Proposal is only advisory in nature, it will not be binding on Iteris or the Board. Accordingly, because Iteris is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Merger is consummated and regardless of the outcome of the Compensation Proposal.
Stock Ownership and Interests of Certain Persons
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of [•] shares of Iteris common stock (excluding any shares that would be delivered upon exercise or conversion, as applicable, of Company Options, Company RSUs or Company PSUs), representing approximately [•]% of the outstanding shares of Iteris common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Iteris common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal. There are no contractual voting agreements in place with respect to the Merger.
Voting of Proxies
If your shares of Iteris common stock are registered in your name with our transfer agent, Computershare, you may cause your shares to be voted at the special meeting by submitting your proxy or by voting in person at the special meeting. If you submit a proxy, the proxy holders will vote your shares of Iteris common stock according to your directions.
If you plan to attend the special meeting and wish to vote virtually, you will need to provide the secure 16 digit control number provided in your proxy card voting instruction form or in the email sending you the proxy statement. If you attend the special meeting and vote virtually, your vote will revoke any proxy previously submitted. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting virtually.
Voting instructions are included on your proxy card. All shares of Iteris common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal. If you are a beneficial owner of shares of Iteris common stock and your Nominee does not receive instructions from you about how your shares are to be voted, then your Nominee will vote your shares of Iteris common stock (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.
If your shares of Iteris common stock are held in “street name” through a Nominee, you may provide voting instructions through your Nominee by completing and returning the voting instruction form provided by your Nominee, or over the Internet or by telephone through your Nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your Nominee, you should follow the instructions on the voting instruction form provided by your Nominee. Under applicable stock exchange rules, Nominees have the discretion to vote your shares on routine matters if you fail to instruct your Nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and Nominees, therefore, cannot vote on these proposals without your instructions. Generally, if a broker exercises its discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. Because all of the proposals to be voted on at the special meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting. If you do not return your Nominee’s voting instruction form, do not provide voting instructions to your Nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your Nominee, such actions will have the same effect as if you voted “AGAINST” the Merger Proposal, but assuming a quorum is present, such actions will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.
Revocability of Proxies
If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:
•	Submitting a new proxy by Internet or telephone as instructed on your proxy card before 11:59 p.m., Eastern Time, the day before the special meeting;
•
Delivering a written notice of revocation to Iteris, Inc., 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, Texas 74746, Attention: Corporate Secretary, specifying such revocation that is received prior to the closing of the polls at the special meeting;

•	Signing another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time, the day before the special meeting; or
•
Attending the special meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy; you must vote at the special meeting or specifically request that your prior proxy be revoked.

Please note that to be effective, your new proxy card must be received by our Corporate Secretary by 11:59 p.m., Eastern Time, the day before the special meeting, unless you submit a new proxy by Internet or telephone as instructed on your proxy card before 11:59 p.m., Eastern Time, the day before the special meeting. If you have submitted a proxy and you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.
If you hold your shares of Iteris common stock in “street name,” you should contact your Nominee for instructions regarding how to revoke your voting instructions.
Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders of Iteris who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned, however, any such proxies that are not revoked will be voted at any such special meeting, as adjourned. Additionally, if the special meeting is postponed, any proxies that are not revoked prior to their use at the special meeting, as postponed, will be voted at any such special meeting, as postponed.
Board of Directors’ Recommendation
The Board, after considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 41 of this proxy statement, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Iteris and its stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) directed that the Merger Agreement be submitted to the stockholders of Iteris for its adoption at the special meeting; and (iv) recommended that Iteris’ stockholders adopt the Merger Agreement.
The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Expenses of Proxy Solicitation
This proxy statement is being furnished in connection with the solicitation of proxies by the Board. Expenses incurred in connection with the printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are our responsibility. We have engaged the services of D.F. King to solicit proxies for the special meeting. In connection with its retention, D.F. King has agreed to provide proxy solicitation services in connection with the special meeting. We have agreed to pay D.F. King a fee of approximately $20,000, plus reasonable and documented out-of-pocket costs and expenses, for its services, and we will indemnify D.F. King for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Iteris common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of Iteris common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of D.F. King, in person or by telephone, email, fax or other means of communication, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with the solicitation of proxies, but our directors and officers may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval of the Merger Proposal by our stockholders, we anticipate that the Merger will be consummated as early as the fourth quarter of calendar year 2024.
Other Matters
At this time, we know of no other matters to be submitted at the special meeting.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting
The proxy is available on the Internet by accessing www.proxyvote.com with your 16 digit control number for registered and beneficial holders. You can also access the materials at https://materials.proxyvote.com/46564T. Information on this website does not constitute part of this Proxy Statement and shall not be deemed incorporated by reference therein.
Householding of Special Meeting Materials
The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders, which is commonly referred to as “householding.” Some street name holders of Iteris common stock may be “householding” our proxy statements, which means that we will deliver only one copy of our proxy statement to multiple stockholders who share the same address (if they appear to be members of the same family), unless we have received oral or written instructions to the contrary. This procedure reduces our printing and mailing costs and related fees. As indicated in the notice, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Upon request, we will promptly deliver a separate copy of this proxy statement to you if you write us at our corporate offices at Iteris, Inc., 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, TX 78746, Attention: Corporate Secretary, via email at proxymaterials@iteris.com or by telephone: (512) 382-9669. You may also contact us or your Nominee if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
Rights of Stockholders Who Assert Appraisal Rights
Record holders and beneficial owners of shares of common stock who have not voted in favor of the Merger, have properly demanded appraisal rights for such shares in accordance with Section 262 of the DGCL and have complied in all respects with Section 262 of the DGCL with respect to such shares (“Dissenting Shares”) will be entitled to statutory appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger. This means that such stockholders and beneficial owners are entitled to seek appraisal of their Dissenting Shares and, if all requirements of Section 262 are met, to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement, as well as the information set forth below.
IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, A RECORD HOLDER OR BENEFICIAL OWNER MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO ITERIS BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, AND MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL AND CONTINUE TO HOLD YOUR SHARES OF ITERIS COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF ITERIS COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS AND BENEFICIAL OWNERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.
Questions and Additional Information
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders may call toll free: (800) 511-9495
Banks and Brokers may call collect: (212) 269-5550

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may include “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Iteris or its management is discussing its beliefs, estimates or expectations. Such statements generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” “continues,” “may,” “plan,” “will,” “goal” or similar expressions. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, many of which are outside the Iteris’ control, which could cause actual results to differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation:
•
the inability to consummate the proposed transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement, the failure to obtain required regulatory approvals for the proposed transaction or the failure to satisfy the other conditions to the consummation of the proposed transaction;

•	the risk that the Merger Agreement may be terminated in circumstances requiring Iteris to pay a termination fee;
•	the risk that the proposed transaction disrupts Iteris’ current plans and operations or diverts management’s attention from its ongoing business;
•
the effect of the announcement of the proposed transaction on the ability of Iteris to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business;

•	the effect of the announcement of the proposed transaction on Iteris’ operating results and business generally;
•	the significant costs, fees and expenses related to the proposed transaction;
•	the risk that Iteris’ stock price may decline significantly if the proposed transaction is not consummated;
•
the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed transaction and instituted against Iteris and/or its directors, executive officers or other related persons;

•
other factors that could affect Iteris’ business such as, without limitation, inflationary cost pressure in labor, supply chain, energy and other expenses, disruptions resulting from deployment of systems, changing market conditions, competition and demand for services, the market acceptance of our products and services, competition, the impact of any current or future litigation, the impact of recent accounting pronouncements, the impacts of ongoing and new supply chain constraints, the status of our facilities and product development, reliance on key personnel, general economic conditions, including rising interest rates, the impact of any current or future volatility or instability in national or international political conditions, any shutdown of the United States federal government, future impacts of COVID-19 or other future pandemics, changes in governmental regulation, personnel or budgetary constraints or policies and political agendas, the availability of project funding or other project budget issues, and operational risks, including cybersecurity incidents;

•	if the proposed transaction is consummated, Iteris’ stockholders will cease to have any equity interest in Iteris and will have no right to participate in its earnings and future growth; and
•	other risks to consummation of the proposed Merger, including the risk that the proposed Merger will not be consummated within the expected time or at all.
These and other factors are identified and described in more detail in Iteris’ Annual Report on Form 10-K for the year ended March 31, 2024, filed with the SEC on June 13, 2024, as amended on July 29, 2024, as well as Iteris’ subsequent filings, all of which are available online at www.sec.gov. Readers are cautioned not to place undue reliance on the Iteris’ projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, Iteris undertakes no obligation to update any forward-looking statement or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to, and incorporated by reference into, this proxy statement. You should read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Parties Involved in the Merger
Iteris, Inc.
250 S. Capital of Texas Hwy., Bldg. 1, Suite 330
Austin, TX 78746,
Telephone: (512) 382-9669
www.iteris.com
Iteris. is a provider of smart mobility infrastructure management solutions. Iteris’ cloud-enabled solutions help public transportation agencies, municipalities, commercial entities and other transportation infrastructure providers monitor, visualize and optimize mobility infrastructure to make mobility safe, efficient and sustainable. As a pioneer in intelligent transportation systems technology, Iteris’ advanced detection sensors, mobility and traffic data, software-as-a-service offerings and consulting services represent a comprehensive range of mobility infrastructure management solutions that serve customers in the United States and internationally. Our common stock is listed under the symbol “ITI” on Nasdaq.
Our principal executive offices are located at 250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, TX 78746, and our telephone number is (512) 382-9669. For more information about Iteris, please visit our website, www. iteris.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find More Information; Incorporation by Reference” on page 101 of this proxy statement.
Almaviva S.p.A.
00137 Rome
Via di Casal Boccone, 188-190
Telephone: (+39)-06.39931
www.almaviva.it/en_GB
Almaviva, the Italian Group leads the digital innovation field, with a global presence through a network of companies specialized in tech and industry-specific core business processes. The Almaviva Group designs, implements and manages advanced technological solutions and systems and related logistics structures for companies and public administrations operating in a variety of sectors, including, but not limited to, transport, logistics, agriculture, digital health, defense and security, energy, utilities, financial services, industry, telecommunications and media. The Almaviva Group strategic activities include a key role, constantly growing on the international market, in the IT sector applied to the Transportation & Logistics Industry. From exclusive skills in the railroad field to defining a complete proposal of solutions and services for integrated local public transportation and intermodal logistics, Almaviva creates and manages mission-critical enterprise solutions for the movement of people and goods. Parent’s principal executive offices are located at 00137 Rome Via di Casal Boccone, 188-190800, and its telephone number is (+39)-06.39931. Parent’s website address is www.almaviva.it/en_. The information provided on Parent’s website is not incorporated into, and does not form a part of, this proxy statement.
Pantheon Merger Sub Inc.
00137 Rome
Via di Casal Boccone, 188-190
Telephone: (+39)-06.39931
www.almaviva.it/en_GB
Merger Sub is a Delaware corporation that was formed on August 5, 2024, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, subject to the terms and conditions thereof. Merger Sub is an indirect wholly owned subsidiary of Parent. Upon consummation of the Merger, Merger Sub will cease to exist, and Iteris will survive the Merger as an indirect wholly owned subsidiary of Parent.

Certain Effects of the Merger on Iteris
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Iteris, with Iteris continuing as the Surviving Corporation and as an indirect wholly owned subsidiary of Parent. Iteris will cooperate with Parent to de-list Iteris common stock from Nasdaq and to de-register under the Exchange Act as soon as reasonably practicable following the Effective Time, and at such time, we will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation and instead will only be entitled to receive the Merger Consideration described in “—Merger Consideration” on page 4 of this proxy statement or, with respect to Dissenting Shares, will only be entitled to receive the “fair value” of your Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law.
The Effective Time will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).
Effect on Iteris if the Merger is Not Completed
If the Merger Proposal is not approved by the stockholders of Iteris or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Iteris common stock. Instead, we will remain a public company, Iteris common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will be required to continue to file periodic reports with the SEC.
Furthermore, depending on the circumstances that would have caused the Merger not to be completed, it is possible that the price of Iteris common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Iteris common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Iteris common stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Proposal is not approved by the stockholders of Iteris or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that our business, prospects or results of operation will not be adversely impacted.
In addition, under specified circumstances, we may be required to pay Parent the Company Termination Fee upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fees” on page 91 of this proxy statement.
Merger Consideration
At the Effective Time, each outstanding share of Iteris common stock (other than (i) Excluded Shares and (ii) Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration. All shares of Iteris common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the Effective Time, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration.
After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as an Iteris stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 63 of this proxy statement).
Following completion of the Merger, Iteris will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Parent.

The Merger Consideration is fixed and will not be adjusted to reflect changes in the stock price of either company prior to the Closing. The Merger Consideration will, however, be adjusted appropriately to fully reflect the effect of any reclassification, recapitalization, stock split or readjustment of shares, or any stock dividend thereon, with respect to outstanding shares of capital stock of Iteris with a record date between the date of the Merger Agreement and the Effective Time.
Background of the Merger
The following chronology summarizes key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalog every contact or communication involving Iteris, the Board, Iteris’ senior management or any other parties, including their respective representatives.
As part of their ongoing evaluation of Iteris’ business, long-term prospects and strategies, the Board and Iteris’ senior management regularly review and assess Iteris’ operations, financial performance and prospects in light of industry conditions, the general economic environment and the potential impact of such conditions and economic environment on Iteris’ long-term strategic goals and plans, including potential opportunities for business combinations, acquisitions, dispositions and other financial and strategic alternatives and has at times included outside financial and legal advisors, all with the goal of enhancing value for Iteris’ stockholders.
From time to time, members of Iteris’ Board and senior management also have discussions with various parties about potential strategic transactions, and with investors who have advocated for a sale of Iteris.
As has been previously disclosed, on February 20, 2021, Iteris received an unsolicited proposal from Rekor Systems, Inc. (“Rekor”), proposing a cash and stock transaction whereby Iteris stockholders would receive $8.15 to $8.50 per share in equivalent value based on the price of Rekor stock at the time, consisting of $1.39 per share in cash and between 0.399 and 0.420 shares of Rekor stock (the “Rekor Proposal”). Following the proposed transaction, Iteris stockholders would own approximately 30% of the combined entity of Iteris and Rekor. Iteris retained a financial advisor to assist in the evaluation of the Rekor Proposal and worked with its outside counsel at Latham & Watkins LLP (“Latham & Watkins”).
On February 26, 2021 at a special Board meeting, the Board discussed the Rekor Proposal. Following discussion, the Board decided to reject the Rekor Proposal. Representatives of the Company communicated that decision to Rekor on February 26, 2021, stating that the combination of the two companies would not be in the best interest of Iteris’ stockholders. Rekor responded on February 27, 2021, acknowledging the rejection.
On March 8, 2021, Iteris announced that it had initiated a comprehensive review of strategic alternatives.
Over the course of February and March 2021, Iteris, directly and through its financial advisor, contacted eight parties, including a potential strategic party referred to as “Party A.”.
On December 7, 2021, Iteris announced that it had terminated its review of strategic alternatives. Iteris did not receive any proposals during its review
From late 2021 to early 2024, Iteris considered potential strategic alternatives with various strategic and private equity parties, and representatives of Iteris met or had conversations with representatives of certain of these parties. At such meetings, the parties discussed, among other things, Iteris’ strategic and financial position and potential commercial and strategic opportunities. On October 24, 2023, Iteris entered into a non-disclosure agreement with a private equity sponsor, referred to as “Party B”. Discussions with Party B focused on the desire to explore a possible commercial collaboration with one of Party B’s portfolio companies. During this period, the Board received updates from Iteris management and its financial and legal advisors regarding the discussions with such potentially interested parties and reviewed Iteris’ strategic and financial position in the context of potential strategic alternatives. No proposals or indications of interest were received by Iteris in connection with the foregoing discussions.
In December 2023, Almaviva contacted Iteris expressing interest in discussing a potential commercial collaboration. Iteris management met with representatives of Almaviva S.p.A (“Almaviva”), in December 2023 to discuss the strategic vision and market position of Iteris. Subsequently, representatives of Iteris and Almaviva met in person on February 19, 2024 to review the market position and solutions portfolio of Almaviva. At the conclusion of the second meeting, representatives of Almaviva raised their interest in exploring a potential transaction with Iteris.
On February 29, 2024 and March 1, 2024, the Board held a regularly scheduled meeting in person with Iteris management and representatives of Wyrick, Robbins, Yates & Ponton LLP (“Wyrick”), Iteris’ legal counsel, in attendance. Mr. Bergera provided the Board with a summary of his discussions with Almaviva. Iteris’ Board and members of its management team then discussed and considered the discussions with Almaviva, along with Almaviva’s background, its business, geographic reach and product synergies. The Board and management of Iteris also discussed the retention of Latham & Watkins as legal counsel to Iteris and Morgan Stanley & Co. LLC (“Morgan Stanley”) as financial advisor to Iteris with respect to the discussions with Almaviva, Party B and other potential parties. The Board selected Morgan Stanley based on, among other things, Morgan Stanley’s qualifications, expertise and reputation and its knowledge of and involvement in recent transactions in Iteris’ industry. Representatives of Wyrick reviewed the fiduciary obligations of the Board when considering potential strategic transactions, including a potential sale transaction. The Board authorized management to continue to engage in discussions with Almaviva and Party B.
On March 1, 2024, Iteris entered into a mutual confidentiality agreement with Almaviva. The confidentiality agreement included a customary standstill provision, with an exception that permitted Almaviva to make confidential proposals to the Board, and that the standstill provision terminated upon the announcement of an alternative transaction for the sale of Iteris.
On March 5, 2024, representatives of Morgan Stanley held an introductory call with Goldman Sachs & Co, LLC (“Goldman Sachs”), Almaviva’s financial advisor, to discuss Almaviva’s interest in a transaction involving Iteris.
On March 7, 2024, Iteris entered into an indemnification agreement with Morgan Stanley related to investment banking services provided to Iteris in connection with a potential sale of Iteris. Morgan Stanley also disclosed to Iteris that it was not aware of any active investment banking relationships with Almaviva and that Morgan Stanley would provide a formal disclosure letter if and when any third party made any proposal.
On March 19, 2024, and March 21, 2024, members of Iteris management met with Almaviva via videoconference to review Iteris’ product strategy and solutions portfolio, and to further discuss commercial collaboration opportunities.
On March 27, 2024, Iteris conducted an in-person meeting with Party B to review Iteris’ product strategy and solutions portfolio, as well as to discuss a potential commercial collaboration with one of Party B’s portfolio companies.
On April 10, 2024, representatives of Morgan Stanley, at the direction of Iteris management, spoke with representatives of Goldman Sachs to follow up on the March 19, 2024 and March 21, 2024 meetings. Representatives of Goldman Sachs shared feedback from Almaviva and indicated that a non-binding proposal was forthcoming.
On April 12, 2024, Iteris received a non-binding proposal from Almaviva (the “Initial Almaviva Proposal”) providing for an all-cash acquisition of 100% of the capital stock of Iteris for a price of $6.15 per share, reflecting a 31% premium to Iteris’ share price of $4.71 as of the close of April 10, 2024. The Initial Almaviva Proposal indicated that the proposed transaction would not be subject to a financing contingency and that Almaviva expected to obtain committed financing from Goldman Sachs International, an affiliate of Almaviva’s financial advisor, Goldman Sachs, and/or with other financial institutions. Although the Initial Almaviva Proposal requested an exclusive process, Iteris did not grant Almaviva exclusivity or enter into any exclusive agreement with Almaviva. The Initial Almaviva Proposal did not include any provisions for management retention or board participation in the surviving corporation following the proposed transaction.
On April 15, 2024, representatives of Party B contacted Iteris to coordinate a call to discuss Iteris’ long-range solutions roadmap and review Iteris’ associated financial projections. On April 17, 2024, Iteris and Party B entered into an amendment to their existing mutual non-disclosure agreement to include a customary standstill provision, with an exception that permitted Party B to make confidential proposals to the Board. On April 18, 2024, representatives of Iteris and Party B held a videoconference to discuss Iteris’ long-range solutions roadmap and opportunities for commercial collaboration with one of Party B’s portfolio companies.
On April 21, 2024, the Board held a special meeting with members of Iteris’ senior management, representatives of Morgan Stanley, and a representative from Latham & Watkins. During the meeting, the Board discussed the background of the events that led to the Initial Almaviva Proposal, including conversations with Almaviva and Party B, and discussed potential engagement and response alternatives to Almaviva and Party B. Management presented Iteris’ five-year projections (the “Projections”), which were approved by the Board. Representatives of Morgan Stanley presented preliminary valuation analyses and, at the Board’s request, discussed Iteris’ stock trading and multiples over time, perspectives of the research community and comparable company benchmarking.

Representatives of Morgan Stanley, Iteris management and the Board also discussed views on the landscape of additional potentially interested buyers. A representative of Latham & Watkins reviewed with the Board its fiduciary duties and related considerations in connection with evaluating Iteris’ alternatives.
On April 21, 2024, the Board determined that the Initial Almaviva Proposal undervalued Iteris. The Board and its financial and legal advisors then discussed next steps with Almaviva and Party B, including responses to the Initial Almaviva Proposal, in the case of Almaviva, and upcoming meetings, in the case of Party B. The Board authorized members of management of Iteris to (i) reject the Initial Almaviva Proposal as it undervalued Iteris and its prospects and the Board believed Iteris’ five-year strategic plan, as reflected in the Projections, would generate meaningfully more value to Iteris’ stockholders than the Initial Almaviva Proposal and (ii) continue discussions with Party B. The Board also authorized members of Iteris management to provide the Projections to Almaviva.
On April 22, 2024, at the direction of the Iteris Board, management of Iteris spoke via telephone with Party B and informed Party B that the Iteris Board would be amenable to receiving a non-binding offer.
On April 23, 2024, management of Iteris met via videoconference with Party B to review Iteris’ financial projections in its publicly disclosed Vision 2027 investor presentation and certain non-public supporting information, which was provided to Party B shortly prior to such videoconference.
On the same day, members of Iteris management met with representatives of a private equity sponsor, referred to as “Party C,” at an industry conference. At the meeting, representatives of Party C discussed its interest in a range of strategic alternatives with respect to Iteris, including the potential acquisition of Iteris and integration with one of Party C’s existing portfolio companies.
On April 25, 2024, management of Iteris spoke via teleconference with representatives of Almaviva in response to the Initial Almaviva Proposal, stating that the Initial Almaviva Proposal significantly undervalued the value of Iteris. Following such conversation, Iteris delivered its written response to Almaviva explaining that the Initial Almaviva Proposal undervalued Iteris and its future prospects, and the Board believed Iteris’ five-year strategic plan, as reflected in the Projections, would generate meaningfully more value to Iteris’ stockholders than the Initial Almaviva Proposal. In the correspondence, Iteris offered to provide Almaviva with access to the Projections, and to make certain members of the management team available to discuss the Projections with Almaviva.
On April 30, 2024 Morgan Stanley, spoke via teleconference with Goldman Sachs to reiterate the information that management provided to Almaviva and to discuss the rationale of the Board’s conclusion and future steps to assist Almaviva’s understanding of the value of Iteris.
On May 5, 2024, Morgan Stanley sent a presentation to Goldman Sachs providing an overview of the Projections and additional information regarding Iteris’ products. The detailed Projections also were provided to Goldman Sachs, to be shared with Almaviva.
On May 7, 2024, Morgan Stanley disclosed to the Iteris Board that in the two years prior to that date, Morgan Stanley and its affiliates had not received any fees from Iteris, Almaviva or Party B for financial advisory or financing services.
On May 10, 2024, Goldman Sachs provided due diligence requests to Morgan Stanley, which Morgan Stanley shared with Iteris. On the same day, Iteris management and representatives of Party B met via videoconference. Representatives of Party B explained that it was unlikely to be able to provide a proposal to Iteris in the near-term.
On May 11, 2024, Goldman Sachs responded to Morgan Stanley with follow-up questions regarding the presentation provided on May 5, 2024, and requested a meeting with Iteris management.
On May 16, 2024, at a regular Board meeting, management and representatives of Morgan Stanley updated the Board on the status of the discussions with Almaviva, Party B, Party C, and other potential parties that could be interested in a sale transaction involving Iteris. Representatives of Morgan Stanley then left the meeting, and the Board discussed the terms of a draft Morgan Stanley engagement letter with management and representatives of Latham & Watkins.
On May 17, 2024, Iteris management spoke with representatives of Party C via teleconference to follow up on their April 23, 2024 discussion, and offered to introduce Party C to representatives of Morgan Stanley. Following such meeting, Iteris management introduced Party C to representatives of Morgan Stanley by email to set up an introductory call.

On May 22, 2024, Morgan Stanley spoke with Party C, who expressed an interest in Iteris and a desire to learn more about the individual segments of the business. Party C indicated they would follow-up with a list of items required for them to prepare a proposal.
On May 23, 2024, representatives of Iteris’ and Almaviva, together with representatives of Morgan Stanley and Goldman Sachs, held the first of two management meetings via videoconference. Iteris management reviewed the Company’s business, financial and strategic position provided to Goldman Sachs on May 5, 2024, as well as Iteris’ then-current long-range plan. Iteris management also provided responses to questions provided by Goldman Sachs on May 11, 2024, addressing revenue, cost of revenues, gross profit, capital expenditures, balance sheet items, cash flow, and other miscellaneous items. On the same day, representatives of Morgan Stanley and representatives of Party C held a teleconference to discuss Party C’s interest in Iteris, including its potential information requests and envisioned timeline.
On May 24, 2024, Iteris entered into a formal engagement letter with Morgan Stanley as financial advisor in connection with the proposed sale of Iteris. On the same day, Iteris management received an unsolicited call from representatives of a potential strategic party, referred to as “Party D”, inquiring about interest in a potential strategic partnership including a minority investment or control transaction involving Iteris. Additionally, on the same day, Party C provided its initial due diligence request list to representatives of Morgan Stanley, which Morgan Stanley shared with Iteris.
On May 29, 2024, as directed by the Board, representatives of Morgan Stanley held an introductory virtual meeting with representatives of Party D to understand its interest in Iteris. Representatives of Party D reiterated interest in exploring a potential strategic partnership, including a minority investment or a control transaction including Iteris. Representatives of Party D expressed an interest in setting up an in-person meeting, which was subsequently confirmed for July 15, 2024.
On May 30, 2024, representatives of Iteris’ and Almaviva management, together with representatives of Morgan Stanley and Goldman Sachs, held the second of two meetings via videoconference. Iteris management continued its review of responses to questions partially addressed during the May 23, 2024 videoconference and also responded to additional questions addressing miscellaneous business questions sent from Goldman Sachs to Morgan Stanley on May 29, 2024. Almaviva also inquired as to the date of Iteris’ earnings release and investor call for the fiscal year ended March 31, 2024.
On June 5, 2024, Iteris entered into a confidentiality agreement with Party C. The confidentiality agreement included a customary standstill provision, with an exception that permitted Party C to make confidential proposals to the Board.
On June 13, 2024, Iteris provided responses to Party C’s due diligence request list.
On June 26, 2024, Iteris received a revised proposal dated June 25, 2024 from Almaviva (the “Revised Almaviva Proposal”) providing for an all-cash acquisition of 100% of the capital stock of Iteris for a price of $7.00 per share, reflecting a 71% premium to Iteris’ share price of $4.09 as of the close of June 25, 2024. The Revised Almaviva Proposal indicated that the proposed transaction would not be subject to a financing contingency but was subject to confirmatory due diligence and negotiation of definitive documentation. Although the Revised Almaviva Proposal requested an exclusive process, Iteris did not grant Almaviva exclusivity or enter into any exclusive agreement with Almaviva. The Revised Almaviva Proposal did not include any provisions for management retention or Board participation in the surviving corporation following the proposed transaction.
On June 27, 2024, representatives of Morgan Stanley spoke with representatives of Goldman Sachs, regarding the terms of the Revised Almaviva Proposal. Representatives of Goldman Sachs indicated that it would be very difficult for Almaviva to further increase the proposal. The representatives also discussed Almaviva’s outstanding due diligence process if the parties determined to proceed. On the same day, representatives from Party A reached out, on an unsolicited basis, to Iteris management via email to meet.
On June 28, 2024, representatives of Morgan Stanley spoke with representatives from Party C to understand feedback following the diligence responses provided by Iteris management. Representatives from Party C expressed the challenges of pursuing a control transaction at a compelling valuation relative to Iteris’ current trading levels.
On July 2, 2024, Iteris management spoke with representatives of Party A, who expressed interest in setting up a meeting shortly thereafter and signing a confidentiality agreement.

On July 3, 2024, the Board held a meeting to consider the Revised Almaviva Proposal with representatives of Morgan Stanley, Latham & Watkins and Wyrick. During that meeting, representatives of Morgan Stanley discussed the financial terms of the Revised Almaviva Proposal, the market backdrop and various preliminary financial analyses. The Board discussed potential responses to Almaviva with respect to the Revised Almaviva Proposal, engagement and response alternatives with respect to other potential interested parties Iteris was in discussions with and overall process. The Board authorized the senior management of Iteris, and representatives of Morgan Stanley and Latham & Watkins, to continue discussions with interested parties on diligence matters and transaction terms, and to contact other potentially interested parties.
Subsequently, on various dates throughout July 2024, Iteris, Almaviva and their respective advisors held due diligence calls and in-person meetings to discuss, among other things, regulatory matters previously disclosed by Iteris, technology and product related matters, and financial, tax, human resources and other legal due diligence items.
Also on July 3, 2024, Iteris entered into a confidentiality agreement with Party D. The confidentiality agreement included a customary standstill provision, with an exception that permitted Party D to make confidential proposals to the Board.
On the same day, representatives of Morgan Stanley spoke with representatives of Goldman Sachs and conveyed that Iteris was willing to engage with Almaviva on diligence and further negotiations to determine if a transaction would be possible. Representatives of Morgan Stanley also indicated that the Revised Almaviva Proposal was not at a valuation at which the Board would be prepared to transact.
Between July 5, 2024 and July 12, 2024, representatives of Morgan Stanley contacted three additional parties that Morgan Stanley believed may have an interest in a transaction with Iteris, including a private equity sponsor with an existing portfolio company that would potentially acquire Iteris, referred to as “Party E”, and two potential strategic parties, referred to as “Party F” and “Party G”, respectively. Shortly after being contacted, Party F and Party G informed Morgan Stanley they would be unable to pursue a transaction with Iteris at such time.
On July 5, 2024, representatives of Morgan Stanley contacted representatives of Party E to coordinate a meeting to discuss the potential strategic opportunity with Iteris and discuss Party E’s interest.
On July 8, 2024, representatives of Morgan Stanley met via teleconference with representatives of Party E to discuss whether Party E would be interested in a potential strategic transaction with Iteris. Party E indicated their interest and representatives of Morgan Stanley discussed process and timing with respect to such potential transaction.
On the same day, representatives of Morgan Stanley met via teleconference with representatives of Party D to discuss process and timing with respect to a potential strategic transaction with Iteris. Representatives of Party D indicated caution with respect to such potential strategic transaction given their limited experience acquiring a public company.
On the same day, representatives of Latham & Watkins held a teleconference with representatives of King & Spalding LLP (“King & Spalding”), counsel for Almaviva, to discuss diligence and deal process.
On the same day, Iteris entered into a confidentiality agreement with Party A. The confidentiality agreement included a customary standstill provision, with an exception that permitted Party A to make confidential proposals to the Board and that the standstill provision terminated upon the announcement of an alternative transaction for the sale of Iteris. Later that same day, representatives of Morgan Stanley and Party A met via teleconference to provide Party A with a business and financial update of Iteris and to discuss Party A’s diligence process and envisioned timeline.
During the weeks of July 1, 2024 and July 8, 2024, Iteris granted the interested parties who had executed confidentiality agreements (i.e., Party A, Party D, Party E and Almaviva) with access to Iteris’ virtual data room, which contained the Projections. In addition, Iteris hosted management presentations with Party A, Party D, and Party E. During the period from July 8, 2024 to the signing of the Merger Agreement on August 8, 2024, Iteris and its representatives engaged in numerous discussions with, and furnished customary business, financial and legal diligence to, the interested parties and their respective representatives to facilitate their due diligence review.

On July 9, 2024, as directed by the Board, representatives of Morgan Stanley spoke with representatives of Party C, who indicated that they would be interested in exploring a potential transaction involving Iteris and would be willing to review additional due diligence materials, but they also reiterated challenges previously expressed.
On the same day, as directed by the Board, representatives of Morgan Stanley spoke with a representative of Party D’s financial advisor to discuss the timing of a potential strategic transaction and the upcoming management meeting.
On July 10, 2024, Iteris entered into a confidentiality agreement with Party E. The confidentiality agreement included a customary standstill provision, with an exception that permitted Party E to make confidential proposals to the Board, and that the standstill provision terminated upon the announcement of an alternative transaction for the sale of Iteris.
On the same day, as directed by the Board, representatives of Morgan Stanley sent an email to Party A, Party C, Party D and Party E, which included an overview of Iteris and supplementary materials, along with the Projections and a timeline of key dates to submit a proposal.
On the same day and shortly after sending the process email and supplementary materials, representatives of Party E contacted representatives of Morgan Stanley to discuss the supplementary materials provided alongside the process email and requested whether any confidential materials could be shared with a potential equity source to Party E.
On July 12, 2024, Party B confirmed with Iteris management and representatives of Morgan Stanley that Party B was unable to pursue a transaction at such time.
On July 15, 2024, Iteris management and representatives of Morgan Stanley met in person with representatives of Party D and its financial advisor in California. During the meeting, Iteris management and representatives of Party D discussed Iteris’ business strategy and the potential deal structure.
On July 16, 2024, the potential equity source to Party E joined the confidentiality agreement between Iteris and Party E and was granted access to the data room. On the same day, representatives of Latham & Watkins, King & Spalding, and Morgan Stanley had a teleconference regarding the legal process and timeline for the proposed transaction.
On July 17, 2024, representatives of Morgan Stanley delivered to Almaviva an initial draft of the Merger Agreement (“Initial Merger Agreement”), which included customary provisions with respect to Iteris’ ability to change its recommendation or terminate the Merger Agreement to accept a superior proposal, including the related termination fee payable to Almaviva by Iteris (the “Termination Fee”) of 2.0% of transaction equity value in such circumstances (collectively referred to as the “fiduciary out provisions”), along with provisions that required Almaviva to take all actions, including litigation, divestiture of assets and behavioral remedies, if necessary to obtain regulatory approvals (referred to as a “hell or high water” provision). On the same day, Iteris management participated in a management discussion with representatives of Party A and discussed various topics, including business and financial matters.
On July 18, 2024, representatives of Iteris and Party E, together with representatives of Morgan Stanley held a management meeting via teleconference. Iteris management reviewed Iteris’ business, financial and strategic position, as well as Iteris’ then-current long-range plan. Iteris management also discussed Iteris’ product portfolio, potential synergies that could be realized by Party E in connection with a potential strategic transaction by Party E’s existing portfolio company, representing additional value that could be shared with Iteris’ stockholders. Following such management meeting, representatives of Party E called representatives of Morgan Stanley to reiterate their interest in Iteris and requested additional due diligence items.
On July 22, 2024 through July 24, 2024, representatives of Iteris and certain of its advisors, and Almaviva and its advisors, met in-person at the Company’s offices in Santa Ana, California to further discuss, among other things, regulatory matters previously disclosed by Iteris, technology and product related matters, and financial, tax, human resource, commercial initiatives and legal due diligence items. A facility tour also was provided.
On July 24, 2024, Iteris management and representatives of Party D met by videoconference to discuss Iteris’ competition, contracts, and growth opportunities.

On July 25, 2024, the Board held a regular meeting, at which representatives of Morgan Stanley and Latham & Watkins updated the Board on the status of discussions with Almaviva and other interested parties. During that meeting, representatives of Morgan Stanley discussed recent trading in Iteris’ stock, comparable company benchmarking, and the status of outreach to, and the engagement of, the interested parties, along with process and timing of the overall proposed transaction. The Board authorized management of Iteris, Morgan Stanley and Latham & Watkins to continue discussions with interested parties on diligence and terms.
On the same day, Party A contacted representatives of Morgan Stanley to state that they will not be able to pursue a transaction at such time.
On July 26, 2024, King & Spalding sent a revised draft of the Merger Agreement to Latham & Watkins, reflecting changes to the representations and warranties, covenants, the fiduciary out provisions, raising the Termination Fee to equal 4% of transaction equity value, and also proposed that Almaviva would only have to use reasonable best efforts to litigate to obtain regulatory approvals, that divestitures and behavioral remedies would not be required with respect to Almaviva or Iteris, unless such remedy was consented to by Almaviva and was only binding on Iteris. On the same day, Party C informed representatives of Morgan Stanley that it would not be able to pursue a transaction at such time.
Between July 26, 2024, and August 8, 2024, representatives of Iteris and its advisors responded to numerous detailed due diligence requests addressing business, financial and legal questions from Almaviva and its representatives. In addition, Latham & Watkins and King & Spalding exchanged drafts of the Merger Agreement, including related disclosure schedules, negotiating the representations and warranties, covenants, fiduciary out provisions, Termination Fee amount and certain regulatory approval provisions.
On July 28, 2024, senior management of Iteris and representatives of Almaviva, met in-person at Iteris’ offices in Santa Ana, California. Representatives of Morgan Stanley and Goldman Sachs were present for introductions, and then left the meeting. Discussions between senior management of Iteris and representatives of Almaviva focused on ongoing litigation, Iteris’ financial and operational results for the June 30, 2024 quarter, the universe and status of Iteris’ current acquisition targets, Iteris’ organization and personnel, including key new hires.
On July 29, 2024, senior management of Iteris and representatives of Almaviva, Morgan Stanley and Goldman Sachs met in-person at Iteris’ offices in Santa Ana, California, and senior management of Iteris provided the representatives of Almaviva a tour of the Iteris facilities, with a focus on the Company’s supply chain, assembly, and test capabilities, as well as the Company’s engineering lab. The parties’ discussions also focused on various functional areas including product development, human resources and finance, as well as litigation matters. On the same day, representatives of Latham & Watkins spoke telephonically with representatives of King & Spalding regarding the timing for providing the draft debt commitment documents and the proposed structure of the debt financing that Almaviva plans to use to finance the proposed transaction.
On the same day, representatives of Morgan Stanley met via videoconference with representatives of Party E to discuss its outstanding diligence requirements and envisioned timeline to deliver a non-binding proposal.
On July 30, 2024, Representatives of Morgan Stanley provided the Board with an updated disclosure with respect to its relationships with Almaviva, Party D and Party E which was consistent with the disclosure previously provided.
On July 31, 2024, Party D delivered a non-binding proposal to Iteris (the “Party D Proposal”) offering to acquire 100% of the capital stock of Iteris for all cash consideration at a price per share of $7.00, reflecting a 47% premium to Iteris’ share price of $4.75 as of the close on July 29, 2024. The Party D Proposal indicated that the proposed transaction would not be subject to a financing contingency and Party D would finance the purchase price through cash on hand, but that the Party D Proposal was conditioned on Party D completing its due diligence. The Party D Proposal did not request exclusivity and Iteris did not grant Party D exclusivity or enter into any exclusive arrangement with Party D.
On August 1, 2024, Party E delivered a non-binding proposal to Iteris (the “Party E Proposal”) offering to acquire for all-cash consideration of 100% of the capital stock of Iteris at a price of between $7.00 and $7.75 per share, reflecting a 55% to 72% premium to Iteris’ trailing 90-day volume-weighted average per share as of close on July 30, 2024. The Party E Proposal indicated that the proposed transaction would not be subject to a financing contingency but was conditioned on Party E completing due diligence and finalizing definitive agreements, and that Party E was committed to consummate the proposed transaction on an expedited basis but did not specify an expected timeline. The Party E Proposal did not request exclusivity and Iteris did not grant Party E exclusivity or enter into any exclusive agreement with Party E.
On the same day, the Board held a meeting to consider the Revised Almaviva Proposal, the Party D Proposal and Party E Proposal, with representatives of Morgan Stanley and Latham & Watkins. Wyrick also participated in the meeting. During that meeting, the Board discussed recent developments in the Company’s discussions with Almaviva, including the in-person meetings with Iteris management on July 28th and July 29th, along with the status of negotiations of the Merger Agreement with Almaviva. Representatives of Morgan Stanley discussed the financial terms of the Party D Proposal and Party E Proposal, including the broad indicative range of value provided in the Party E Proposal, and the uncertainty on a specific indicative price Party E may or may not ultimately offer, that neither proposal included a financing contingency and Party D would be using cash-on-hand to finance a proposed transaction. Representatives of Morgan Stanley also discussed that Party D’s diligence requirements were wide-ranging, and that the timing to complete such requirements was not specified. The Board discussed the likelihood of the interested parties to arrive at competitive terms, market conditions, deal certainty and related closing risks with each interested party. Representatives of Morgan Stanley also provided a market update and presented preliminary valuation materials to the Board, discussed recent stock price performance and Iteris’ forecast. The Board then authorized and instructed management of Iteris and Latham & Watkins and Morgan Stanley to provide Party E and Party D with the Initial Merger Agreement and communicate to each of Almaviva, Party E and Party D to expedite their process to finalize definitive terms.
On the same day, Latham & Watkins sent a revised draft of the Merger Agreement to King & Spalding, reflecting, among other things, changes to the representations and warranties, covenants, the fiduciary out provisions, lowering the related Termination Fee to equal 2.25% of transaction equity value, and reverting to a “hell or high water” provision with respect to regulatory approvals. At the direction of the Board, representatives of Morgan Stanley sent Party D and Party E the Initial Merger Agreement.
On August 2, 2024, at the direction of the Board, representatives of Morgan Stanley spoke with representatives of Goldman Sachs on a teleconference and relayed that the Board was in receipt of alternative proposals. Accordingly, representatives of Morgan Stanley emphasized the importance of improving the Revised Almaviva Proposals, given the competitive environment.
On August 3, 2024, Latham & Watkins sent King & Spalding an initial draft of the disclosure schedules, and representatives of Morgan Stanley, as directed by the Board, sent Party D and Party E the initial draft of the disclosure schedules.
That same day, King & Spalding sent a revised draft of the Merger Agreement to Latham & Watkins, reflecting Almaviva’s changes to, among other things, the representations and warranties, treatment of equity compensation upon consummation of the proposed transaction, interim operating covenants, fiduciary out provisions, increasing the related Termination Fee to 4% of transaction equity value, and watering down the regulatory approval covenant, such that Almaviva would only have to use reasonable best efforts to litigate to obtain regulatory approvals and that divestitures and behavioral remedies would not be required with respect to Almaviva or Iteris, unless such remedy was consented to by Almaviva and was only binding on Iteris.
On August 5, 2024, representatives of Latham & Watkins and King & Spalding met via videoconference to review key issues identified by Iteris in the draft Merger Agreement, with particular focus on the “hell or high water” provisions. Later that day, Latham & Watkins sent a revised draft of the Merger Agreement to King & Spalding, reflecting Iteris’ position to include, among other things, a “hell or high water” provision (the “August 5th Iteris Merger Agreement”), and King & Spalding sent a revised draft of the disclosure schedules to Latham & Watkins.
Later the same day, the Board held a special meeting via videoconference with Iteris management and representatives of Morgan Stanley and Latham & Watkins in attendance, to discuss an update on Iteris’ strategic transaction process and proposals received. During that meeting, representatives of Morgan Stanley provided a market update including recent elevated volatility and investor uncertainty over the long-term economic growth outlook, then summarized discussions with Almaviva, including that Almaviva had not yet provided an update on their offer, but indicated their willingness to execute definitive documents on an expedited basis. Representatives of Morgan Stanley then provided an update of discussions with Party E, in which Party E indicated that it may be challenging to fully complete its due diligence efforts on an expedited timeframe, but that Party E had started to meaningfully engage in due diligence. Representatives of Morgan Stanley also provided an update with respect to discussions with Party D, after connecting with its financial advisor on the same day. Party D’s financial advisor indicated that Party D would likely require several weeks of further due diligence and they would provide a revised timeline in the coming days. After discussion, the Board authorized management and its advisors to and continue to engage with Almaviva, Party E and Party D. In addition, representatives of Morgan Stanley disclosed that in the two years prior to July 30, 2024, neither Morgan Stanley nor its affiliates had received any fees from Iteris, Almaviva or Party D for financial advisory or financing services, but had received between $10 million and $20 million in fees from Party E and certain entities related to or affiliated with Party E for financial advisory and financing services, that Morgan Stanley or its affiliates is a lender of Party E or certain entities related to or affiliated with Party E and so far as Morgan Stanley is aware, as of July 30, 2024, Morgan Stanley held aggregate interests of between 0% and 1% in the common stock of Iteris, less than 2% in the common stock of three related entities or affiliates of Party E, and less than 1% in the common stock of Party D, which interests are held in connection with Morgan Stanley’s (i) investment management business, (ii) wealth management business, including client discretionary accounts or (iii) ordinary course trading activities, including hedging activities. Representatives of Latham & Watkins disclosed that in the two years prior to July 30, 2024, neither Latham & Watkins nor its affiliates had received any fees from Almaviva or Party D for legal services but had received between $10 million and $20 million in fees from Party E and certain entities related to or affiliated with Party E for legal services.
On August 6, 2024, representatives of Almaviva called senior management of Iteris to indicate that Almaviva has completed its due diligence, finalized its debt financing package, and substantially progressed on the remaining items in the Merger Agreement. During such call, representatives of Almaviva re-affirmed their all-cash consideration offer of $7.00 per share as set forth in the Revised Almaviva Proposal. Immediately after such call, representatives of Almaviva sent senior management of Iteris an email correspondence to confirm the items discussed and stated that if the Revised Almaviva Proposal was accepted by 11:59 p.m. eastern time on August 7, 2024, that Almaviva was prepared to execute the Merger Agreement on August 8, 2024.
On the same day, representatives of King & Spalding and Latham & Watkins met via videoconference to review key issues identified by Almaviva in the August 5th Iteris Merger Agreement, including with respect to fiduciary out provisions and related Termination Fee, the “hell or high water” provision regarding regulatory approvals and certain employee benefits related matters. Later that day, King & Spalding sent a revised draft of the Merger Agreement to Latham & Watkins, reflecting Almaviva’s changes to the representations and warranties, covenants, fiduciary out provision, and the regulatory approval covenant, such that Almaviva would not be required to agree to sell, transfer, divest license or dispose any assets, properties or businesses or accept operational restrictions to receive regulatory approval, except if such actions solely related to the acquisition of Iteris and did not adversely impact the operations or business of the Iteris or surviving company in any material respects.
On August 6, 2024, and August 7, 2024, representatives of Iteris and Party E, together with representatives of Morgan Stanley and advisors to Party E, held videoconference due diligence sessions focused on finance, accounting, operations and tax matters. Following such management sessions, representatives of Morgan Stanley and Party E met via teleconference to discuss timeline and process, including indicating that Party E should provide their comments to the Initial Merger Agreement and clarity surrounding their price in advance of Iteris’ board meeting the next day.
On August 7, 2024, a representative of King & Spalding informed representatives of Latham & Watkins that Almaviva would be open to reducing the Termination Fee to 3.5% of the transaction equity value subject to Iteris’ agreement on the other key economic points.
On the same day, representatives of Party E called representatives of Morgan Stanley and indicated they were not sufficiently advanced in their due diligence efforts to provide a specific price per share within the range indicated in the Party E Proposal and they declined to provide an estimated timeline to complete their due diligence process. Additionally, representatives of Party E indicated that they were not yet in a position to submit comments to the Initial Merger Agreement.
Later that the same day, the Board held a special meeting via videoconference with Iteris management and representatives of Morgan Stanley and Latham & Watkins in attendance, to discuss an update on Iteris’ strategic transaction process and proposals received. During that meeting, representatives of Morgan Stanley summarized discussions with Party E and provided an update on the Party E’s status, including that Party E had increased their pace of due diligence, but that Party E had neither provided a markup of the Initial Merger Agreement or disclosure schedules nor had Party E provided clarity on its purchase price beyond the previously provided range. Next, representatives of Morgan Stanley summarized discussions with Party D, including that Party D indicated it may be unable to provide a definitive proposal in a near-term timeline. Thereafter, representatives of Morgan Stanley summarized discussions with and provided an update with respect to Almaviva, including that Almaviva confirmed that the $7.00 cash price per share included in the Revised Almaviva Proposal remained its current price, that its due diligence was complete and that Almaviva was willing to execute definitive documentation as early as August 8, 2024. After discussion, the Board authorized Morgan Stanley and Iteris management to continue to engage Party E and Party D and to develop a counter proposal for Almaviva with respect to price per share, termination fee and approach to regulatory certainty.
On the same day, representatives of Iteris and Party E, together with representatives of Morgan Stanley, held a management meeting via teleconference. Iteris management reviewed Iteris’ financial and operational due diligence items.
On August 8, 2024, the Board held a special meeting via videoconference with Iteris management and representatives of Morgan Stanley and Latham & Watkins in attendance, to discuss an update on Iteris’ strategic transaction process and proposals received. During that meeting, representatives of Morgan Stanley noted that Almaviva had completed its diligence and negotiation of definitive documentation, including the Merger Agreement and financing documentation, confirmed their prior offer of $7.00 per share, and that Almaviva had informed Iteris management overnight that its terms were contingent on signing a definitive agreement on August 8, 2024 and that they did not foresee continuing to be engaged in discussions or negotiations beyond August 8, 2024. Representatives from Morgan Stanley reviewed with the Board the Almaviva offer. Representatives of Morgan Stanley then summarized discussions with Party E, noted that Party E had not updated its prior indication of interest which included a broad indicative range, and that in addition to not providing a more specific price proposal, Party E had not provided a markup of the Initial Merger Agreement. As such, Party E’s proposal was meaningfully uncertain and incomplete. Representatives of Morgan Stanley then provided an update with respect to discussions with Party D and noted that in response to the timeline that had been proposed to Party D to provide an updated proposal and markup of Initial Merger Agreement, Party D had not provided either, instead, Party D suggested they would need approximately two additional weeks for preliminary diligence and regulatory analysis, and several additional weeks after that to negotiate the Initial Merger Agreement. Next, representatives of Morgan Stanley and management of Iteris discussed response alternatives to Almaviva. The Board discussed with its advisors and Iteris management, among other things, terms that would maximize stockholder value and closing certainty, timing considerations, Almaviva’s current offer compared to the uncertainty of the Party E and Party D indicative proposals, market conditions, the ability of third parties including Party E and Party D to make topping bids, and potential responses from Almaviva to any counter proposal. After discussion, the Board authorized Morgan Stanley and Iteris management to present Almaviva with a counter proposal of $7.45 per share in cash, a Termination Fee equal to 2.5% of equity value and a “hell or high water” provision that would provide improved closing certainty on obtaining regulatory approval (“Iteris Counterproposal”).
Shortly thereafter, at the direction of the Board of Directors Iteris’ senior management and representatives of Morgan Stanley called representatives of Almaviva and Goldman Sachs to communicate the Iteris Counterproposal. During such call, representatives of Almaviva and Goldman Sachs rejected the Iteris Counterproposal, but agreed to further consider the matter. After such call, representatives of Almaviva emailed Iteris’ senior management a “Further Revised Almaviva Proposal” and stated that such Further Revised Almaviva Proposal was Almaviva’s “best and final” offer and was contingent on Almaviva and Iteris executing definitive documents on August 8, 2024. The Further Revised Almaviva Proposal provided a revised price of $7.20 per share in cash, a Termination Fee equal to 3.25% of transaction equity value and a “hell or high water” antitrust provision.
Shortly after receipt of the Further Revised Almaviva Proposal, the Board reconvened the special meeting via videoconference with Iteris management and representatives of Morgan Stanley and Latham & Watkins in attendance, to discuss an update on Iteris’ strategic transaction process and proposals received. Iteris management referred to the Further Almaviva Revised Proposal, which was provided to the Board prior to the meeting, and that the Further Revised Almaviva Proposal was their “best and final” and contingent on the parties executing definitive documents on August 8, 2024. After discussion relating to, among other things, Almaviva’s current offer compared to the uncertainty of Party E or Party D indicative proposals, and market conditions, the Board authorized Iteris management, Morgan Stanley and Latham & Watkins to continue to pursue the Further Revised Almaviva Proposal and finalize definitive documents.

On August 8, 2024, representatives of Latham & Watkins and King & Spalding held a meeting via videoconference to resolve the open issues in the disclosure schedules accompanying the Merger Agreement. Latham & Watkins and King & Spalding exchanged drafts of the Merger Agreement, including related disclosure schedules, resulting in a final form Merger Agreement to be presented for consideration by the Board.
Later the same day after markets closed, Iteris reported its financial results for the first quarter ended on June 30, 2024.
Later the same day, the Board reconvened the special meeting via videoconference, with Iteris management and representatives of Morgan Stanley and Latham & Watkins in attendance. Latham & Watkins reported on the resolution of the open issues in the Merger Agreement and accompanying disclosure schedules and noted that the execution versions of the Merger Agreement and the accompanying disclosure schedule had been made available for the Board to review. At the request of the Board, Morgan Stanley reviewed with the Board Morgan Stanley’s financial analysis of the $7.20 per share merger consideration and delivered to the Board its oral opinion, which was confirmed by delivery of a written opinion dated August 8, 2024, to the effect that, as of that date and based on and subject to various assumptions and limitations described in such opinion, the per-share merger consideration of $7.20 to be received in the merger by holders of Iteris’ common stock (other than Excluded Shares and Dissenting Shares) was fair, from a financial point of view, to such holders. After discussing the materials presented at the meeting, the Board unanimously approved and declared advisable the proposed transaction and the execution by Iteris of the Merger Agreement, to be effective August 8, 2024, and recommended that Iteris stockholders vote to adopt the Merger Agreement and approve the proposed transaction.
Iteris and Almaviva then executed the Merger Agreement, effective on August 8, 2024, after Iteris reported its financial results. Prior to the opening of trading in Iteris common stock on Nasdaq on August 9, 2024, Iteris issued a press release announcing the execution of the Merger Agreement on August 8, 2024.
Recommendation of Our Board of Directors and Reasons for the Merger
Recommendation of Our Board of Directors
The Board, after consulting with its financial advisor and outside legal counsel and carefully reviewing and considering various factors described in “—Reasons for the Merger,” unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Iteris and its stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) directed that the Merger Agreement be submitted to the stockholders of Iteris for its adoption at the special meeting; and (iv) recommended that Iteris’ stockholders adopt the Merger Agreement.
The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.
Reasons for the Merger
At a meeting of the Board on August 8, 2024, the Board unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Iteris and its stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) directed that the Merger Agreement be submitted to the stockholders of Iteris for its adoption at the special meeting; and (iv) recommended that Iteris’ stockholders adopt the Merger Agreement.
In reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Merger Agreement be adopted by Iteris’ stockholders, the Board evaluated the Merger Agreement and the Merger with Iteris’ management and Iteris’ legal and financial advisors and carefully considered a number of factors, including the following material factors:
•
the fact that the Merger Consideration represents (i) a premium of approximately 77% to Iteris’ closing price ending on August 7, 2024, (ii) a premium of approximately 60% to Iteris’ 30-day volume-weighted average closing price ending on August 7, 2024, (iii) a premium of approximately 60% to Iteris’ last 90-day volume-weighted average closing price ending on August 7, 2024, (iv) a premium of approximately 31% to Iteris’ 52-week high closing price ending on August 7, 2024, and (v) Adjusted EBITDA multiple for the 12 months ended June 30, 2024 of approximately 26.9x;

•
the Board’s belief, after reviewing Iteris’ business, financial condition, results of operations, market trends, competitive landscape and execution risks, and discussions with Iteris’ management and advisors, that the value offered to stockholders pursuant to the Merger is favorable to Iteris stockholders compared to the potential value from other alternatives reasonably available to Iteris, including remaining an independent public company, and pursuing growth organically and through acquisitions, and considering the historical, current and prospective financial condition, results of operations and business of Iteris and the execution risks and uncertainties associated with achieving Iteris’ stand-alone business plan, and other risks and uncertainties of continuing on a stand-alone basis as an independent public company;

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the Board’s consideration of the current state of the economy, the stock market and financial markets and its assessment of the state of the markets in which Iteris operates, the competitive landscape in the industry in which Iteris operates, organic and non-organic growth opportunities of Iteris, and the uncertainty surrounding forecasted economic conditions, both in the near term and the long term as well as generally and within Iteris’ markets in particular, and potential changes in government spending as a result of elections, all of which create uncertainty about the future;

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the fact that the Merger Consideration of $7.20 per share will be paid in cash, and provides certainty, premium value and liquidity to Iteris’ stockholders, enabling them to realize value for their interest in Iteris while eliminating business and execution risk inherent in Iteris’ business, including risks, uncertainties and the required time horizon associated with achievement of Iteris’ stand-alone business plan;

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the belief of the Board that, based upon the course of negotiations with Almaviva (as described in more detail under the section of this proxy statement captioned “—Background of the Merger”), the price to be paid by Almaviva represents the highest price per share that Almaviva was willing to pay for and that the terms of the Merger Agreement include the most favorable terms to Iteris, based upon arms’ length negotiations, including the Board’s multiple requests that Almaviva increase its proposed price per share and its responses thereto (as further described in the section titled “—Background of the Merger” on page 31 of this proxy statement), in the aggregate, to which Almaviva was willing to agree;

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the fact that Iteris and its financial advisors solicited interest prior to entering into the Merger Agreement from, and engaged in confidential discussions with, other potential strategic and private equity bidders that were selected by the Board and management as the most qualified and likely to be potentially interested in exploring a transaction with Iteris at that time (as further described in the section titled “—Background of the Merger” on page 31 of this Proxy Statement), and that such potential bidders either never submitted a proposal to acquire, provided a non-binding offer but indicated that they would not be in a position to execute definitive documents for weeks or months, or provided non-binding offers with a sizable price range without clarification or guidance on a specific proposal, despite multiple requests and missed deadlines to do so;

•	the potential risk of losing the favorable opportunity with Almaviva in the event Iteris continued to pursue discussions with additional third parties prior to entry into the Merger Agreement;
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the fact that the Merger Agreement was the product of arms’ length negotiations and contained terms and conditions that are, in the Board’s view and after consultation with its advisors, advisable and favorable to Iteris and its stockholders, as well as the Board’s belief, based on these negotiations, that these are the most favorable terms available to Iteris and its stockholders on which Almaviva was willing to transact;

•	the business reputation, financial wherewithal and capabilities of Almaviva and the limited antitrust and other regulatory risks associated with a transaction with Almaviva;
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the fact that the Merger Agreement is not subject to a financing contingency, and the Board’s belief that Almaviva has the financial wherewithal and access to the financial resources needed to complete the Merger; that Almaviva has obtained committed debt financing for the transaction from reputable financial institutions that provide funding of an amount sufficient to cover the aggregate Per Share Merger Consideration and all fees and expenses payable by Almaviva;

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the financial analyses presented by Morgan Stanley and the oral opinion of Morgan Stanley, which was subsequently confirmed by delivery of a written opinion, dated August 8, 2024, to the Board, a copy of which is attached to this proxy statement as Appendix C, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received in the Merger by holders of Iteris common stock (other than holders of Excluded Shares or Dissenting Shares) was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “The Merger—Opinion of Morgan Stanley”;
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the likelihood that the Merger will be consummated, based upon, among other things, the limited number of conditions to the Merger, Almaviva’s ability to pay the Merger Consideration, the likelihood of obtaining required regulatory approvals and contractual commitments by Almaviva to use their reasonable best efforts to obtain regulatory approvals and to litigate, to obtain required approvals under applicable competition laws to enable the Merger to occur as promptly as practicable (commonly referred to as a “hell or high water” provision); and

•	the other terms and conditions of the Merger Agreement, including the following related factors:
•	the customary nature of the representations, warranties and covenants of Iteris in the Merger Agreement;
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the ability of the Board, subject to certain limitations, to respond to a bona fide written acquisition proposal received from a third party prior to obtaining the stockholder approval if the Board determines in good faith, after consultation with its financial advisors and outside counsel, that the acquisition proposal constitutes or would reasonably be likely to result in or lead to a superior proposal and that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Iteris’ stockholders;

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the ability of the Board, subject to certain limitations and to the Board’s determination in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to Iteris’ stockholders, at any time prior to obtaining the stockholder approval, to change its recommendation to stockholders and/or terminate the Merger Agreement to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, subject to payment to Almaviva of a termination fee;

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the ability of the Board, in response to an intervening event prior to obtaining the stockholder approval, subject to certain limitations and to the Board’s determination in good faith, after consultation with its outside counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to Iteris stockholders, to change its recommendation to stockholders;

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the conclusion of the Board that the termination fee and the circumstances in which such termination fee may be payable by Iteris to Almaviva are reasonable in light of the benefit of the Merger and would not be a significant impediment to third parties interested in making an acquisition proposal;

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the fact that, pursuant to the Merger Agreement, Iteris is entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement and may enforce Almaviva’s obligation to consummate the transactions, including the Merger, contemplated by the Merger Agreement;

•	the fact that the Outside Date under the Merger Agreement allows for sufficient time to complete the Merger; and
•	the availability of statutory appraisal rights to Iteris stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL.
The Board also considered a variety of risks and other potentially negative factors with respect to the Merger Agreement and the Merger, including the following material negative factors:
•	the restrictions in the Merger Agreement on Iteris soliciting competing proposals to acquire Iteris following the date of the Merger Agreement;
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the restrictions in the Merger Agreement on Iteris’ ability to change its recommendation and terminate the Merger Agreement in connection with the receipt of a superior proposal, including the fact that the Board must (i) provide four business days’ written notice to Almaviva of its intention to take such actions and provide Almaviva with an opportunity to match a superior proposal; (ii) negotiate in good faith with Almaviva during such period, and the discouraging effect such restrictions may have on other potential bidders; and (iii) consider in good faith any adjustments and/or proposed amendments to the Merger Agreement (including a change to the price terms thereof) and other agreements contemplated thereby that were irrevocably proposed in writing by Almaviva prior to expiration of such four business day notice period;
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the fact that, under certain circumstances in connection with the termination of the Merger Agreement (including if, prior to the receipt of the stockholder’s approval, the Board changes its recommendation in light of a superior proposal or intervening event or if Iteris terminates the Merger Agreement to accept a superior proposal), Iteris will be required to pay Almaviva a termination fee of $10.9 million, and the potential effect of such termination fee to discourage other potential bidders from making an acquisition proposal for Iteris;

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the fact that, if the Merger is completed, Iteris stockholders would not have the opportunity to participate in the future performance of Iteris’ assets, earnings growth and appreciation of the value of Iteris common stock;

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the significant costs involved in connection with entering into and completing the Merger and the substantial time and effort of management required to complete the Merger and related disruptions to the operation of Iteris’ business;

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the risk that the conditions to the consummation of the Merger may not be satisfied and, as a result, the possibility that the Merger may not be completed in a timely manner or at all, even if the Merger Agreement is adopted by Iteris’ stockholders;

•	the potential negative effects if the Merger is not consummated, including:
•	the trading price of Iteris common stock could be adversely affected;
•	the incurrence of significant transaction and opportunity costs attempting to complete the Merger;
•	the potential loss of customers, suppliers, business partners and employees, including key executives, sales and other personnel;
•	the potential significant business disruption or decline;
•	the market’s perceptions of Iteris’ prospects could be adversely affected; and
•	the considerable time and efforts to consummate the Merger expended by Iteris’ directors, officers and other employees;
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the fact that any gain realized by Iteris stockholders as a result of the Merger will generally be taxable for U.S. federal income tax purposes to those stockholders that are U.S. persons subject to taxation in the United States;

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the restrictions in the Merger Agreement on the conduct of Iteris’ business prior to the consummation of the Merger, which may delay or prevent us from undertaking business or other opportunities that may arise prior to completion of the Merger;

•	the potential distraction to Iteris’ business from stockholder lawsuits that may arise in connection with the Merger; and
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the fact that Iteris’ executive officers and directors may have interests in the Merger that may be different from, or in addition to, those of Iteris stockholders. See “—Interests of the Directors and Executive Officers of Iteris in the Merger” on page 55 of this proxy statement.

After taking into account the material factors set forth above, as well as others, the Board concluded that the potential benefits of the Merger to Iteris’ stockholders outweighed the potentially negative factors associated with the Merger. Accordingly, the Board unanimously determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of Iteris and its stockholders and recommends that the stockholders of Iteris approve and adopt the Merger Agreement.

The foregoing discussion summarizes the material factors considered by the Board, but is not intended to be exhaustive and is not listed in the relative order of importance. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of the Board applied his or her own business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination and recommendation. The Board based its recommendation on the totality of the information presented, including its discussions with Iteris’ executive management and its financial advisors and outside legal counsel. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” on page 28 of this proxy statement.
Opinion of Morgan Stanley
Iteris retained Morgan Stanley to act as its exclusive financial advisor in connection with a potential sale of Iteris and to provide financial advice and assistance and, upon the request of Iteris, to render a financial opinion, in each case in connection therewith. Iteris selected Morgan Stanley to act as its financial advisor based on, among other things, Morgan Stanley’s qualifications, expertise and reputation and its knowledge of and involvement in recent transactions in Iteris’ industry. On August 8, 2024, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the Board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of Iteris common stock (other than holders of the Excluded Shares and Dissenting Shares) was fair from a financial point of view to such holders.
The full text of the written opinion of Morgan Stanley delivered to the Board, dated August 8, 2024, is attached as Appendix C and is incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders of Iteris are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board and addressed only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Iteris common stock (other than holders of the Excluded Shares and Dissenting Shares). Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into in connection therewith. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other business or financial transaction or strategies, or other alternatives that might be available to Iteris, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of Iteris to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the stockholders of Iteris should vote at the special meeting. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.
In connection with rendering its opinion, Morgan Stanley, among other things:
•	Reviewed certain publicly available financial statements and other business and financial information of Iteris;
•	Reviewed certain internal financial statements and other financial and operating data concerning Iteris;
•	Reviewed certain financial projections prepared by the management of Iteris, which are more fully described in the section of this proxy statement captioned “—Certain Financial Projections”;
•	Discussed the past and current operations and financial condition and the prospects of Iteris with senior executives of Iteris;
•	Reviewed the reported prices and trading activity for Iteris common stock;
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Compared the financial performance of Iteris and the prices and trading activity of Iteris common stock with that of certain other publicly-traded companies comparable with Iteris and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
•	Participated in certain discussions and negotiations among representatives of Iteris and Parent, their financial advisors and Iteris legal advisors;
•
Reviewed an Agreement and Plan of Merger, substantially in the form of the draft dated August 8, 2024, the draft debt commitment letter from certain lenders substantially in the form of the draft dated August 6, 2024 (the “Draft Commitment Letter”) and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Iteris, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Iteris of the future financial performance of Iteris. Morgan Stanley expressed no view as to such financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Draft Commitment Letter and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley did not express any view on, and Morgan Stanley’s opinion did not address, any other aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into in connection therewith. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Iteris and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley’s opinion does not address the relative merits of the Merger as compared to any other business or financial transaction or strategies, or other alternatives that might be available to Iteris, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of Iteris to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Iteris’ officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of Iteris common stock (other than holders of the Excluded Shares and Dissenting Shares) in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Iteris, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, August 8, 2024. Events occurring after August 8, 2024, may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter, dated as of August 8, 2024, to the Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Unless stated otherwise, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 7, 2024, the last full trading day before the August 8, 2024 presentation by Morgan Stanley to the Board, and is not necessarily indicative of current market conditions.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley, at the direction of the Board, used and relied upon, among other matters, certain financial projections provided by Iteris management on July 27, 2024, which were approved by the Board and are referred to in this section of the proxy statement as the “Management Plan.” The Management Plan is more fully described below in the section of this proxy statement captioned “—Certain Financial Projections.” In accordance with direction from the Board of Directors, Morgan Stanley utilized the Management Plan in its financial analyses described below.
Certain of the following terms are used throughout this summary of financial analyses:
•	“Adj. EBITDA” has the meaning given to such term in the section entitled “—Certain Financial Projections.”
•
“AV” refers to aggregate value, calculated as market value of equity plus total debt (including capital leases), preferred equity and non-controlling interest, less unrestricted cash and cash equivalents.

•	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.
•	“EBIT” refers to earnings before interest and taxes.
•	“Vision 2027” refers to certain financial projections for fiscal year 2027 implied by targets provided by Iteris management to public investors.
Public Trading Comparables Analysis
Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Iteris with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics, including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to herein as the “comparable companies”). For purposes of this analysis, Morgan Stanley analyzed the ratios comparing the AV to Adj. EBITDA (“AV / Adj. EBITDA”) for calendar years 2024 and 2025, based on consensus estimates, of the following companies. As approved by Iteris, Morgan Stanley utilized publicly available estimates prepared by equity research analysts and compiled by Capital IQ, available as of August 7, 2024. Results of the analysis for the comparable companies are indicated in the following table:
Selected Comparable Company	AV/ Adj. EBITDA CY24	AV/ Adj. EBITDA CY25
Verra Mobility Corporation	13.7x	12.5x
Jenoptik AG	8.6x	7.4x
Init Innovation in Traffic Systems SE	12.1x	9.8x
Norbit ASA	11.2x	9.3x
IVU Traffic Technologies AG	10.2x	9.3x
Kapsch TrafficCom AG	5.9x	6.9x
Sensys Gatso Group AB	8.4x	5.5x
Median	10.2x	9.3x

Based on its analysis of the relevant metrics for each of the comparable companies and taking into consideration the different business, financial and operating characteristics of the comparable companies as compared to Iteris and considering historical trading multiples of Iteris and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of AV / Adj. EBITDA multiples for calendar year 2024 of 9.0x to 12.5x and applied this range of multiples to the estimate of calendar year 2024 Adj. EBITDA of Iteris of $14 million and a representative range of AV / Adj. EBITDA multiples for calendar year 2025 of 7.0x to 10.0x and applied this range of multiples to the estimate of calendar year 2025 Adj. EBITDA of Iteris of $26 million, in each case, based on the estimated Adj. EBITDA provided by Iteris’ management in the Management Plan. Based on this analysis and the fully diluted share count of Iteris common stock provided by Iteris’ management, Morgan Stanley derived a range of implied per share prices as follows, each rounded to the nearest $0.10, as compared to the Merger Consideration payable pursuant to the Merger Agreement of $7.20 per share:
Implied Value Per Share Range for Iteris
9.0x – 12.5x AV / CY2024E Adj. EBITDA	$3.20 – $4.30
7.0x – 10.0x AV / CY2025E Adj. EBITDA	$4.50 – $6.30
No company utilized in the publicly traded comparable companies analysis is identical to Iteris and hence the foregoing summary and underlying financial analyses involved considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Iteris was compared. In evaluating the comparable companies, Morgan Stanley made numerous judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Iteris, such as the impact of competition on the business of Iteris and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Iteris or the industry or in the financial markets in general.
Precedent Transactions Analysis
Morgan Stanley performed a precedent transactions analysis, which attempts to provide an implied value of a company based on publicly available financial terms. Morgan Stanley compared publicly available statistics for selected public infrastructure technology transactions. Morgan Stanley selected such transactions based on Morgan Stanley’s professional judgment and experience. For purposes of this analysis, Morgan Stanley analyzed the ratios of AV to the last 12 months’ (“LTM”) Adj. EBITDA of the target company based on publicly available information at the time of announcement.
The following is a list of the selected transactions reviewed, together with the applicable multiples:
Close Date	Selected Infrastructure Technology Sector Transactions (Target / Acquiror)	AV / LTM Adj. EBITDA
10/3/2023	Q-Free ASA / Guardian Capital Group Limited and Rieber & Søn AS	17.5x
6/30/2022	Yunex Traffic (division of Siemens AG) / Mundys S.p.A. (f/k/a Atlantia S.p.A.)	17.6x
3/17/2022	TransCore Partners, LLC / Singapore Technologies Engineering Ltd	18.7x
5/25/2021	Cubic Corporation / Elliott Investment Management L.P. and Veritas Capital Fund Management L.L.C.	15.8x
5/14/2021	FLIR Systems Inc. / Teledyne Technologies Incorporated	19.1x
12/7/2020	TrafficCast International, Inc. / Iteris, Inc.	13.3x
4/1/2019	TomTom N.V. / Bridgestone Corporation	12.7x
10/17/2018	Verra Mobility Corporation / Gores Holding II, Inc.	13.1x
12/15/2017	CH2M Hill Companies Ltd. / Jacobs Engineering Group Inc.	10.1x
7/3/2017	WS Atkins plc / SNC-Lavalin Group Inc.	18.1x
9/22/2014	Open Roads Consulting Inc. / Q-Free ASA	13.9x
Based on its professional judgment and experience and taking into consideration, among other things, (i) the observed multiples for the precedent transactions listed above (AV / LTM Adj. EBITDA reflecting a high of 19.1x, median of 15.8x, and a low of 10.1x), and (ii) the prevailing market environment for the valuation and performance of the companies in Iteris’ industry at the time of each transaction as compared to the current prevailing market trends, Morgan Stanley applied AV / LTM Adj. EBITDA multiples between 15.0x and 19.0x to Iteris’ LTM Adj. EBITDA as of June 30, 2024 of $12 million. Based on this analysis and the fully diluted share count of Iteris common stock provided by Iteris’ management, Morgan Stanley derived a range of estimated implied values per share of Iteris common stock between $4.40 and $5.40, each rounded to the nearest $0.10, as compared to the consideration payable pursuant to the Merger Agreement of $7.20 per share.
Implied Equity Value Per Share Range for Iteris
15.0x – 19.0x LTM Adj. EBITDA as of 6/30/2024	$4.40-$5.40
No company or transaction utilized in the precedent transactions analysis is identical to Iteris or the Merger. In evaluating the precedent transactions, Morgan Stanley made numerous judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Iteris, such as the impact of competition on the business of Iteris and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Iteris or the industry or in the financial markets in general.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of a company. Morgan Stanley calculated a range of implied values per share of Iteris common stock based on estimates of future unlevered free cash flows for the second, third and fourth quarters of fiscal year 2025 and each of the fiscal years 2026 through and including 2029 contained in the Management Plan. For purposes of this analysis, unlevered free cash flow was calculated as EBIT (including the cost of stock-based compensation adjusted for other income and adjustments), less tax expense, plus depreciation and amortization, less change in net working capital, less capital expenditures.
The unlevered free cash flows and terminal values were discounted to present values as of June 30, 2024, at a discount rate ranging from 14.0% to 16.0%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of Iteris weighted average cost of capital estimated using the capital asset pricing model method. To calculate terminal values, Morgan Stanley utilized perpetual growth rates of 1.5% to 2.5% as part of its analyses, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. To calculate the implied equity value, Morgan Stanley then adjusted the discounted value of unlevered free cash flows and terminal value by adding net cash of $21 million as of June 30, 2024, as provided by Iteris management.
Based on this analysis and the fully diluted share count of Iteris common stock provided by Iteris’ management, Morgan Stanley derived a range of estimated implied values per share of Iteris common stock of $6.90 to $8.40, rounded to the nearest $0.10, as compared to the consideration offered and payable pursuant to the Merger Agreement of $7.20 per share.
Discounted Cash Flow Analysis	Implied Equity Value Per Share Range for Iteris
Management Plan	$6.90-$8.40
Discounted Equity Value Analysis
Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common equity as a function of that company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future per share equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share on a stand-alone basis for Iteris.
To calculate the discounted per share equity value for Iteris, Morgan Stanley utilized estimated Adj. EBITDA for the next 12 months (“NTM”) following March 31, 2026 of $49 million based on the Management Plan in addition to a range of $39 million to $50 million based on the Vision 2027 guidance. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of multiples of AV to NTM Adj. EBITDA as of March 31, 2026 of 7.0x to 11.0x, and discounted the resulting equity values to June 30, 2024 at a discount rate of 15.0% based on Morgan Stanley’s estimate of Iteris’ then-current cost of equity. Based on this analysis and the fully diluted share count of Iteris common stock and estimates for future share issuance from stock-based compensation provided by Iteris’ management, Morgan Stanley derived a range of estimated implied values per share of Iteris common stock of $6.60 to $9.60 based on the Management Plan and $5.60 to $9.90 based on the Vision 2027 guidance, rounded to the nearest $0.10, as compared to the consideration offered and payable pursuant to the Merger Agreement of $7.20 per share.
7.0x – 11.0x NTM Adj. EBITDA as of 3/31/2026	Implied Equity Value Per Share Range for Iteris
Management Plan Adj. EBITDA of $49 million	$6.60 – $9.60
Vision 2027 guidance Adj. EBITDA of $39 – 50 million	$5.60 – $9.90
Other Information
Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion but were noted as reference data for the Board, including the following information described under the sections of this proxy statement captioned “—Historical Trading Range,” “—U.S. Public Company Premiums Paid” and “—Broker Price Targets.”
Historical Trading Range
For reference only, Morgan Stanley reviewed the historical trading range of Iteris common stock for the 52-week period ending August 7, 2024, the day prior to Morgan Stanley’s presentation to the Board, and noted a low and high per share closing price of $3.97 and $5.49 per share of Iteris common stock.
U.S. Public Company Premiums Paid
For reference only, Morgan Stanley reviewed comparable U.S. public company acquisitions between January 1, 2000 and June 30, 2024 for all-cash consideration for deals with an equity value implied by the related transaction consideration of $100 million or more, excluding terminated transactions, ESOPs, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations, restructurings and outlier data (less than 0% and greater than 200%), with a share price that was unaffected by transaction announcement, announcement of a competing bid or market rumors. Such analysis is designed to imply a value of a company based on publicly available financial terms of such transactions. The range of premiums paid in such comparable U.S. public company acquisitions had an upper quartile of 56% and a lower quartile of 21%.
Based on this analysis and the fully diluted share count of Iteris common stock provided by Iteris’ management, Morgan Stanley derived a range of estimated implied values per share of Iteris common stock of $4.90 to $6.30, rounded to the nearest $0.10, as of August 7, 2024, the day prior to Morgan Stanley’s presentation to the Board.
Broker Price Targets
For reference only, Morgan Stanley reviewed and analyzed future public market trading price targets for Iteris common stock that were prepared and published by three equity research analysts on or before August 7, 2024, the day prior to Morgan Stanley’s presentation to the Board. These targets reflected each analyst’s estimate of the future public market trading price of Iteris common stock. The range of undiscounted analyst price targets was $7.00 to $12.00 per share of Iteris common stock. Morgan Stanley discounted the range of analyst price targets by 12 months, at a discount rate of 15.0% based on Morgan Stanley’s estimate of Iteris’ then-current cost of equity. Based on this analysis and the fully diluted share count of Iteris common stock provided by Iteris management, Morgan Stanley derived a range of estimated implied values per share of Iteris common stock of $6.10 to $10.40, rounded to the nearest $0.10.
The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Iteris common stock, and these estimates are subject to uncertainties, including the future financial performance of Iteris and future financial market conditions.
General
In connection with the review of the Merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Iteris.
In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Iteris. These include, among other things, the impact of competition on the business of Iteris and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Iteris and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Merger Consideration to be received by the holders of shares of Iteris common stock (other than holders of the Excluded Shares and Dissenting Shares) pursuant to the Merger Agreement, and in connection with the delivery of its opinion dated August 8, 2024 to the Board. These analyses do not purpose to be appraisals or to reflect the prices at which shares of Iteris common stock might actually trade.
The Merger Consideration to be received by the holders of shares of Iteris common stock (other than holders of the Excluded Shares and Dissenting Shares) in the Merger pursuant to the Merger Agreement was determined through arm’s-length negotiations between Iteris and Parent, and was approved by the Board. Morgan Stanley acted as financial advisor to the Board during these negotiations but did not, however, recommend any specific consideration to Iteris or the Board, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other business or financial transaction or strategies, or other alternatives that might be available to Iteris, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of Iteris to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the stockholders of Iteris should vote at the Special Meeting.
Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve the execution, delivery and performance by Iteris of the Merger Agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the Merger Consideration pursuant to the Merger Agreement or of whether the Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.
The Board retained Morgan Stanley based on, among other things, Morgan Stanley’s qualifications, expertise and reputation and its knowledge of and involvement in recent transactions in Iteris’ industry. Under the terms of its engagement letter dated May 24, 2024, Morgan Stanley provided Iteris financial advisory services and an opinion, described in this section and attached to this proxy statement as Appendix C, in connection with the Merger. As compensation for Morgan Stanley’s financial advisory services, Iteris has agreed to pay Morgan Stanley a fee, a substantial portion of which is contingent upon the closing of the Merger, which is estimated, as of the date of this proxy statement, to be approximately $10.5 million (the “Morgan Stanley Transaction Fee”). As compensation for Morgan Stanley rendering a financial opinion to the Board, Iteris paid Morgan Stanley a fee equal to approximately $2.1 million, which will be credited against the Morgan Stanley Transaction Fee payable if the Merger is consummated. Iteris has also agreed to reimburse Morgan Stanley for its reasonable and documented out-of-pocket expenses incurred from time to time in connection with Morgan Stanley’s engagement. In addition, Iteris has agreed to indemnify Morgan Stanley and its affiliates, its and their respective current and former officers, directors, employees and agents and each other entity or person, if any, controlling Morgan Stanley or any of its affiliates, from and against certain losses, claims, damages and liabilities related to, arising out of or in connection with Morgan Stanley’s engagement.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley has not provided any financial advisory or financing services for Parent or, other than in connection with the Merger, Iteris, for which Morgan Stanley has received any fees in connection with such services. Morgan Stanley may seek to provide financial advisory and/or financing services to Parent and Iteris and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, Iteris and their respective affiliates, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
Certain Financial Projections
Iteris has historically prepared and publicly issued limited guidance as to projected financial results for its then-current fiscal quarter or fiscal year in its press releases announcing its financial results for the immediately preceding fiscal quarter or fiscal year, as applicable. Iteris also provides, from time to time, a higher-level view on projected financial results over a longer time horizon, such as Vision 2027, which was an investor presentation presented by Iteris management in December 2021 and reiterated in June 2024. Vision 2027 includes certain financial targets for fiscal year 2027, including Iteris’ revenue target of approximately $260,000,000 to $290,000,000, gross margin target of 49% to 51% and Adj. EBITDA margin target of 16% to 19%. Such financial targets assumed that Iteris will earn $35,000,000 to $45,000,000 in inorganic revenue. Other than such public guidance, Iteris does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that underlying assumptions and estimates may prove incorrect. However, in connection with the transaction, Iteris’ senior management prepared the Projections which were presented to and approved by the Board at its meeting held on April 21, 2024. In connection therewith, the Board instructed Iteris management and Morgan Stanley to provide interested parties with such information. The Projections contain certain non-public, unaudited, stand-alone financial projections for Iteris. The Projections were authorized for use by Iteris’ financial advisor, Morgan Stanley, for purposes of its financial analyses and opinion summarized under “—Opinion of Morgan Stanley” on page 45 of this proxy statement and were also furnished to Parent and certain other interested parties in connection with their respective due diligence review of Iteris as summarized under “—Background of the Merger”.
The Projections are included in the table below. The inclusion of this information should not be regarded as an indication that Iteris, its financial advisors or any of their respective representatives or any other recipient of this information considered, or now considers, the Projections to be necessarily predictive of future results. Iteris’ management advised the Board that the Projections represent Iteris’ management’s best estimates, at that time, of the future financial performance of Iteris and its business as currently configured as a stand-alone publicly listed company and do not take into account the transactions, including any costs incurred in connection with the transaction or any changes to Iteris’ operations or strategy that may be implemented after the completion of the transaction. As a result, actual results likely will differ, and may differ materially, from those contained in the Projections.
The following table is a summary of the Projections as described above.
Projections
	Fiscal Year Ending March 31
	2025E	2026E	2027E	2028E	2029E
	($ in thousands)
Total Revenue	$190,509	$219,163	$255,636	$292,677	$333,652
Cost of Revenue	$114,419	$125,848	$136,059	$150,626	$165,098
Gross Profit	$76,090	$93,315	$119,577	$142,051	$168,554

	Fiscal Year Ending March 31
	2025E	2026E	2027E	2028E	2029E
	($ in thousands)
Stock Based Compensation	$3,192	$3,505	$3,680	$3,864	$4,057
Depreciation & Amortization	$4,016	$3,573	$1,754	$2,742	$2,762
Taxes	$723	$1,801	$8,313	$10,921	$14,515
Other Income	$236	—	—	—	—
Other Adjustments(1)	$1,809	—	—	—	—
Adj. EBITDA(2)	$17,228	$28,485	$48,845	$60,747	$75,837
Net Income	$7,749	$19,618	$35,110	$43,232	$54,515
Capital Expenditures(3)	$2,282	$2,316	$2,620	$2,576	$3,217
Change in NWC	$544	$649	$(1,894)	$(961)	$543
(1)	“Other Adjustments” includes legal expenses believed to be infrequent, unusual and not reflective of ongoing operating results in the period incurred and executive severance cost.
(2)	“Adj. EBITDA” is a non-GAAP financial measure defined as net income before interest, tax, depreciation and amortization, stock based compensation, plus Other Adjustments and Other Income.
(3)	Includes purchases of property and equipment and capitalized software development costs.
The following is a calculation of the fully diluted shares of Iteris common stock outstanding as of August 8, 2024.
Common Stock (as of August 8, 2024)	Total (#)
Basic Shares Outstanding	42,799,248
Potential Dilutive Securities (as of August 8, 2024)	Total (#)	Strike Price ($)	Net Treasury Stock Method Dilution
Company Options	50,000	$1.87	37,014
Company Options	15,000	$2.37	10,063
Company Options	1,095,677	$2.38	733,495
Company Options	20,000	$2.96	11,778
Company Options	721,701	$3.13	407,962
Company Options	62,500	$3.19	34,809
Company Options	242,684	$4.06	105,837
Company Options	525,900	$4.16	222,047
Company Options	368,530	$4.21	153,042
Company Options	205,621	$4.22	85,104
Company Options	48,319	$4.47	18,321
Company Options	509,750	$4.80	169,917
Company Options	2,041	$4.90	652
Company Options	307,500	$4.91	97,802
Company Options	601,500	$5.00	183,792
Company Options	653,075	$5.10	190,480
Company Options	15,000	$5.26	4,042
Company Options	519,675	$5.52	121,258
Company Options	35,000	$5.65	7,535
Company Options	15,000	$6.03	2,438
Company Options	50,000	$6.41	5,486
Company RSUs	878,734	—	878,734
Company PSUs(1)	312,630	—	312,630
Total Dilutive Securities	7,255,837		3,794,235

Fully Diluted Shares Outstanding (as of August 8, 2024)	Total (#)
Basic Shares Outstanding	42,799,248
(+) Dilutive Securities	3,794,235
Fully Diluted Shares Outstanding	46,593,483
(1)
Company PSUs are reflected at target and are subject to a modifier based on Iteris’ relative TSR performance versus the Russell 2000 over a three-year performance period, which ranges from 0.75x to 1.25x. Company PSUs assume target level performance subject to a maximum TSR modifier (1.25x target amount) applied to 250,104 Company PSUs to total 312,630 Company PSUs.

Iteris’ ability to achieve the results set forth in the Projections is expressly dependent upon certain assumptions, including with respect to broad trends in the industry in which Iteris operates. The Projections were not prepared with a view to public disclosure and are included herein only because such information was made available as described above. The Projections were not prepared with a view to comply with accounting principles generally accepted in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Deloitte & Touche LLP, Iteris’ independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Projections and, accordingly, assumes no responsibility for them and expresses no opinion on them. The Projections included herein have been prepared by, and are the responsibility of, Iteris’ management.
Although a summary of the Projections is presented with numerical specificity, the Projections reflect numerous variables, assumptions and estimates as to future events, including the achievement of various initiatives and risks to the achievement of such initiatives and operations and financial performance, made by Iteris’ management that Iteris’ management believed were reasonable at the time the Projections were prepared, taking into account the relevant information available to Iteris’ management at the time the Projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results.
In addition, the ability to achieve the Projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Iteris operates, and the risks and uncertainties described in the section titled “Cautionary Statement Concerning Forward-Looking Statements” on page 28 of this proxy statement, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Projections also reflect assumptions by Iteris management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Iteris business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared.
In addition, the Projections do not give effect to the Merger, including any costs incurred related to the Merger. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. Since the Projections cover multiple years, that information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the Board, Iteris, Iteris’ financial advisor or Parent, or any of their respective representatives and affiliates, or any other recipient of this information considered, or now considers, the Projections to be material information of Iteris or that actual future results will necessarily reflect the Projections, and the Projections should not be relied upon as such.
The summary of the Projections is not included herein to induce any stockholder to vote in favor of the Merger Proposal, the Adjournment Proposal, or the Compensation Proposal or to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to shares of Iteris common stock. The Projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding Iteris contained in Iteris’ public filings with the SEC. See “Where You Can Find More Information; Incorporation by Reference” on page 101 of this proxy statement.

The Projections are forward-looking statements. For information on factors that may cause Iteris’ future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” on page 28 of this proxy statement.
Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Projections to reflect the occurrence of future events or changes in general economic or industry conditions, even if the assumptions underlying the Projections are shown to be in error. By including in this proxy statement a summary of certain financial projections, neither Iteris nor any of its representatives or advisors, nor Parent or any of its representatives and affiliates, makes any representation to any person regarding the ultimate performance of Iteris compared to the information contained in such financial projections and should not be read to do so.
In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to unduly rely on the Projections included herein.
Certain of the measures included in the Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP and non-GAAP financial measures as used by Iteris may not be comparable to similarly titled amounts used by other companies.
Interests of the Directors and Executive Officers of Iteris in the Merger
When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Iteris. See “—Background of the Merger” and “—Recommendation of Our Board of Directors and Reasons for the Merger” on pages 31 and 41 of this proxy statement, respectively. You should take these interests into account in deciding whether to vote “FOR” the approval of the Merger Agreement.
These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to our named executive officers are subject to a non-binding, advisory vote of the stockholders of Iteris and are quantified in the narrative below and in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 95 of this proxy statement.
Treatment of Equity Awards and the Company ESPP
Under the Merger Agreement, the equity awards held by Iteris’ directors and executive officers and the Company ESPP will be treated as follows:
Company Options
At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or Iteris, be cancelled and converted into the right to receive (without interest) an amount of cash (subject to any withholding taxes) equal to the product of (x) the total number of shares of Iteris common stock underlying the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided, however, that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled for no consideration.
Company RSUs
At the Effective Time, each outstanding award of Company RSUs will become fully vested and will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to (x) the total number of shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration.
Company PSUs
At the Effective Time, each Company PSU that at such time is subject to performance-based vesting conditions will become vested as to the number of shares subject to such Company PSUs that would become “Vesting Eligible PSUs” as of the Effective Time in accordance with the applicable award agreement (provided, that,

(A) notwithstanding anything to the contrary contained in the applicable award agreement, the achievement percentage for any performance period that has commenced but is not yet completed or has not yet commenced as of the Effective Time shall be set at “target” (or 100%) performance, and (B) for the avoidance of doubt, the multiplier under any Company PSU that is to be determined by reference to the Company’s stock price or total stockholder return shall be determined based on actual performance for the performance period in accordance with the applicable award agreement), and will, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or Iteris, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to (x) the number of vested shares underlying such Company PSUs, multiplied by (y) the Merger Consideration. Any Company PSUs that do not vest in accordance with the foregoing will be terminated as of the Effective Time for no consideration. Notwithstanding the foregoing, to the extent that any payment in respect of any Company RSU or Company PSU constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, such amount shall be paid by Parent as provided under the terms of the Company Deferred Compensation Plan and any applicable deferral election or agreement relating to such Company RSU or Company PSU, as applicable, and that will not trigger a tax or penalty under Section 409A of the Code (after taking into account actions taken under Treas. Reg. 1-409A-3(j)(4)(ix)).
The following table sets forth, for each of Iteris’ directors and executive officers, (i) the number of shares of Iteris common stock underlying the Company Options, Company RSUs and Company PSUs held by each Iteris executive officer and director as of September 4, 2024, the latest practicable date to determine these numbers before the filing of this proxy statement, and (ii) the value of such equity awards as of such date determined by the treatment of such equity awards described above. All such amounts actually payable to each of Iteris’ directors and executive officers will be subject to any applicable withholding taxes and will be payable without interest. These amounts do not attempt to forecast any equity awards that may be granted following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by Iteris’ directors and executive officers may materially differ from the amounts set forth below.
This table also does not include any outstanding rights to purchase shares under the Company ESPP held by our executive officers.
Name	Company Options (#)	Value of Company Options ($)(1)	Company RSUs (#)	Value of Company RSUs ($)	Company PSUs (#)(2)	Value of Company PSUs ($)(2)	Total Value of Equity Awards ($)
Executive Officers
J. Joseph Bergera	2,560,833	9,021,154	162,645(3)	1,171,044	98,709	710,705	10,902,902
Kerry A. Shiba	119,289	344,111	95,477	687,434	35,243	253,750	1,285,295
Todd Kreter	471,362	1,204,028	52,155(3)	375,516	33,234	239,285	1,818,828
William M. Cousins	180,199	657,445	42,534	306,245	32,912	236,966	1,200,657
Non-Employee Directors
Gary Hall	—	—	26,144	188,237	—	—	188,237
Gerard M. Mooney	—	—	17,429	125,489	—	—	125,489
Laura L. Siegal	—	—	26,144	188,237	—	—	188,237
Thomas L. Thomas	—	—	66,545(3)	479,124	—	—	479,124
Kimberly L. Valentine-Poska	—	—	17,429	125,489	—	—	125,489
Dennis W. Zank	—	—	17,429	125,489	—	—	125,489
(1)	The value of each Company Option is based on the Merger Consideration less the applicable exercise price for such Company Option.
(2)
This column represents Company PSUs assuming the “target” number of PSUs become “Vesting Eligible Shares” under the applicable award agreements at the Effective Time. The number of shares subject to such Company PSUs that will become “Vesting Eligible PSUs” as of the Effective Time in accordance with the applicable award agreement will be determined at the Effective Time (provided, that, (A) notwithstanding anything to the contrary contained in the applicable award agreement, the achievement percentage for any performance period that has commenced but is not yet completed or has not yet commenced as of the Effective Time shall be set at “target” (or 100%) performance, and (B) for the avoidance of doubt, the multiplier under any Company PSU that is to be determined by reference to the Company’s stock price or total stockholder return shall be determined based on actual performance for the performance period in accordance with the applicable award agreement). The number of PSUs that may become “Vesting Eligible PSUs” based on performance may vary from 0% to 200% of “target.”

(3)
For each of Messrs. Bergera, Kreter, and Thomas, includes 50,858 RSUs, 13,694 RSUs, and 49,116 RSUs, respectively, that have fully vested but were deferred pursuant to the Company Deferred Compensation Plan. At the Effective Time, the deferred RSUs will be cancelled in exchange for the right to receive the Merger Consideration, and the proceeds will be distributed in accordance with the terms of the Company Deferred Compensation Plan. For additional information regarding the Company Deferred Compensation Plan, please see “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Deferred Compensation Plan.”

Company ESPP
The Board (or, if appropriate, the committee administering the Company ESPP) will take all actions reasonably necessary with respect to the Company ESPP to provide that: (i) except for the Final Offering Period, no new offering period will commence following the date of the Merger Agreement unless and until the Merger Agreement is terminated; and (ii) from and after the date of the Merger Agreement, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement. If the Effective Time occurs: (a) during the Final Offering Period, (A) the final exercise date under the Company ESPP shall be the Final Exercise Date, and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole shares of Iteris common stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, which shares of Iteris common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration; or (b) after the end of the Final Offering Period, all amounts allocated to each participant’s account under the Company ESPP at the end of such Final Offering Period will be used to purchase whole shares of Iteris common stock under the terms of the Company ESPP for such offering period, which shares of Iteris common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration. As promptly as practicable following the purchase of shares of Iteris common stock in accordance with the foregoing clauses (a) or (b), Iteris shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. As of the Effective Time, the Company ESPP shall be terminated and no further shares of Iteris common stock or other rights with respect to shares of Iteris common stock shall be granted thereunder.
Executive Severance Benefits
Employment Agreement with Joe Bergera
Iteris has entered into an employment agreement with Mr. Bergera, which governs the terms of his employment with the Company as our Chief Executive Officer. In the event that Mr. Bergera is terminated without cause or he resigns for good reason within 12 months following a change in control (as such terms are defined in the employment agreement) (which includes the Merger), Mr. Bergera will be entitled to receive (i) a lump sum payment equal to 125% of his base salary as then in effect, (ii) a lump sum payment equal to his target annual bonus, prorated for the portion of the fiscal year that elapsed prior to his termination, and (iii) COBRA coverage at Company expense for a period of up to 12 months following his termination.
The receipt of the above-described severance amounts is subject to Mr. Bergera’s execution, delivery and non-revocation of a release of claims in favor of Iteris.
Executive Severance Plan
Each of our executive officers, other than Mr. Bergera, is eligible to participate in the Iteris, Inc. Amended and Restated Executive Severance Plan (the “Executive Severance Plan”) and will be entitled to receive the following severance payments and benefits in the event such executive’s employment is terminated by Iteris without cause or due to the covered executive’s resignation for good reason within 12 months of a change in control (as such terms are defined in the Executive Severance Plan) (which includes the Merger) (as such terms are defined in the Executive Severance Plan) (a “CIC Qualifying Termination”).
In the event a covered executive experiences a CIC Qualifying Termination, the covered executive will receive the following benefits: (i) a lump sum payment equal to the covered executive’s base salary as then in effect, and (ii) COBRA coverage for the executive and any eligible dependents at Company expense for a period of up to 12 months following his termination. In addition, in the event that Mr. Shiba is terminated by the Company without cause or he resigns for good reason within six months following a change of control (as such terms are defined in the Executive Severance Plan) (which includes the Merger), Mr. Shiba is entitled to a lump sum payment equal to his target annual bonus, prorated for the portion of the fiscal year that elapsed prior to his termination.
Non-Employee Director Compensation
At the special meeting, each non-employee director will be granted an annual equity award pursuant to the Company’s 2016 Omnibus Incentive Plan and in accordance with Iteris’ existing compensation structure for non-employee directors. The annual equity awards will be in the form of Company RSUs, which will have a grant date fair value of no more than $80,000 per director and will vest on the first anniversary of the grant date or, if earlier, upon the Closing. At the Effective Time, each of these Company RSUs will automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to (x) the total number of shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration
Deferred Compensation Plan
Iteris maintains the Company Deferred Compensation Plan, a non-qualified deferred compensation plan, which provides participating employees and non-employee directors the opportunity to defer designated percentages of their base salary, annual bonus, RSUs and PSUs per plan year. Participant deferrals are fully vested at all times. Prior to the Closing Date, and only if mutually agreed to between the parties, Iteris will take all actions reasonably required to implement the following with respect to the Company Deferred Compensation Plan: (i) within 30 days prior to the Closing Date, adopt resolutions approving termination and liquidation of the Company Deferred Compensation Plan and the related rabbi trust, effective as of the Closing Date, and (ii) take all actions reasonably required to fully distribute the vested accounts of the current or former employees of the Company or its subsidiaries, in accordance with the terms of the Company Deferred Compensation Plan, but in any event within 12 months following the Closing Date.
Prorated Annual Bonuses
To the extent the annual bonuses for the fiscal year in which the Effective Time occurs remain unpaid as of Closing, Parent shall pay bonuses provided under Iteris’ annual performance bonus programs for such fiscal year to each “Continuing Employee” (measured as of immediately prior to the Closing) based on an amount no less than the greater of the Continuing Employee’s (i) target annual incentive award and (ii) the annual incentive award earned by such Continuing Employee based on the actual level of performance through the latest practicable date prior to the Effective Time as reasonably determined by the Board or its designee and as provided under such annual incentive plan. Such bonuses shall be paid by Parent or its subsidiary at the time that annual bonuses would normally be paid by Iteris, but in all events within 60 days following the end of the applicable fiscal year. Such bonuses will be subject to the applicable Continuing Employee’s service through the date of payment; provided, however, that in the event that a Continuing Employee’s employment with Iteris is terminated on or after the Effective Time but prior to the time such annual bonus is paid under circumstances giving rise to severance under Iteris’ plans or policies, the Continuing Employee will be eligible for a prorated annual bonus based on the portion of the year the Continuing Employee was employed with Iteris through the termination date.
New Parent Arrangements
Certain of Iteris’ executive officers may continue to provide employment or other services to Parent after the Effective Time and may enter into new agreements, arrangements or understandings with Parent to set forth the terms and compensation of such post-Effective Time service. As of the date of this proxy statement, no such agreements, arrangements or understandings with Parent exist.
280G Mitigation
To the extent that the Effective Time is reasonably expected to occur on or after December 1, 2024, Iteris may, in consultation with Parent, take actions to minimize adverse tax consequences to the Company or individuals under Sections 280G and 4999 of the Code, which may include, without limitation, accelerating the payment of fiscal year 2025 bonuses and accelerating the vesting of all or a portion of outstanding Company RSUs; provided, that in no circumstances will the Company grant tax gross-ups to any individual for taxes due under Code Section 280G or 4999. As of the date of this proxy statement, no such tax planning strategies have yet been finalized or implemented.
In addition, Mr. Bergera’s employment agreement and the Executive Severance Plan contain a Section 280G “net-better” cutback provision, which provides that if the total payments to the executive officer would exceed the applicable threshold under Section 280G of the Code, then those payments will be reduced to the applicable threshold to avoid the imposition of the excise taxes under Section 4999 of the Code in the event, and only in the event, such reduction would result in a better after-tax result for the executive officer.

Named Executive Officer Golden Parachute Compensation
The following table is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, assuming the Merger is consummated on the latest practicable date prior to the filing of this proxy statement, or June 13, 2024.
The following table is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, assuming the Merger is consummated on the latest practicable date prior to the filing of this proxy statement, or September 4, 2024.
For purposes of calculating such amounts, we have assumed:
•	a closing date of September 4, 2024 (which is the latest practicable date prior to the filing of this proxy statement);
•
the employment of each named executive officer is terminated without “cause” or by the named executive officer for “good reason” (each, a “qualifying termination”), in either case, immediately following the consummation of the Merger;

•	the consummation of the Merger constitutes a change in control for purposes of the applicable compensation plan or agreement;
•	the named executive officer’s base salary and target annual bonus will remain unchanged from those applicable as of September 4, 2024;
•	each named executive officer’s outstanding equity awards are those that are outstanding and unvested as of September 4, 2024;
•	each named executive officer will receive subsidized COBRA continuation coverage, as applicable, for the maximum eligible period;
•	a price per share of Iteris common stock equal to the Merger Consideration of $7.20;
•	no cutback or reduction has been applied to mitigate the impact of Sections 280G and 4999 of the Code; and
•	no named executive officer will enter into any new agreement or become entitled to, prior to the Closing, additional compensation or benefits related to the Merger.
The compensation summarized in the table and footnotes below is subject to a non-binding, advisory vote of the stockholders of Iteris, as described in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 95 of this proxy statement.
Golden Parachute Compensation
Name(1)	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
J. Joseph Bergera	935,402	2,708,512	17,097	3,661,011
Kerry A. Shiba	678,563	1,252,317	17,097	1,947,977
Todd Kreter	408,756	915,660	14,375	1,338,791
William M. Cousins	402,205	1,002,590	6,947	1,411,742
(1)
For each named executive officer, consists of (a) cash severance payable pursuant to an employment agreement or the Executive Severance Plan, as described below and (b) a prorated annual bonus payment (assumed to equal target performance for purposes of this quantification), as described below.

Under Mr. Bergera’s employment agreement, if Mr. Bergera experiences a qualifying termination within 12 months following a change in control, he is entitled to: (i) a lump sum payment equal to 125% of his base salary as then in effect, (ii) a lump sum payment equal to the prorated portion of his target annual bonus established by the Board or its designee for the fiscal year in which the termination occurs, and (iii) COBRA coverage at Company expense for a period of up to 12 months following his termination. Under the Executive Severance Plan, if Messrs. Shiba, Kreter, or Cousins experience a qualifying termination during the specified change in control period, they are entitled to: (a) a lump sum payment equal to his base salary as then in effect, and (b) COBRA coverage for the executive officer and any eligible dependents at Company expense for a period of up to 12 months following his termination. In addition, in the event that Mr. Shiba experiences a qualifying termination within six months following a change in control, Mr. Shiba is entitled to a lump sum payment equal to his target annual bonus, prorated for the portion of the fiscal year that elapsed prior to his termination. The receipt of such cash severance is subject to each executive officer’s execution, delivery and non revocation of a release of claims in favor of Iteris.
Pursuant to the Merger Agreement, which, based on performance achievement as of September 4, 2024, annual bonuses would be payable based on the target level of performance. These payments are “double-trigger” benefits in that they will only be paid prior to the time annual bonuses for the fiscal year in which the Merger occurs would normally be paid if the named executive officer experiences a qualifying termination of employment prior to such time.
In addition to the foregoing, to the extent the annual bonuses for the fiscal year in which the Effective Time occurs remain unpaid as of Closing, Parent shall pay bonuses provided under Iteris’ annual performance bonus programs for such fiscal year to each executive who remains employed as of the Effective Time (measured as of immediately prior to the Closing) based on an amount no less than the greater of the executive’s (i) target annual incentive award and (ii) the annual incentive award earned by such executive based on the actual level of performance through the latest practicable date prior to the Effective Time as reasonably determined by the Board or its designee and as provided under such annual incentive plan. Such bonuses shall be paid by Parent or its subsidiary at the time that annual bonuses would normally be paid by Iteris, but in all events within 60 days following the end of the applicable fiscal year. Such bonuses will be subject to the executive’s service through the date of payment; provided, however, that in the event of an executive’s qualifying termination or after the Effective Time but prior to the time such annual bonus is paid, the executive will be eligible for a pro-rated annual bonus based on the portion of the year the executive was employed with Iteris through the termination date. These pro-rated annual bonuses have been assumed based on target performance for purposes of this quantification.
The cash severance, and pro-rated annual bonuses in this column are “double-trigger” benefits, as they become payable upon or following the closing only upon a qualifying termination following a change in control under the terms of the applicable arrangement or the Merger Agreement, as applicable. For additional information, please see “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Prorated Annual Bonuses” on page 58 of this proxy statement.
The estimated amount of each such payment is shown in the following table:
Named Executive Officer	Severance ($)	Prorated Bonus ($)(4)	Total ($)
J. Joseph Bergera	768,651	166,751	935,402
Kerry A. Shiba	569,122	109,442	678,563
Todd Kreter	324,480	84,276	408,756
William M. Cousins	319,280	82,925	402,205
(2)
The estimated amounts shown in this column represent the aggregate intrinsic value of the outstanding, unvested Company Options (the excess, if any, of the per share Merger Consideration over the applicable exercise price) and the aggregate value of the outstanding, unvested Company RSUs and the Company PSUs that will be cancelled in exchange for the per share Merger Consideration, as described above in “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Treatment of Equity Awards and the Company ESPP” on page 55 of this proxy statement. These amounts in respect of the Company Options, Company RSUs and Company PSUs are single-trigger payments. Under the terms of the Merger Agreement, the payments of such equity awards (as estimated in the following table) will be made to the named executive officers not later than five business days following the Closing Date (or such later date as is necessary to comply with Section 409A of the Code). For additional information, please see “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Prorated Annual Bonuses” on page 58 of this proxy statement.

Name	Value of Unvested Company Options ($)(a)	Value of Unvested Company RSUs (time-based) ($)	Value of Unvested Company PSUs ($)(b)	Total ($)
J. Joseph Bergera	1,192,941	804,866	710,705	2,708,512
Kerry A. Shiba	311,133	687,434	253,750	1,252,317
Todd Kreter	399,456	276,919	239,285	915,660
William M. Cousins	459,379	306,245	236,966	1,002,590
(a)	The value of each unvested Company Option is based on the Merger Consideration less the applicable exercise price for such Company Option.
(b)
The number of shares subject to such Company PSUs that will become “Vesting Eligible PSUs” as of the Effective Time in accordance with the applicable award agreement will be determined at the Effective Time (provided, that, (A) notwithstanding anything to the contrary contained in the applicable award agreement, the achievement percentage for any performance period that has commenced but is not yet completed or has not yet commenced as of the Effective Time shall be set at “target” (or 100%) performance, and (B) for the avoidance of doubt, the multiplier under any Company PSU that is to be determined by reference to the Company’s stock price or total stockholder return shall be determined based on actual performance for the performance period in accordance with the applicable award agreement). The number of PSUs that may become “Vesting Eligible PSUs” based on performance may vary from 0% to 200% of “target.” The number of PSUs that will become “Vesting Eligible PSUs” at the Effective Time has been assumed to equal the “target” number of PSUs for purposes of this quantification.

(3)
The amounts in this column represent the cost of subsidized COBRA continuation coverage for a period of 12 months pursuant to Mr. Bergera’s employment agreement and the Executive Severance Plan. These COBRA continuation coverage payments are “double-trigger” benefits in that they will only be paid if the named executive officer experiences a qualifying termination of employment during the 12 months following a change in control.

(4)	The amounts in this column assume pro-ration through September 4, 2024.

Narrative Disclosure to Named Executive Officer Golden Parachute Compensation Table
For additional information relating to our named executive officers’ severance payments and the treatment of equity awards held by our named executive officers, see “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger” on page 55 of this proxy statement.
Insurance and Indemnification of Directors and Executive Officers
Under the Merger Agreement, beginning at the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless, and will advance expenses as incurred, to the fullest extent permitted under applicable law, the certificate of incorporation, bylaws or similar organizational documents of Iteris and any contract of Iteris or its subsidiaries, in each case as in effect as of the date of the Merger Agreement, each current and former director and officer of Iteris and each of their respective employees who serves as a fiduciary of an Iteris benefit plan (each, an “Indemnitee”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with the Merger Agreement or the Merger.
The Merger Agreement provides that, from and for six years after the Effective Time, Parent and the Surviving Corporation will maintain for the benefit of those persons that are directors and officers of Iteris as of the date of the Merger Agreement, and as of the effective date of the Merger, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time, that is substantially equivalent to, and in any event not less favorable in structure, terms of coverage and limits of coverage than the existing policy of Iteris, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that, in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Company.
For a further discussion of Parent’s indemnification obligations and the Surviving Corporation’s director and officer fiduciary liability insurance policies, see “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 87 of this proxy statement.
Financing the Merger
Pursuant to the Debt Commitment Letter, Parent has obtained committed debt financing for the transaction from Goldman Sachs Bank Europe SE (in its capacity as arranger and underwriter pursuant to the Debt Commitment Letter, the “Commitment Party”) in the form of (i) the Bridge Facility in an aggregate principal amount of up to €350 million (which commitments may be replaced by the proceeds of the issuance of one or more series of senior secured notes (in escrow or otherwise) pursuant to one or more offerings in reliance on Rule 144A under the Securities Act and/or Regulation S under the Securities Act or other private placement (without registration rights)) and (ii) the RCF Commitments under the Existing RCF between Parent and Goldman Sachs Bank Europe SE in a maximum aggregate principal amount of up to €10 million, which shall enable Parent to consummate the transactions contemplated by the Merger Agreement, including payment of the aggregate Merger Consideration and all premiums, fees, costs and expenses of or payable by Parent, Merger Sub or the Surviving Corporation on the Closing Date related to the transactions contemplated by the Merger Agreement. The consummation of the Merger is not conditioned upon Parent’s obtaining of any financing.

The Bridge Facility shall be available on a “certain funds” basis customary in the European debt market and the obligations of the Commitment Party under the Debt Commitment Letter to provide the Bridge Facility are subject only to the negotiation, execution and delivery of the facility agreement relating to the Bridge Facility (the “Bridge Facility Agreement”) in form and substance satisfactory to Parent and the Commitment Party (each acting reasonably) in accordance with paragraph 5 (Documentary Principles) in the Debt Commitment Letter and satisfaction of the conditions precedent under the Bridge Facility Agreement, including, but not limited to (as applicable):
•
the consummation in all material respects of the Merger in accordance with the Merger Agreement as in effect on August 8, 2024, without giving effect to any modifications, amendments or express waiver of consents by Parent (or its affiliates) thereto that are materially adverse to the lenders of the Bridge Facility in their capacity as such without their consent (in each case, not to be unreasonably withheld, conditioned or delayed);

•
receipt by the Bridge Agent of (x) a tax structuring memorandum and certain due diligence reports, each of which shall be treated as having been unconditionally and irrevocably satisfied if the final memorandum and reports delivered to the Commitment Party by Parent are, in form and substance, substantially the same as the final versions or drafts (as applicable) received by the Commitment Party prior to the date of the Debt Commitment Letter, save for any changes that are not materially adverse to the interests of the lenders of the Bridge Facility (taken as a whole) or any other changes approved by such lenders (acting reasonably) and (y) customary “know-your-customer” information and documentation;

•	subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the Merger of certain specified representations and warranties in the Merger Agreement;
•	reasonable evidence of payment of fees; and
•	the delivery of certain customary closing documents (including customary certificates and legal opinions).
Additionally, pursuant to the Debt Commitment Letter, the Bridge Facility Agreement will be entered into after the signing date of the Merger Agreement and therefore, conditions to funding also include:
•
No Major Default (which will be limited to non-payment, other obligations with respect to Major Undertakings (which will be limited to anti-corruption law and sanctions, merger and consolidation, limitations on restricted payments, limitation on asset sales, limitation on indebtedness, limitation on liens and, subject to receipt of the Italian Golden Power Clearance, an undertaking to procure that at all times not less than 80.0% of the capital stock of the borrower of the Bridge Facility is part of the collateral), misrepresentation with respect to the Major Representations (which will be limited to status, binding obligations, non-conflict with other obligations, power and authority, validity and admissibility in evidence), insolvency, insolvency proceedings, creditors’ process, unlawfulness and invalidity, repudiation and rescission of agreements), in each case only to the extent such default/breach/misrepresentation has occurred and is continuing as at the relevant utilization date;

•	no Change of Control (to be defined consistent with the Existing Notes, provided that no “Specified Change of Control” shall be included); and
•	bringdown of Major Representations under the Bridge Facility Agreement.
The obligations of the Commitment Party under the Debt Commitment Letter to make available the RCF Commitments are subject only to the satisfaction of the following conditions:
•	The RCF Commitments shall be provided by way of Accordion Increase under and as defined in the Existing RCF;
•
Negotiation, execution and delivery of the Accordion Request (as defined in the Existing RCF) (in form and substance satisfactory to Parent and the Commitment Party (each acting reasonably)) and the satisfaction of conditions precedent thereunder; and

•
The RCF Commitments, subject to the Accordion Request being signed by no later than October 14, 2024 and the Closing Date having occurred, shall have the same terms as the Facility under (and as defined in) the Existing RCF, provided that that the Termination Date (as defined in the Existing RCF) with respect to the RCF Commitments shall be automatically extended to the date falling three months prior to the earliest maturity date of any debt securities issued by Parent or any of its affiliates, in one or more offerings (the “Debt Securities”) on the first date on which (x) any amounts outstanding under the Bridge Facility have been repaid and/or all commitments hereunder have been terminated in full and the Propose Acquisition has been consummated, in each either case, with the proceeds of such Debt Securities, and (y) the indenture dated November 3, 2021 governing Parent’s €350,000,000 Senior Secured Notes due 2026 have been repaid in full with the proceeds of any Debt Securities; provided that any such Debt Securities shall have a term not exceeding seven years.
Commitments in respect of the Debt Commitment Letter shall terminate on the earliest to occur of:
•	if the Closing Date has not occurred on or before such date, 11.59 p.m. (in London) on the date falling nine months after the date of the Debt Commitment Letter;
•
the Closing Date (but only to the extent such date occurs and the Proposed Acquisition is consummated without the funding or effectiveness of the Bridge Facility or without the proceeds of Permanent Securities under the high yield engagement letter dated on or around the date of the Debt Commitment Letter among certain investment or commercial banks and Parent in respect of certain senior unsecured notes or other debt securities that may replace or refinance the Bridge Facility);

•	in respect of the Bridge Facility only, the date on which all the commitments under the Bridge Facility are cancelled in full, without the Bridge Facility having been drawn;
•	in respect of the Bridge Facility only, the date on which the Bridge Facility Agreement is signed by all the relevant parties thereto and the Bridge Facility becomes available hereunder;
•	the date on which Parent determines and notifies the Commitment Party in writing (which notification shall be provided as soon as reasonably practicable after making such determination) that:
•	if the Merger Agreement has been signed, the Merger Agreement has been validly and conclusively terminated prior to the Closing Date in accordance with its terms;
•	Parent is conclusively no longer proceeding with the Proposed Acquisition; or
•	the target company has entered into a merger agreement with another entity; and
•	in respect of the RCF Commitments only, the Accordion Request not being signed by October 14, 2024.
or, in each case, such later date as agreed by Parent and the Commitment Party.
Appraisal Rights
General
If the Merger is completed, record holders or beneficial owners of shares of Iteris common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with such statutory requirements will result in the loss of your appraisal rights.
This section summarizes certain material provisions of the DGCL pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is attached as Appendix B to this proxy statement and incorporated by reference herein. All references within Section 262 of the DGCL to “stockholder” are to the record holder of shares of Iteris common stock. The following discussion does not constitute any legal or other advice nor does it constitute a recommendation as to whether or not an Iteris stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.
Under the DGCL, if you (as a record holder or beneficial owner) hold one or more shares of Iteris common stock, do not vote in favor of the adoption of the Merger Agreement, continuously are the record holder or beneficial owner of such shares through the effective date of the Merger and otherwise comply with the requirements set forth in Section 262 of the DGCL, you will be entitled to have your shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) in cash, together with interest, if any, to be paid upon the amount determined to be the fair value. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration which Iteris stockholders will be entitled to receive upon the consummation of the Merger pursuant to the Merger Agreement. These rights are known as appraisal rights.
Under Section 262 of the DGCL, not less than 20 days prior to the special meeting at which the adoption of the Merger Agreement will be submitted to the stockholders, Iteris must notify each stockholder who was an Iteris stockholder on the Record Date and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice either a copy of Section 262 of the DGCL or information directing the stockholder to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. This proxy statement constitutes the required notice, and a copy of Section 262 of the DGCL is attached as Appendix B to this proxy statement.
A STOCKHOLDER OR BENEFICIAL OWNER OF ITERIS COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND APPENDIX B CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL UNDER SECTION 262 OF THE DGCL, A STOCKHOLDER OR BENEFICIAL OWNER OF ITERIS COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE ITS APPRAISAL RIGHTS, IS ENCOURAGED TO CONSULT WITH ITS OWN LEGAL COUNSEL. ANY SHARES OF ITERIS COMMON STOCK HELD BY AN ITERIS STOCKHOLDER OR BENEFICIAL OWNER WHO FAILS TO PERFECT, SUCCESSFULLY WITHDRAWS OR OTHERWISE LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE DEEMED TO HAVE BEEN CONVERTED AS OF THE EFFECTIVE DATE OF THE MERGER INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION.
How to Exercise and Perfect Your Appraisal Rights
If you are an Iteris stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of Iteris common stock, you must comply with ALL of the following:
•
you must NOT vote “FOR,” or otherwise consent in writing to, the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, if you submit a proxy and wish to exercise your appraisal rights, you must include voting instructions to vote your share “AGAINST,” or as an abstention with respect to, the Merger Proposal;

•
you must continuously hold your shares of Iteris common stock from the date of making the demand through the effective date of the Merger. You will lose your appraisal rights if you transfer your shares of Iteris common stock before the effective date of the Merger;

•	prior to the taking of the vote on the Merger Proposal at the special meeting, you must deliver a proper written demand for appraisal of your shares;
•
you, another stockholder, or beneficial owner of shares or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Iteris common stock within 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Iteris stockholders or beneficial owners to initiate all necessary action to properly demand their appraisal rights in respect of shares of Iteris common stock within the time prescribed in Section 262 of the DGCL; and

•	you must otherwise comply with the applicable procedures and requirements set forth in Section 262.
If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Iteris common stock.
Filing a Written Demand
Neither voting against the Merger Proposal, nor abstaining from voting or failing to vote on the Merger Proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. A record holder or beneficial owner of shares of Iteris common stock wishing to exercise appraisal rights must deliver to Iteris, before the taking of the vote on the Merger Proposal at the special meeting, a written demand for the appraisal of the stockholder’s shares. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the Merger Proposal at the special meeting will constitute a waiver of appraisal rights. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.
A demand for appraisal must be executed by or on behalf of a stockholder of record or beneficial owner. The demand must reasonably inform us of the identity of the stockholder of record holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her, their or its shares and, in case of a demand made by a beneficial owner, must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL. The written demand should state the number of shares of Iteris common stock as to which appraisal is sought. Where no number of shares of Iteris common stock is expressly mentioned, the demand will be presumed to cover all shares of Iteris common stock held in the name of the holder of record.
If your shares of Iteris common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if your shares are owned of record jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record or beneficial owner; however, the agent must identify the holder or holders of record (and, if by an authorized agent of any beneficial owner or owners, must identify the beneficial owner or owners and otherwise comply with the requirements applicable to appraisal demands made by beneficial owners) and expressly disclose the fact that, in exercising the demand, such person is acting as agent.
If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:
Iteris, Inc.
1250 S. Capital of Texas Hwy., Build 1, Suite 330
Austin, Texas 78746
Attention: Corporate Secretary
At any time within 60 days after the effective date of the Merger, any Iteris stockholder or beneficial owner that made a demand for appraisal but has not commenced an appraisal proceeding or joined in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Iteris common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal, but after such 60-day period, a demand for appraisal may be withdrawn only with the written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder or beneficial owner who withdraws such person’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder or beneficial owner will be entitled to receive only the appraised value of his, her, their or its shares of Common Stock determined in any such appraisal proceeding, which value may be more than, less than, or equal to the Merger Consideration.
Notice by the Surviving Corporation. Within 10 days after the effective date of the Merger, Iteris, as the Surviving Corporation, must notify each record holder and beneficial owner of Iteris common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL and has not voted in favor of the Merger Proposal of the date that the Merger has become effective.
Filing a Petition for Appraisal with the Delaware Court of Chancery. Within 120 days after the effective date of the Merger, but not later, a stockholder of record or a beneficial owner who has complied with the requirements of Section 262 of the DGCL or the Surviving Corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a record or beneficial holder, demanding an appraisal of the value of the shares of Iteris common stock held by all stockholders who have properly demanded appraisal. None of Parent, Merger Sub or Iteris, as the Surviving Corporation is under any obligation to file an appraisal petition or has any intention to do so. If you desire to have your shares of Iteris common stock appraised, you should initiate any petitions necessary for properly demanding your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.
Within 120 days after the effective date of the Merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of Iteris common stock not voted in favor of the Merger Proposal and with respect to which Iteris has received demands for appraisal, and the aggregate number of record holders or beneficial owners of those shares (for which purpose the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). The Surviving Corporation must mail this statement to you within the later of (i) 10 days after receipt by the Surviving Corporation of the request therefor or (ii) 10 days after expiration of the period for delivery of demands for appraisal.
If a petition for appraisal is not timely filed, or if you deliver to the Surviving Corporation a written withdrawal of your demand for an appraisal and an acceptance of the Merger Consideration, either within 60 days after the effective date of the Merger or thereafter with the written approval of the Surviving Corporation, then the right to appraisal will cease.
If a petition for appraisal is duly filed and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Court of Chancery a duly verified list containing the names and addresses of all stockholders and beneficial owners who have demanded an appraisal of their shares of Iteris common stock and with whom agreements as to the value of their shares of Iteris common stock have not been reached by the Surviving Corporation. After notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the stockholders and beneficial owners shown on the list at the addresses therein stated as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which Iteris stockholders and beneficial owners have complied with Section 262 of the DGCL and have become entitled to appraisal rights and may require the Iteris stockholders and beneficial owners demanding appraisal who hold certificated shares of Iteris common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any Iteris stockholder or beneficial owner who fails to comply with this direction. In addition, assuming common stock of Iteris remains listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of Iteris common stock entitled to appraisal exceeds 1% of the outstanding shares of Iteris common stock, or (ii) the value of the consideration provided in the Merger for such total number of shares of Iteris common stock exceeds $1.0 million.
The appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the shares of Iteris common stock held by all Iteris stockholders and beneficial owners who have properly demanded appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the Surviving Corporation or by any stockholder or beneficial owner entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders and beneficial owners entitled to an appraisal. Any stockholder or beneficial owner whose name appears on the list filed by the Surviving Corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder or beneficial owner is not entitled to appraisal. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the Iteris stockholders and beneficial owners entitled to receive the same.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to fair value under Section 262 of the DGCL. The fair value of shares of Iteris common stock as determined under Section 262 of the DGCL could be greater than, the same as or less than the Merger Consideration. Neither Parent nor Iteris, as the Surviving Corporation, anticipates offering more than the Merger Consideration to any Iteris stockholder or beneficial owner exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Iteris common stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.
If no party files a petition for appraisal within 120 days after the effective date of the Merger, you will lose the right to an appraisal and will instead receive the Merger Consideration in accordance with the Merger Agreement.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and may tax those costs upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Iteris common stock entitled to appraisal. In the absence of such an order, each party to the appraisal proceeding bears its own expenses.
If you have duly demanded an appraisal in compliance with Section 262 of the DGCL, you will not, from and after the effective date of the Merger, be entitled to vote the shares of Iteris common stock subject to the demand for any purpose or receive any dividends on those shares, except dividends payable to holders of record of Iteris common stock as of a record date prior to the effective date of the Merger.
If you have not commenced an appraisal proceeding or joined such a proceeding as a named party, you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the consideration payable in the Merger to the Surviving Corporation, except that any attempt to withdraw made more than 60 days after the effective date of the Merger will require written approval of the Surviving Corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Iteris stockholder or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective date of the Merger. If you fail to properly demand or successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of Iteris common stock will be deemed to have been converted as of the effective date of the Merger into the right to receive the Merger Consideration.

Failure to follow the steps required by Section 262 of the DGCL for properly demanding appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of Iteris common stock in accordance with the Merger Agreement.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of Iteris common stock who receive cash in exchange for such shares of Iteris common stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. The tax consequences of the Merger under U.S. federal tax laws other than those pertaining to income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws, are not discussed. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case, in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this discussion. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the material U.S. federal income tax consequences of the Merger.
This discussion is limited to holders of shares of Iteris common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to consider all U.S. federal income tax consequences of the Merger that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the Medicare contribution tax on certain net investment income or the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	U.S. holders whose functional currency is not the U.S. dollar;
•	persons holding shares of Iteris common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies and other financial institutions;
•	brokers or dealers in securities, commodities or non-U.S. currencies;
•	traders in securities that elect to apply a mark-to-market method of tax accounting;
•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);
•	real estate investment trusts and regulated investment companies;
•	tax-exempt organizations or governmental organizations, and their controlled entities;
•	persons deemed to sell their shares of Iteris common stock under the constructive sale provisions of the Code;
•	persons who own an equity interest, actually or constructively, in Parent;

•	accrual method holders of shares of Iteris common stock who prepare an “applicable financial statement” (as defined in Section 451 of the Code);
•	persons who hold or received their shares of Iteris common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	tax-qualified retirement plans, individual retirement accounts or other tax deferred accounts; and
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.
This discussion also does not address the U.S. federal income tax consequences to holders of shares of Iteris common stock who exercise appraisal rights in connection with the Merger under the DGCL.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of Iteris common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partnership or partner level.
Accordingly, partnerships holding shares of Iteris common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. HOLDERS OF SHARES OF ITERIS COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Tax Consequences to U.S. Holders
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of Iteris common stock that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (i) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

Effect of the Merger
The receipt of cash by a U.S. holder in exchange for shares of Iteris common stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any taxable gain or loss realized by a U.S. holder who receives cash in exchange for shares of Iteris common stock in the Merger will generally equal the difference, if any, between the amount of cash received for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares of Iteris common stock (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such block of shares of Iteris common stock is more than one year as of the date of the Merger. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders
Definition of a Non-U.S. Holder
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Iteris common stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
Effect of the Merger
Subject to the discussion of backup withholding in “—Material U.S. Federal Income Tax Consequences of the Merger—Information Reporting and Backup Withholding” below, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Iteris common stock in the Merger unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment or fixed base in the United States);

•
the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Iteris common stock in the Merger, and certain other requirements are met; or

•
Iteris common stock constitutes a U.S. real property interest (“USRPI”) by reason of Iteris having been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held shares of Iteris common stock and the satisfaction of certain other conditions.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments.
A non-U.S. holder described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, the determination of whether Iteris is a USRPHC depends on the fair market value of its U.S. real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. Iteris believes that, as of the Effective Time, it will not have been a USRPHC at any time within the five-year period immediately preceding the Effective Time. Even if Iteris has been or is a USRPHC, provided that Iteris common stock is regularly traded, as defined by applicable Treasury Regulations, on an established securities market, shares of Iteris common stock will be treated as USRPIs only with respect to a non-U.S. holder that holds more than 5% of the outstanding shares of Iteris common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the Merger and the non-U.S. holder’s holding period with respect to the shares of Iteris common stock.
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments made to holders in the Merger may be subject to information reporting to the IRS and backup withholding. A U.S. holder generally will not be subject to backup withholding if the U.S. holder provides the paying agent with an applicable and properly executed IRS Form W-9 (or other applicable or successor form), certifying under penalties of perjury that such U.S. holder is a United States person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder provides the paying agent with an applicable and properly executed

IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable or successor form), as the case may be, certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
THE DISCUSSION ABOVE OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE HOLDER AND THE PARTICULAR TAX EFFECTS TO THE HOLDER OF THE MERGER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR THROUGH THE APPLICATION OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Regulatory Approvals Required for the Merger
General
The Company and Parent have agreed to use their reasonable best efforts to comply with all regulatory notice requirements and obtain all regulatory approvals required to enable the Closing of the Merger and the other transactions contemplated by the Merger Agreement. These approvals include the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Parent also has agreed to litigate and to sell, divest or dispose of assets or accept behavioral remedies, in each case if necessary, to obtain required approvals under applicable competition laws, including the HSR Act, to enable the Closing of the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable. Closing of the Merger and the other transactions contemplated by the Merger Agreement is conditioned upon the expiration or termination of the waiting period under the HSR Act.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement, in certain cases, for the Parent to divest assets or accept behavioral remedies. The parties have agreed to consult with one another and to consider the other party’s views in good faith in connection with the defense of the Merger Agreement and the Merger.
HSR Act and U.S. Antitrust Matters
Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger cannot be completed until the Company and Parent each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period thereunder has expired or been terminated.
At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

THE MERGER AGREEMENT
The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement
The Merger Agreement and the summary of its terms included in this proxy statement have been prepared to provide you with information regarding the terms of the Merger Agreement and not to provide any other factual information regarding Iteris, Parent or Merger Sub or their respective businesses. Factual disclosures about Iteris contained in this proxy statement or in Iteris’ public filings with the SEC, as described in “Where You Can Find More Information; Incorporation by Reference” on page 101 of this proxy statement, may supplement, update or modify the factual disclosures about Iteris contained in the Merger Agreement and described in this summary. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates set forth herein and solely for the benefit of parties to the Merger Agreement, and:
•
were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts;

•
have been modified or qualified by certain confidential disclosures that were made among the parties to the Merger Agreement in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself and are not described in this summary of terms or elsewhere in this proxy statement;

•	may no longer be true as of a given date;
•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and
•
may be subject in some cases to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a Company Material Adverse Effect, as defined in “The Merger Agreement—Representations and Warranties” on page 76 of this proxy statement.

Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Iteris, Parent, Merger Sub or any of their respective affiliates or businesses. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Iteris, Parent or Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, as well as the disclosures in Iteris’ periodic and current reports, proxy statements and other documents filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference” on page 101 of this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Iteris, with Iteris continuing as the Surviving Corporation and as an indirect wholly owned subsidiary of Parent from and after the Effective Time.
The board of directors of the Surviving Corporation immediately after the Effective Time will consist of the directors of Merger Sub as of immediately prior to the Effective Time, or such other persons designated by Parent, as of the Effective Time, each to hold office until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, each to hold office until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
At the Effective Time, without any further action on the part of Iteris or any other person, the certificate of incorporation of the Surviving Corporation will be amended so as to read in its entirety in the form as set forth in Exhibit A to the Merger Agreement, and as so amended will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with applicable law and the applicable provisions of such certificate (subject to Parent’s and the Surviving Corporation’s obligations described in “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Insurance and Indemnification of Directors and Executive Officers” on page 61 of this proxy statement). In addition, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the form of the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with applicable law and the applicable provisions of such bylaws (subject to Parent’s and the Surviving Corporation’s obligations described in “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Insurance and Indemnification of Directors and Executive Officers” on page 61 of this proxy statement).
Closing and Effective Time of the Merger
Unless another date is agreed by the parties, the Closing will take place at 8:00 a.m., Eastern Time, on the fourth Business Day after satisfaction or valid waiver of the conditions to closing set forth in the Merger Agreement, (described in “—Conditions to the Closing of the Merger” on page 88 of this proxy statement) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); provided, that, in no event shall the Closing occur prior to October 22, 2024 (the “Inside Date”), unless otherwise consented to in writing by Parent and Merger Sub or at such other place, at such other time or on such other date as Parent and Iteris may mutually agree in writing.
On the date of the Closing, Merger Sub and Iteris will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties to the Merger Agreement and specified in the certificate of merger.
Merger Consideration
Common Stock
At the Effective Time, each outstanding share of Iteris common stock (other than (i) Excluded Shares and (ii) Dissenting Shares (as described below)) will be converted automatically into the right to receive $7.20 per share, without interest and less applicable withholding taxes. All shares of Iteris common stock converted into the right to receive the Merger Consideration will automatically be cancelled at the Effective Time and will thereafter represent only the right to receive the Merger Consideration.

Outstanding Equity Awards
The Merger Agreement provides for the following treatment with respect to equity awards relating to Iteris common stock:
Stock Options
At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or Iteris, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to the product of (a) the total number of shares of Iteris common stock underlying the Company Option, multiplied by (b) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided, however, that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled for no consideration.
Restricted Stock Units
At the Effective Time, each outstanding award of Company RSUs will become fully vested and will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to (x) the total number of shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration.
Performance-Based Restricted Stock Units
At the Effective Time, each outstanding award of Company PSUs that at such time is subject to performance-based vesting conditions will become vested as to the number of shares subject to such Company PSUs that would become “Vesting Eligible PSUs” as of the Effective Time in accordance with the applicable award agreement (provided, that, (A) notwithstanding anything to the contrary contained in the applicable award agreement, the achievement percentage for any performance period that has commenced but is not yet completed or has not yet commenced as of the Effective Time shall be set at “target” (or 100%) performance, and (B) for the avoidance of doubt, the multiplier under any Company PSU that is to be determined by reference to the Company’s stock price or total stockholder return shall be determined based on actual performance for the performance period in accordance with the applicable award agreement), and will, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or Iteris, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding taxes) equal to (x) the number of vested shares underlying such Company PSUs, multiplied by (y) the Merger Consideration. Any Company PSUs that do not vest in accordance with the foregoing will be terminated as of the Effective Time for no consideration.
Notwithstanding the foregoing, to the extent that any payment in respect of any Company RSU or Company PSU constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, such amount shall be paid by Parent as provided under the terms of the Company Deferred Compensation Plan and any applicable deferral election or agreement relating to such Company RSU or Company PSU, as applicable, and that will not trigger a tax or penalty under Section 409A of the Code (after taking into account actions taken under Treas. Reg. 1-409A-3(j)(4)(ix)).
Company ESPP
The Board (or, if appropriate, the committee administering the Company ESPP) will take all actions reasonably necessary with respect to the Company ESPP to provide that: (i) except for the Final Offering Period, no new offering period will commence following the date of the Merger Agreement unless and until the Merger Agreement is terminated; and (ii) from and after the date of the Merger Agreement, no new participants will be permitted to participate in the Company ESPP, and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement. If the Effective Time occurs: (a) during one or more of the Final Offering Periods, (A) the final exercise date under the Company ESPP shall be the Final Exercise Date, and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole shares of Iteris common stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, which shares of Iteris common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration; or (b) after the end of the Final Offering Period, all amounts allocated to each participant’s account under the Company ESPP at the end of such Final Offering Period will be used to purchase whole shares of Iteris common stock under the terms of the Company ESPP for such offering period, which shares of Iteris common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration. As promptly as practicable following the purchase of shares of Iteris common stock in accordance with the foregoing clauses (a) or (b), Iteris shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. As of the Effective Time, the Company ESPP shall be terminated and no further shares of Iteris common stock or other rights with respect to shares of Iteris common stock shall be granted thereunder.
Dissenting Shares
Any shares of Iteris common stock held by holders who are entitled to and have properly demanded appraisal rights for such Dissenting Shares in accordance with, and who comply in all respects with, Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration. At the Effective Time, all such Dissenting Shares will no longer be outstanding and will automatically be cancelled and cease to exist, and the holders of such Dissenting Shares will only be entitled to the rights granted to them under Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under the DGCL or other applicable law, then the right of such holder to be paid the fair value of such Dissenting Shares will cease, and the Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of taxes required by applicable law, upon surrender of the certificates or book-entry shares that formerly evidenced such shares of Iteris common stock.
Exchange and Payment Procedures
At or prior to the Effective Time, Parent will designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company), for purposes of effecting the payment of the Merger Consideration in connection with the Merger. Subject to the occurrence of the Closing, Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. Before or on the Closing Date, Parent will deposit, or cause to be deposited with the paying agent, the aggregate Merger Consideration to which the holders of Iteris common stock are entitled at the Effective Time pursuant to the Merger Agreement.
As soon as practicable after the Effective Time (and in no event later than two business days after the Effective Time), the Surviving Corporation will cause the paying agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of Iteris common stock represented by certificates, which shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Merger Agreement, a letter of transmittal together with instructions for effecting the surrender of the certificates in exchange for payment of the Merger Consideration. Upon receipt of (i) a surrendered certificate or certificates (or affidavit of loss) in respect of such shares together with the signed letter of transmittal (in the case of shares of Iteris common stock represented by a stock certificate), and (ii) the receipt of the signed letter of transmittal (in the case of shares of Iteris common stock held in book-entry form (other than shares held through The Depository Trust Company)), paying agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such shares the Merger Consideration in exchange therefor and such certificates or book-entry shares shall be cancelled. The amount of any Merger Consideration paid to the stockholders is without interest and subject to the deduction of withholding taxes required by applicable law.
As promptly as practicable after the Effective Time, Parent will cause the paying agent to pay and deliver to The Depository Trust Company or its nominee, in respect of each book-entry share held through The Depository Trust Company, a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any withholding of taxes required by applicable law), and such book-entry shares of such holder shall be cancelled.
At the Effective Time, the stock transfer books of Iteris shall be closed and thereafter there shall be no further registration of transfers of shares on the records of Iteris. From and after the Effective Time, the holders of certificates and book-entry shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares except as provided in the Merger Agreement or by applicable law. If, after the Effective Time, certificates that represented ownership of shares of Iteris common stock or any book-entry shares are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided, and in accordance with the procedures set forth in the Merger Agreement.

If any portion of the funds (including any interest received with respect thereto) made available to the paying agent remains unclaimed by holders of certificates or book-entry shares on the first anniversary of the Effective Time, such funds will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its certificates or book-entry shares for the Merger Consideration prior to such time will thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar applicable laws) for delivery of the Merger Consideration, without interest and subject to any withholding of taxes required by applicable law. Any portion of the Merger Consideration that remains unclaimed by the holders of certificates or book-entry shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the paying agent or their respective affiliates will be liable to any holder of a certificate or book-entry shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable law. Any portion of the Merger Consideration made available to the paying agent to pay for shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation upon demand.
In the event that any certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof. Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the paying agent with respect to the certificates alleged to have been lost, stolen or destroyed.
Representations and Warranties
In the Merger Agreement, Iteris has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	the due organization, valid existence, good standing, the due licensing or qualification, in each jurisdiction necessary, and corporate power and authority of Iteris;
•
the capitalization of Iteris, including its authorized capital stock, number of shares of Iteris common stock, preferred stock, treasury stock, Company Options, Company RSUs, Company PSUs, and other equity interests outstanding;

•
the authority of Iteris to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Iteris;

•
the absence of (i) any conflict with or violation of the charter or bylaws of Iteris, (ii) any conflict with or violation of applicable laws, (iii) any required consents or approvals under, breach of or loss of benefit under, change of control or default under, rights given to others of termination, vesting, amendment, acceleration or cancellation of, or creation of a lien on any property or asset of Iteris or any of its subsidiaries pursuant to any contract or permit of Iteris, in each case, as a result of the execution, delivery and performance by Iteris of the Merger Agreement, or (iv) subject to certain exceptions, any required consent, approval, authorization or permit of, or filing with or notification to any governmental entity;

•
compliance with SEC filing requirements for Iteris’ SEC filings since January 1, 2022, including the accuracy of information contained in such documents and compliance with GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein and with Nasdaq listing and corporate governance rules;

•	the consolidated financial statements of Iteris;
•
the adequacy of disclosure controls and internal controls over financial reporting, and the absence of awareness of any fraud involving management or other Iteris employees with a significant role in the internal controls over financial reporting;

•	the absence of certain undisclosed liabilities or obligations;

•	the absence of certain changes and events since March 31, 2024, through the date of the Merger Agreement;
•	the absence of a Company Material Adverse Effect (as defined below) since March 31, 2024;
•	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;
•	legal proceedings, orders and investigations;
•
compliance with applicable laws and governmental orders since January 1, 2022, including the U.S. Foreign Corrupt Practices Act of 1977 and anti-corruption and sanctions for a period of six years preceding the date of the Merger Agreement;

•	the maintenance of and compliance with governmental licenses, permits, certificates, approvals, billing and authorizations necessary for the conduct of Iteris’ business;
•	Iteris’ employee benefit plans, ERISA matters and other labor and employment matters;
•	environmental and hazardous materials-related matters;
•	the leased real property of Iteris;
•	tax matters;
•	Iteris’ material contracts;
•	Iteris’ government contracts;
•	intellectual property matters;
•
the maintenance of and compliance with valid and effective insurance policies in such amounts and covering such risks as generally maintained by companies engaged in the same or similar business as Iteris;

•	products developed, manufactured, marketed, sold, leased or distributed by Iteris;
•	top customers and suppliers of Iteris;
•	absence of certain affiliate transactions;
•	absence of anti-takeover statutes or regulations and stockholder rights plan or similar arrangements;
•
receipt by the Board of an opinion of Morgan Stanley as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Iteris common stock pursuant to the Merger Agreement;

•	broker’s fees and expenses related to the Merger; and
•	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.
Certain of Iteris’ representations and warranties are qualified (i) by reference to the disclosure in Iteris’ filings with the SEC prior to the execution of the Merger Agreement (other than disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such SEC filings) and (ii) as set forth in Iteris’ disclosure schedules delivered to Parent pursuant to the Merger Agreement.
In addition, many of Iteris’ representations and warranties are qualified by knowledge or by a materiality or a “Company Material Adverse Effect” standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, conditions (financial or otherwise), or results of operations of Iteris; provided, however, that to the extent adverse Effects arise out of, result from or are attributable to the following, such Effects shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:
•
any changes or proposed changes in applicable laws, GAAP or the interpretation or enforcement thereof (except to the extent the Effect disproportionately impacts the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of Iteris, relative to other companies operating in the same industries);

•
any changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which Iteris operates in the United States or globally (except to the extent the Effect disproportionately impacts the business, assets, liabilities, properties, conditions (financial or otherwise) or results of operations of Iteris, relative to other companies operating in the same industries);

•
any changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (including COVID-19, or any COVID-19 measures or changes in such COVID-19 measures after the date of the Merger Agreement) (except to the extent the Effect disproportionately impacts the business, assets, liabilities, properties, conditions (financial or otherwise) or results of operations of Iteris, relative to other companies operating in the same industries); any actions or omissions required of Iteris under the Merger Agreement or taken or not taken at the request of, or with the consent of, Parent or any of its affiliates;

•
the negotiation, announcement, pendency or consummation of the Merger Agreement, the transactions contemplated thereby and the Merger, including the identity of, or the effect of any fact or circumstance relating to, Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding plans, proposals or projections with respect to Iteris or its employees (including any impact on the relationship of Iteris, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners);

•	any legal proceeding arising from allegations of breach of fiduciary duty or violation of applicable law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;
•
changes in the trading price or trading volume of Iteris’ common stock or any suspension of trading, or any changes in the ratings or the ratings outlook for Iteris by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to Iteris (provided that, subject to the other exceptions, the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); or

•
any failure by Iteris to meet any revenue, earnings or other financial projections or forecasts (provided that, subject to the other exceptions, the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

Parent and Merger Sub similarly made certain representations and warranties under the Merger Agreement, which, among other things, relate to:
•	Parent’s and Merger Sub’s due organization, valid existence, good standing and corporate or other organizational power and authority;
•
the corporate power and authority of Parent and Merger Sub to execute and deliver the Merger Agreement, perform and comply with their obligations under the Merger Agreement, and consummate the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Parent and Merger Sub;

•
the absence of (i) any conflict with or violation of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) any conflict with or violation of applicable laws, (iii) any required consent or approval under, breach of or loss of benefit under, change of control or default under, rights given to others of termination, vesting, amendment, acceleration or cancellation of, or creation of a lien on any property or asset of Parent or any of its subsidiaries, including Merger Sub, pursuant to any contract or permit of Parent or any of its subsidiaries, in each case, as a result of the execution and delivery by Parent and Merger Sub of the Merger Agreement and performance of the Merger Agreement by Parent and Merger Sub or (iv) subject to certain exceptions, any required consent, approval, authorization or permit of, or filing with or notification to any governmental entity;

•	legal proceedings, orders and investigations;

•
the Parent’s entry into the Debt Commitment Letter, which Debt Commitment Letter the Parent has represented will provide sufficient proceeds to fund the transactions contemplated in the Merger Agreement, including payment of the Merger Consideration and all fees and expenses payable by Parent and Merger Sub related to the transactions contemplated in the Merger Agreement;

•	the absence of any financing contingency, except as expressly set forth in the Debt Commitment Letter;
•	the accuracy of information supplied to Iteris by Parent or Merger Sub for use in this proxy statement, as it may be amended or supplemented from time to time;
•	beneficial ownership of Iteris common stock by Parent, Merger Sub or any Parent subsidiary;
•	solvency of Parent, including the Surviving Corporation, after giving effect to the consummation of the Merger;
•	Parent’s ownership and the purpose of Merger Sub;
•
contracts, formal or informal agreements or other understandings with any stockholder, director or officer of Iteris relating to the Merger Agreement, the transactions contemplated by the Merger Agreement or the Surviving Corporation from and after the Effective Time;

•	broker’s fees and expenses related to the Merger;
•	Parent and Merger Sub’s independent review and analysis of the Company; and
•	the absence of any additional representations and warranties, except for the representations and warranties expressly set forth in the Merger Agreement.
None of the representations and warranties in the Merger Agreement will survive the completion of the Merger.
Conduct of Business Pending the Merger
Certain covenants in the Merger Agreement restrict the conduct of Iteris’ business between the date of the Merger Agreement and the Effective Time. Except (i) as expressly permitted or contemplated by the Merger Agreement, (ii) as required by applicable law, (iii) as set forth in Iteris’ disclosure schedule or (iv) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) (collectively, the “IOC Exceptions”), from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, Iteris will use its commercially reasonable efforts to (a) conduct its operations in all material respects in the ordinary course of business, (b) keep available the services of the current officers, employees and consultants of Iteris, (c) preserve the goodwill of Iteris and keep intact its material assets, properties and material contracts of Iteris and (d) preserve current relationships of Iteris with customers, distributors, suppliers, governmental entities and other persons with which Iteris has material business relations. Except in accordance with an IOC Exception, Iteris will not, directly or indirectly:
•	amend its certificate of incorporation or bylaws or equivalent organizational documents;
•
issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, Iteris, other than the issuance of Iteris common stock (i) in accordance with the terms of the Company ESPP, or (ii) upon the exercise of Company Options or vesting or settlement of Company RSUs or Company PSUs outstanding as of the date of the Merger Agreement or granted in compliance with the Merger Agreement and in accordance with their respective existing terms;

•
sell, pledge, dispose of, transfer, lease, guarantee or subject to any lien (other than permitted liens) any material property or assets of Iteris (other than intellectual property), except (i) pursuant to existing contracts or (ii) dispositions of inventory or obsolete assets, in each case, in the ordinary course of business;

•	sell, assign, pledge, transfer, license, abandon, permit to lapse or otherwise dispose of any of Iteris’ material owned intellectual property, except in the ordinary course of business;
•
declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests;

•
merge or consolidate Iteris with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Iteris;

•
acquire (including by merger, consolidation, or acquisition of stock or assets) any person or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business;

•
incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person for borrowed money;

•	enter into any affiliate contract;
•
make any loans, advances or capital contributions to, or investments in, any other person (other than business expenses paid or advanced to or on behalf of directors, officers, employees or independent contractors in the ordinary course of business);

•
terminate, cancel or renew, or agree to any material amendment to or waiver under any material contract of Iteris, or enter into or amend any contract that, if existing on the date of the Merger Agreement, would have been a material contract of Iteris, in each case other than in the ordinary course of business; provided that such contract does not (x) require Iteris to make capital expenditures under such material contract in excess of $5,000,000 over the term of such contract or (y) obligates Iteris to pay more than $5,000,000 over the term of such contract, except, in each case, as required under any contract with a customer of Iteris;

•
make any capital expenditure in excess of (A) Iteris’ 2024 capital expenditure budget and (B) if the Closing has not occurred on or prior to fiscal year March 31, 2025, for the period beginning on April 1, 2025, Iteris’ capital expenditure budget consistent with the 2024 capital expenditure budget as adjusted for inflation as measured by the Consumer Price Index published by the U.S. Bureau of Labor Statistics, in the case of each of clause (A) and clause (B), other than (i) expenditures made in response to operational emergencies or (ii) capital expenditures that are not, in the aggregate, in excess of $2,500,000;

•
except as may be required by applicable law or pursuant to the existing terms of any Iteris benefit plan or other contract or agreement in effect on the date of the Merger Agreement or that is permitted to be entered into pursuant to the Merger Agreement (i) establish, adopt, terminate or materially amend any Iteris benefit plan, other than renewals of health and welfare plans maintained by Iteris in the ordinary course of business that do not materially increase the cost of such plans to Iteris; (ii) grant to any director, employee, independent contractor, or other individual consultant with total annual base compensation equal to or greater than $200,000, any increase in base salary, wages, bonuses, incentive compensation, severance, retention or similar benefits, (iii) accelerate the payment, funding, or vesting of any compensation or benefits, (iv) except in accordance with GAAP, change any actuarial or other assumption used to calculate funding obligations or liabilities under any Iteris benefit plan; (v) hire or terminate any officer or employee or any key individual independent contractor or consulting, other than (A) terminations for “cause” and (B) hirings or terminations in the ordinary course of business consistent with past practice with respect to any such person who has a total annual base compensation of less than $200,000 (other than to replace individuals who are terminated for “cause” or who voluntarily retire or resign).

•
(i) enter into, terminate, modify, or extend any labor contract, or (ii) recognize or certify any labor union, works council, or other labor organization or employee representative or group of employees as the bargaining representative for any employee of Iteris;

•	implement or announce any employee layoffs, plant closures, or other personnel actions that require notice to employees pursuant to the Worker Adjustment and Retraining Act or any similar law;
•
waive or release any non-competition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or other individual service provider, other than in accordance with applicable law;

•	make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

•	enter into any new line of business or wind down any existing line of business or establish a new legal entity or physical presence outside of North America;
•
except as set forth on Iteris’ disclosure schedules, compromise, settle or agree to settle any proceeding other than (i) compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $500,000 individually or $1,500,000 in the aggregate; (ii) does not impose any equitable relief or any restriction that would materially impact the business of Iteris, (iii) does not involve an admission of guilt or liability by Iteris, (iv) does not relate to any litigation by Iteris’ stockholders in connection with this Agreement or the transactions pursuant to the Merger Agreement, and (v) is not with respect to a proceeding in which a governmental entity is adverse to Iteris;

•
except in the ordinary course of business or in accordance with GAAP, make (to the extent inconsistent with past practice), change or revoke any material tax election, adopt or change any material tax accounting method, or settle or compromise any material tax claim, audit or assessment; or

•	authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.
No Solicitation of Other Offers; Change of Recommendation
From and after the date of the Merger Agreement, Iteris is subject to customary “no-shop” restrictions prohibiting Iteris and its representatives from soliciting acquisition proposals from third parties or providing information to or participating in any discussions or negotiations with third parties regarding acquisition proposals, subject to certain exceptions set forth in the Merger Agreement and described below. Except as expressly permitted by the Merger Agreement, from and after the date of the Merger Agreement, Iteris shall, and shall use reasonable best efforts to cause its representatives to on its behalf: (x) immediately cease and cause to be terminated any discussions, solicitations or negotiations with any third party that may be ongoing with respect to any acquisition proposal or any other proposal, offer, inquiry or request that would reasonably be expected to result in an acquisition proposal, (y) terminate access to the dataroom by any third party and (z) reasonably promptly request that any third party that has executed a confidentiality agreement within the 12-month period immediately preceding the date of the Merger Agreement return or destroy all confidential information concerning Iteris that was made available to such third party. Iteris has agreed not to, and to use reasonable best efforts to cause its representatives on their behalf not to, from the date of the Merger Agreement until the receipt of the stockholder approval or, if earlier, the termination of the Merger Agreement, directly or indirectly:
•
initiate, solicit or intentionally facilitate or intentionally encourage the submission of any acquisition proposal or any other proposal, offer, inquiry or request that would reasonably be expected to result in an acquisition proposal;

•
knowingly engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal, offer, inquiry or request that constitutes or would reasonably be expected to result in, an acquisition proposal, or furnish any non-public information regarding Iteris or provide access to its properties to any third party (other than Parent, Merger Sub and their representatives) relating to any proposal, offer, inquiry or request that constitutes or would reasonably be expected to result in, an acquisition proposal (other than informing any third party that the Merger Agreement prohibits any such discussions or negotiations); or

•	approve any transaction under, or any third party becoming an “interested stockholder” under Section 203 of the DGCL.
Except as expressly permitted by the Merger Agreement, until the earlier receipt of the stockholder approval, or, if earlier, the termination of the Merger Agreement, neither the Board nor any committee thereof will:
•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any acquisition proposal;
•	withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, the Board Recommendation (as defined below);
•
publicly make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of the type contemplated by Rule 14d-9(f) under the Exchange Act;

•
in the event of a publicly announced acquisition proposal (other than an acquisition proposal that is a tender or exchange offer described in the third bullet immediately above) or any material modification thereto, fail to issue a press release to reaffirm the Board Recommendation within the earlier of at least two business days prior to the special meeting and 10 business days after a request from Parent to do so (it being understood that Iteris will have no obligation to make such reaffirmation more than once per each public announcement);

•
approve or cause Iteris to enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, joint venture or partnership agreement, or other similar agreement relating to an acquisition proposal;

•	fail to include the Board Recommendation in the proxy statement; or
•	resolve or agree to do any of the foregoing.
We refer to any of the actions described in the bullets above as a “change of recommendation.”
From and after the date of the Merger Agreement, Iteris (i) shall not modify, amend or terminate, or waive, release, or assign any standstill provisions or similar agreements with any third party and (ii) shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements; provided that if Iteris’ Board determines in good faith after consultation with Iteris’ outside legal counsel that the failure to waive a particular standstill provision or similar agreement would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of Iteris under applicable law, Iteris may waive such standstill or similar agreement.
If at any time following the date of the Merger Agreement and prior to the receipt of the stockholder approval Iteris has received a bona fide written acquisition proposal from a third party, which acquisition proposal did not result from a material breach of the no-shop restrictions, and the Board (or duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and the Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information available, that (i) such acquisition proposal constitutes or would reasonably be expected to result in or lead to a superior proposal, and (ii) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the Iteris stockholders under applicable law, then Iteris may (A) furnish information with respect to Iteris to the third party making such acquisition proposal and its representatives if, and only if, prior to furnishing such information, such third party has executed an acceptable confidentiality agreement that is no less favorable in the aggregate to Iteris than its confidentiality agreement with Parent and (B) participate in discussions or negotiations with such third party regarding such acquisition proposal; provided that any non-public information concerning Iteris provided or made available to any third party is, to the extent not previously provided or made available to Parent or Merger Sub, provided or made available to Parent or Merger Sub prior to or substantially with such disclosure to such third party, except to the extent providing Parent or Merger Sub with such information would violate any applicable law.
From and after the date of the Merger Agreement, Iteris will (i) promptly (and in any event within 24 hours) notify Parent in the event that Iteris receives any proposal, or offer, that constitutes, or would reasonably be expected to result in, an acquisition proposal, which notice shall include a summary of the material terms and conditions of (and the identity of the third party making such proposal, offer, inquiry or request) and shall include with such notice a copy of such proposal or offer and copies of any other documents, in each case, evidencing or specifying the material terms and conditions on such proposal, offer, inquiry or request, to the extent provided in writing (or, where no such copy is available, a reasonable description of such proposal or offer). Iteris will keep Parent reasonably informed, on a reasonably prompt (and, in any event, within 24 hours) basis of any material developments with respect to, or any material change to the key terms of, any such acquisition proposal, including by providing copies of any additional draft agreements relating to, or written proposals containing any material term of, any such acquisition proposal received by the Company or any of its representatives.
If Iteris receives a bona fide written acquisition proposal from a third party after the date of the Merger Agreement that did not result from a material breach violation of the no-shop restrictions, and the Board (or any duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) (i) such acquisition proposal constitutes a superior proposal, and (ii) failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of Iteris under applicable law, the Board may, at any time prior to the receipt of the stockholder approval, (A) effect a change of recommendation with respect to such superior proposal and/or (B) terminate the Merger Agreement to enter into a company acquisition agreement with respect to such superior proposal, in either case subject to the terms and conditions of the Merger Agreement. Iteris is not entitled to effect a change of recommendation or terminate the Merger Agreement unless:
•
Iteris shall have provided to Parent four business days’ prior written notice of Iteris’ intention to take such action, which notice shall specify the material terms and conditions of such acquisition proposal, and shall have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such acquisition proposal;

•
during the four-business day notice period described above, if requested by Parent, Iteris shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent and its representatives regarding any amendment to the Merger Agreement proposed in writing by Parent and intended to cause the relevant acquisition proposal to no longer constitute a superior proposal; and

•
the Board shall have considered in good faith any adjustments and/or proposed amendments to the Merger Agreement (including a change to the price terms thereof) and other agreements contemplated thereby that were irrevocably offered in writing by Parent no later than 11:59 a.m. (New York City time) on the last day of such four-business day notice period, and will have determined in good faith, after consultation with Iteris’ financial advisors and outside legal counsel, that (I) the superior proposal continues or would continue to constitute a superior proposal if such amendments or modifications proposed by Parent were to be given effect, and (II) the failure to take such action would reasonably likely be inconsistent with the Board’s fiduciary duties to the stockholders of Iteris under applicable law.

In the event of any material revisions to such superior proposal offered in writing by the third party making such super proposal, Iteris is required to deliver a new written notice to Parent and to again comply with all of its obligations set forth in the no-shop restrictions with respect to such new written notice, except that the notice period with respect to such revised superior proposal shall be two business days.
In response to an intervening event prior to the receipt of the stockholder approval, the Board (or a duly authorized committee thereof) may effect a change of recommendation at any time prior to the receipt of the stockholder approval only if:
•
(i) the Board (or a duly authorized committee thereof) determines that an intervening event has occurred and is continuing and (ii) determines in good faith, after consultation with outside counsel, that the failure to effect a change of recommendation in response to such intervening event would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Iteris;

•
such change of recommendation will not occur until a time that is after the fourth business day following Parent’s receipt of written notice from the Company advising Parent of the material information and facts relating to such intervening event and stating that the Board intends to make a change of recommendation;

•
during such four-business day period, Iteris has negotiated in good faith with Parent and its representatives to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Board to proceed with the Board Recommendation; and

•
at the end of such four-business day period, the Board maintains its determination (after taking into account any adjustments offered in writing by parent to the material terms and conditions of the Merger Agreement).

Iteris’ Board may (i) disclose to Iteris’ stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) make any disclosure to the stockholders of Iteris if the Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Iteris or violate applicable laws; provided that any disclosure by Iteris shall state that the board recommendation continues to be in effect unless, prior to such public disclosure, a change of recommendation has been made in compliance with the Merger Agreement. The issuance by Iteris or the Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a change of recommendation.

As used in this proxy statement:
•
“acquisition proposal” means any offer or proposal, or any indication of interest, from a third party concerning (A) a merger, consolidation or other business combination transaction with Iteris, (B) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Iteris representing 25% or more of the assets of Iteris, based on their fair market value as determined in good faith by the Board (or any duly authorized committee thereof), (C) an issuance (including by way of merger, consolidation, business combination or share exchange) of equity interests representing 25% or more of the voting power of Iteris, or (D) any combination of the foregoing (in each case, other than the Merger).

•
“intervening event” means any event, change, effect, development, state of facts, condition or occurrence that is material to Iteris that (A) was not known to the Board as of or prior to the date of the Merger Agreement (or if known, the consequences of which are not known on or prior to the date of the Merger Agreement), and (B) does not involve or relate to (I) an acquisition proposal or (II) the fact that Iteris exceeds any published analyst estimates or expectations of Iteris’ revenue, earnings or other financial performance or results of operations for any period, or any internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations (provided that, for purposes of this clause (II), the underlying cause of any event, change, effect, development, state of fact, condition or occurrence may constitute or be taken into account in determining whether there has been an intervening event).

•
“superior proposal” means a bona fide written acquisition proposal (except the references therein to “25%” shall be replaced by “50%”) that the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposal, as well as to the extent third-party financing is contemplated, the nature of such financing and any commitments with respect thereto), is more favorable from a financial point of view to the Iteris stockholders than the Merger and the transactions pursuant to the Merger Agreement (including any binding commitments made by Parent to Iteris in writing to amend the terms of the Merger Agreement during the periods contemplated by the Merger Agreement).

Required Stockholder Vote
As promptly as reasonably practicable, Iteris will cause this proxy statement to be mailed to Iteris’ stockholders. Iteris will take all action necessary in accordance with the DGCL and the certificate of incorporation and bylaws of Iteris to duly call, give notice of, convene and hold a meeting of its stockholders promptly (but in no event later than 35 days following the date on which this proxy statement is first mailed to Iteris’ stockholders) following the mailing of the proxy statement for the purposes of obtaining the stockholder approval of the Merger Agreement. Subject to a change of recommendation having been effected in accordance with the applicable provisions of the Merger Agreement, Iteris will include in this proxy statement the Board Recommendation and use all reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement. Iteris will consult with Parent regarding the record date of the stockholder meeting prior to setting such date. Notwithstanding anything to the contrary in the Merger Agreement, Iteris may adjourn, recess, or postpone, and at the request of Parent (on no more than two occasions), it will adjourn, recess or postpone, the stockholder meeting for a reasonable period to solicit additional proxies, if Iteris or Parent, respectively, reasonably believes there will be insufficient common stock of Iteris represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholder meeting or to obtain the stockholder approval (provided that, unless agreed in writing by Iteris and Parent, all such adjournments, recesses or postponements will be for periods of no more than five Business Days each (not to exceed 10 Business Days in the aggregate)). Iteris may also postpone or adjourn the shareholder meeting from time to time (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Board has determined in good faith after consultation with outside legal counsel is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by Iteris’ stockholders prior to the shareholder meeting, or (iii) if required by applicable law. Iteris will use reasonable best efforts to provide Parent with periodic updates (including voting reports) concerning proxy solicitation results, as reasonably requested by Parent.

Consents, Approvals and Filings
Iteris and Parent have agreed, subject to applicable law and the terms of the Merger Agreement, to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:
•
obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any contract to which Iteris or Parent or any Parent Subsidiary is party or by which such Person or any of their respective properties or assets may be bound;

•
obtain all necessary or advisable actions or nonactions, waivers, consents, clearances, waiting period expirations or terminations, approvals, licenses, permits, orders and authorizations from governmental entities (including those in connection with applicable competition laws), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain any necessary or advisable permits from, or to avoid any proceeding by, any governmental entity;

•
vigorously resist, contest and defend against (including through all available appeals) any proceeding challenging the Merger or the completion of the other transactions contemplated by the Merger Agreement, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that could delay, restrict, prevent or prohibit consummation of the other transactions contemplated by the Merger Agreement; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.
In furtherance of the foregoing, each of Parent and Iteris will make or cause to be made all filings required under applicable competition laws to the transactions contemplated by the Merger Agreement as promptly as practicable and, in any event, file all required or advisable HSR Act filings or notifications within 10 business days after the date of the Merger Agreement, provided that there are no changes in the applicable regulations under the HSR Act between the date of the Merger Agreement and the date of filing pursuant to the HSR Act, in which instance Company and Parent shall (A) use reasonable best efforts to file notifications under the HSR Act as promptly as practicable after the announcement of such changes and (B) make any other submissions with respect to this Agreement required or advisable under the HSR Act. Each party to the Merger Agreement will notify the other parties of any substantive communications it has with a governmental entity and, subject to applicable law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written responses with such party, promptly furnish the other parties with copies of all such correspondence, filings and written communications between itself and such governmental entity and furnish the other parties with copies of all correspondence, filings and communications between them and their affiliates and their respective representatives, on the one hand, and any governmental entity or members of their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with the Merger Agreement. Each party will, to the extent practicable under the circumstances, provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated by the Merger Agreement and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with obtaining governmental permits or any proceeding.
Parent will take, or cause to be taken (and Iteris shall reasonably cooperate with Parent in connection therewith), any and all steps and make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any governmental entity with respect to the Merger so as to allow the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including (i) offering, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, divestiture, licensing or disposition of any assets, properties, businesses, commercial relationships or interests of Parent or any of its affiliates or subsidiaries or (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s, or any of its affiliates’ or any subsidiary of Parent’s (including, after the Closing, the Company’s) freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent, the subsidiaries of Parent or Iteris, in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or legal proceeding, which would otherwise have the effect of preventing or delaying the Closing, as applicable. If such efforts fail to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur, then Parent will vigorously contest, resist and defend against through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any order that would restrict, prevent or prohibit the Closing or prevent the Closing from occurring as promptly as practicable (and in any event, no later than the Outside Date). However, neither Parent nor its affiliates or subsidiaries or Iteris is required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries that, in each case, is not conditioned on the Closing of the Transactions.
Neither Parent nor Merger Sub will acquire or agree to directly or indirectly acquire any Person or portion thereof, or otherwise acquire or agree to acquire such Person or portion thereof, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could increase the risk of (A) any delay in the obtaining of, or of not obtaining, any approvals of any governmental entities necessary to consummate the transactions pursuant to the Merger Agreement or the expiration or termination of any applicable waiting period, (B) any governmental entity seeking an order prohibiting the consummation of the Transactions, (C) Parent and its Affiliates and Subsidiaries not being able to remove any such order on appeal or otherwise, or (D) delay or prevention of the Closing.
The parties have agreed to consult with one another and to consider the other party’s views in good faith in connection with the defense of the Merger Agreement and the Merger. Notwithstanding the foregoing, Parent is not required to defend any proceeding challenging the Merger Agreement or the consummation of the transactions contemplated thereby beyond the Outside Date.
Continuing Employees
The Merger Agreement provides that, during the period commencing at the Closing and ending on the later of (x) the date that is 12 months following the Closing, or (y) December 31, 2025 (the “Benefits Continuation Period”), Parent will provide or cause its subsidiaries to provide to each Continuing Employee: (i) a base salary or wage rate that is not less than the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target cash bonus and incentive opportunity, including commissions, that is not less than the target cash bonus and incentive opportunity, including commission, provided to such Continuing Employee immediately prior to the Effective Time and (iii) other compensation and benefits (excluding equity and equity-based awards, defined benefit pension, nonqualified compensation arrangements, multiemployer pension, retiree health or welfare benefits and any special or non-recurring payments) that are substantially similar in the aggregate to the compensation and benefits provided by Iteris to similarly situated employees as of immediately prior to the Effective Time.
To the extent the annual bonuses for the fiscal year in which the Effective Time occurs remain unpaid as of Closing, Parent shall pay bonuses provided under Iteris’ annual performance bonus programs for such fiscal year to each Continuing Employee (measured as of immediately prior to the Closing) based on an amount no less than the greater of the Continuing Employee’s (i) target annual incentive award, and (ii) the annual incentive award earned by such Continuing Employee based on the actual level of performance through the latest practicable date prior to the Effective Time as reasonably determined by the Board or its designee and as provided under such annual incentive plan. Such bonuses shall be paid by Parent or its subsidiary at the time that annual bonuses would normally be paid by Iteris, but in all events within 60 days following the end of the applicable fiscal year. Such bonuses will be subject to the applicable Continuing Employee’s service through the date of payment; provided, however, that in the event that a Continuing Employee’s employment with Iteris is terminated on or after the Effective Time but prior to the time such annual bonus is paid under circumstances giving rise to severance under Iteris’ plans or policies, the Continuing Employee will be eligible for a prorated annual bonus based on the portion of the fiscal year to which such annual bonus relates that the Continuing Employee was employed with Iteris through the termination date.
Parent will, or cause its subsidiaries to, assume, honor and continue until all obligations thereunder have been satisfied, all of Iteris’ employment and retention plans, policies, programs, agreements and arrangements, and the Company Deferred Compensation Plan and the rabbi trust established thereunder, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Merger.
In addition, from and after the Effective Time and during the period ending on the last day of the Benefits Continuation Period or, if sooner, until all obligations thereunder have been satisfied, Parent shall, or shall cause its subsidiaries, to provide severance or termination benefits for each Continuing Employee pursuant to Iteris’ severance and termination plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time.
Prior to the Closing Date, and only if mutually agreed to between the parties, Iteris shall take, or cause to be taken, all actions reasonably required to implement the following with respect to the Company Deferred Compensation Plan: (i) within 30 days prior to the Closing Date, adopt resolutions approving termination and liquidation of the Company Deferred Compensation Plan and the related rabbi trust, effective as of the Closing Date, (ii) take all actions reasonably required to fully distribute the vested accounts of the current or former employees of Iteris, according to the terms of the Company Deferred Compensation Plan, but in any event within 12 months following the Closing Date.
With respect to benefit plans maintained by Parent or any of its subsidiaries (excluding equity and equity-based awards, defined benefit pension, nonqualified deferred compensation arrangements, multiemployer pension, retiree health or welfare benefits and any special or non-recurring payments, but including, without limitation, severance plans, any defined contribution retirement benefits, health benefits, welfare benefits, vacation and paid time-off), for all purposes, including determining a Continuing Employee’s eligibility to participate, level of benefits, and vesting and benefit accruals, each Continuing Employee’s service with Iteris or any predecessors, as reflected in Iteris’ records, will be treated as service with Parent or any of its subsidiaries (except to the extent that such recognition would result in any duplication of benefits).
Parent will, or will cause its subsidiaries to use its reasonable best efforts to, (i) waive or cause to be waived any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Iteris benefit plan immediately prior to the Effective Time; and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.
Parent will, or will cause its subsidiaries to, honor Iteris’ retention program providing for retention payments to certain service providers in connection with the provision of services relating to the Merger to such individuals.
Directors’ and Officers’ Indemnification and Insurance
Under the Merger Agreement, beginning at the Effective Time, Parent will, and will cause the Surviving Corporation to and the Surviving Corporation will indemnify, defend and hold harmless, and will advance expenses as incurred to the fullest extent permitted under applicable law, the certificate of incorporation, bylaws or similar organizational documents of Iteris and any contract of Iteris, in each case in effect as of the date of the Merger Agreement, each Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement.
Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated by the Merger) existing as of the Effective Time in favor of the current or former directors or officers of Iteris or any of its subsidiaries and each employee of their respective employees who serves as a fiduciary of a Company Benefits Plan as provided in Iteris’ certificates of incorporation, bylaws or other organizational documents will survive the Merger and will continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organizational documents in effect as of the date of the Merger Agreement or in any Contract of Iteris with any of its directors, officers or employees in effect as of the date of this Agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of Iteris or its subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period will continue until the final disposition of such proceeding.
The Merger Agreement provides that for six years from and after the Effective Time, Parent and the Surviving Corporation will be jointly and severally responsible for maintaining for the benefit of the directors and officers of Iteris, as of the date of the Merger Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in structure, terms of coverage and limits of coverage than the existing policy of Iteris, or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The cost of such policy will not exceed 300% of the aggregate annual premium most recently paid by Iteris prior to the date of the Merger Agreement in respect of the D&O Insurance (the “Maximum Amount”). If the Surviving Corporation is unable to obtain the insurance required because its cost exceeds the Maximum Amount, it will obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date, Iteris may, at its option, purchase a six-year prepaid “tail” directors’ and officers’ and fiduciary liability insurance policy for Iteris and its then current and former directors and officers, such tail policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable in the aggregate to the insured persons than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of Iteris with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, that Iteris will not pay an aggregate amount for such policy in excess of the Maximum Amount.
In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will and will cause to the Surviving Corporation, cause proper provision to be made so that the successor or assign will expressly assume the obligations described above.
Delisting and Deregistration of Our Common Stock
Iteris common stock is registered as a class of equity securities under the Exchange Act and is quoted on Nasdaq under the symbol “ITI.” As a result of the Merger, we will become an indirect wholly owned subsidiary of Parent, with no public market for our common stock. After the Merger, our common stock will cease to be traded on Nasdaq, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, the registration of our common stock under the Exchange Act will be terminated, and we will no longer be required to file periodic reports with the SEC after the Effective Time.
Conditions to the Closing of the Merger
The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permitted by law) of the following conditions at or prior to the Effective Time:
•
the approval of the proposal to adopt the Merger Agreement by the affirmative vote of holders of a majority of the voting power represented by shares of Iteris common stock that are outstanding as of the record date and entitled to vote on the matter at the special meeting (the “stockholder approval”);

•	the expiration or termination of the waiting period under the HSR Act (see “The Merger—Regulatory Approvals Required for the Merger” on page 71 of this proxy statement); and
•	the consummation of the Merger not being restrained, enjoined or prohibited by any order of any governmental entity of competent jurisdiction.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment (or waiver by Parent and Merger Sub) of the following conditions at or prior to the Effective Time:
•
The representations and warranties of Iteris (i) regarding the absence of a Company Material Adverse Effect after March 31, 2024 being true in all respects at and as of the Effective Time; (ii) regarding corporate organization, the absence of any subsidiaries, authority, execution and delivery, enforceability, and brokers fees (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) being true in all material respects as of the Effective Time as if made at and as of the Effective Time (other than such representations and warranties that by their terms address matters only as of another specified date or time, which need only be as of such date or time); (iii) regarding capitalization being true and correct in all but de minimis respects as of Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another date or specified time, which need only be true as of such date or time); and (iv) as otherwise set forth in the representations and warranties of Iteris in the Merger Agreement, disregarding all qualifications as to materiality and Company Material Adverse Effect contained therein, being true and correct as of the Effective Time as though made on the Effective Time (other than representations and warranties that by their terms address matters only as of another specified date or time, which need only be true and correct as of such date or time), except in the case of this clause (iv) only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•
Iteris having performed and complied with in all material respects all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or before the Closing Date;

•	Since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect; and
•	Parent’s receipt of a certificate of Iteris signed by an executive officer and dated as of the Closing Date, certifying the matters in the foregoing first and second bullets.
The obligation of Iteris to effect the Merger is also subject to the fulfillment (or waiver by Iteris) of the following conditions at or prior to the Effective Time:
•
the representations and warranties of Parent and Merger Sub contained in the Merger Agreement, (disregarding all qualifications as to materiality and Parent material adverse effect or other similar qualifications contained therein), being true and correct at and as of the date of the Closing as though made at such time (other than such for representations and warranties that by their terms address matters only as of another specified date or time, which need only be true and correct as of such date or time) with only such exceptions as would not reasonably be expected to, individually or in the aggregate with all other failures to be true and correct, a Parent material adverse effect;

•
Parent and Merger Sub having performed and complied with in all material respects all covenants and agreements required to be performed or complied with by them under the Merger Agreement at or before the Closing Date; and

•	Iteris’ receipt of a certificate signed by an executive officer of Parent and dated as of the Closing Date, certifying the matters in the foregoing bullets.
Neither Parent nor Merger Sub may rely on the failure of any conditions to obligations of each party under the Merger Agreement or the conditions to obligations of Parent and Merger Sub under the Merger Agreement to be satisfied if the primary cause of such failure was the failure of Parent or Merger Sub to perform any of its obligations under the Merger Agreement. The Company may not rely on the failure of any conditions to obligations of each party under the Merger Agreement or the conditions to obligations of the Company under the Merger Agreement to be satisfied if the primary cause of such failure was the failure of the Company to perform any of its obligations under the Merger Agreement.
Termination of the Merger Agreement
In general, the Merger Agreement may be terminated prior to the Effective Time in the following ways (subject to certain limitations and exceptions):
•	By mutual written consent of Parent and Iteris.

•	By either Parent or Iteris:
•	if Iteris’ stockholders fail to approve the Merger Proposal at the special meeting, or any adjournment or postponement thereof;
•
if at any time prior to the Effective Time any governmental entity of competent jurisdiction has issued any order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order or other action has become final and non-appealable; or

•
if the Effective Time has not occurred on or before May 8, 2025 (the “Outside Date”); provided, that, neither Iteris nor Parent may terminate the Merger Agreement if there has been any material breach by such party of its representations, warranties or covenants contained in the Merger Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date.

•	By Iteris:
•
if, prior to receiving the stockholder approval, if the Board determines to accept a superior proposal in accordance with its obligations under the Merger Agreement with respect to such superior proposal, subject to the requirement that Iteris pays the termination fee described in “The Merger Agreement—Termination Fees” on page 91 of this proxy statement; or

•
if prior to the Effective Time, (i) Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements in the Merger Agreement such that any of the related closing conditions are not reasonably capable of being satisfied while such breach is continuing, (ii) Iteris has delivered to Parent written notice of such breach and (iii) either such breach is either not capable of being cured prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach is not cured in all material respect.

•	By Parent:
•
if, prior to Iteris receiving the stockholder approval, the Board makes a change of recommendation (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 81 of this proxy statement); or

•
if prior to the Effective Time, (i) Iteris has breached any of its representations, warranties or covenants in the Merger Agreement such that any of the related closing conditions are not reasonably capable of being satisfied, (ii) Parent has delivered to Iteris written notice of such breach and (iii) such breach is either not capable of being cured prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and is not cured in all material respects.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, written notice of the termination must be given to the other party or parties, specifying the provisions of the Merger Agreement under which such termination is made and the basis therefor described in reasonable detail, and the Merger Agreement (other than certain provisions that survive termination of the Merger Agreement) will become void and have no further force and effect without liability or obligation on the part of any party thereto of their officers, directors or representatives. However, any termination of the Merger Agreement shall not relieve any party from any liability to any other party suffered or incurred as a result of fraud or a willful and material breach by such other party (including, in the case of a breach by Parent, and pursuant to Section 261(a)(1) of the DGCL, damages payable to Iteris based on the loss of the premium or right to receive the Merger Consideration that the stockholders of Iteris would have received if the Merger were consummated pursuant to the terms of this Agreement) (“Benefit of the Bargain Damages”). Only Iteris (and not our stockholders) may bring an action pursuing liability for such Benefit of the Bargain Damages and Iteris may retain, without distribution to stockholders, any Benefit of the Bargain Damages received.

Termination Fees
Under the Merger Agreement, Iteris will be required to pay Parent the Company Termination Fee of $10.9 million under any of the following circumstances:
•	if the Merger Agreement is terminated by Parent prior to the receipt of the stockholder approval due to the Board having effected a change of recommendation;
•	if the Merger Agreement is terminated by Iteris prior to the receipt of the stockholder approval in order to enter into a definitive agreement for a transaction with respect to a superior proposal; or
•
If (i) the Merger Agreement is terminated (a) by Iteris or Parent if the stockholder approval is not obtained upon a vote taken at the special meeting; (b) by Iteris or Parent if the Effective Time has not occurred on or before Outside Date (and as of such termination, stockholder approval has not been obtained); or (c) by Parent due to Iteris’ breach of its representations, warranties, covenants or other agreements under the Merger Agreement, in each case, such that any condition to the consummation of the Merger relating to either (x) the truthfulness and correctness of Iteris’ representations and warranties in the Merger Agreement or (y) Iteris’ performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by Iteris under the Merger Agreement at or prior to the Closing is not reasonably capable of being satisfied while such breach is continuing, Parent has delivered to Iteris written notice of such breach and such breach is either not capable of cure by the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice; (ii) prior to such termination referred to in the foregoing clause (i), but after the date of the Merger Agreement, a bona fide acquisition proposal has been publicly announced and (A) if the Merger Agreement is terminated pursuant to clause (i)(a) hereof, such acquisition proposal was not withdrawn before the meeting was held or (B) if the Merger Agreement is terminated pursuant to clause (i)(b) or clause (i)(c) hereof, such acquisition proposal is not withdrawn prior to the date the Merger Agreement is validly terminated pursuant to such clauses and (iii) Iteris enters into a definitive agreement with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above) has been consummated within 12 months after such termination and the transaction contemplated by such acquisition proposal is consummated (whether during or after such 12-month period).

In no event will Iteris be required to pay the Company Termination Fee on more than one occasion.
Specific Performance
In addition to any other remedy to which the parties are entitled to at law or equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance as to its terms, the parties will waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief, and the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Iteris’ or Parent’s pursuit of specific performance shall not preclude the pursuing party from the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of the Merger Agreement involving fraud or a willful and material breach. Notwithstanding the foregoing or anything else to the contrary in the Merger Agreement, Iteris is not entitled to specific performance or any other equitable relief to cause Parent to consummate the Merger or other transactions or to otherwise effect the Closing prior to the Inside Date.
Fees and Expenses
All fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, subject to certain provisions of the Merger Agreement; however, all filing fees required under the HSR Act and other applicable competition laws with respect to the transactions contemplated by the Merger Agreement will be paid in their entirety by Parent.
No Third-Party Beneficiaries
The Merger Agreement provides that it will be binding upon and inure solely to the benefit of Iteris, Parent and Merger Sub and their respective successors and permitted assigns. The Merger Agreement is not intended to and will not confer any rights, benefits or remedies upon any other person other than (i) with respect to the requirement that

Parent provide specified director and officer indemnification (as described in “Directors’ and Officers’ Indemnification and Insurance” on page 87 of this proxy statement), (ii) with respect to related parties of Iteris or (iii) with respect to the financing sources and financing-related parties (as described in “The Merger—Financing the Merger” on page 61 of this proxy statement).
Amendments; Waivers
The Merger Agreement may be amended by a written instrument signed by each of Iteris, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time before the Effective Time. However, after receipt of the Iteris stockholder approval, no amendment may be made which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by Iteris’ stockholders without such approval. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Iteris, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto, or (iii) unless prohibited by applicable law, waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement. However, after receipt of the Iteris stockholder approval, there may not be any extension or waiver of the Merger Agreement which decreases the Merger Consideration or which adversely affects the rights of the Iteris’ stockholders without the approval of such stockholders. Such extensions and waivers must be made in writing and signed by the parties to be bound.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT
The Merger Agreement Proposal
We are asking you to approve a proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” on page 72 of this proxy statement. A copy of the Merger Agreement is attached as Appendix A of this proxy statement.
Vote Required and Board Recommendation
As discussed in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 41 of this proxy statement, after considering various factors described in such section, the Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and advisable and in the best interests of Iteris and its stockholders. The Board has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Iteris and its stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) directed that the Merger Agreement be submitted to the stockholders of Iteris for its adoption at the special meeting; and (iv) recommended that Iteris’ stockholders adopt the Merger Agreement. The Board recommends that you vote “FOR” the Merger Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Merger Proposal, your shares of Iteris common stock will be voted “FOR” the Merger Proposal.
Under Delaware law, adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Iteris common stock outstanding as of the Record Date and entitled to vote on the matter. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING
The Adjournment Proposal
We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if a quorum is present and we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, we could adjourn the special meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares of Iteris common stock to change their votes to votes in favor of adoption of the Merger Agreement.
If the special meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the vote on the proposals. If the adjournment is for more than 30 days, or if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Vote Required and Board Recommendation
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Iteris common stock present or represented, in person or by proxy, at the special meeting and entitled to vote and voting on such matter. Assuming a quorum is present, abstentions as to the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal and broker non-votes (if any) will have no effect on the Adjournment Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares of Iteris common stock will be voted “FOR” the Adjournment Proposal.
The Board believes that it is in the best interests of Iteris and its stockholders to be able to adjourn the special meeting to a later date or dates, if necessary, for the purpose of soliciting additional votes in respect of the Merger Proposal if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting or any adjourned special meeting.
In addition, if a quorum is not present, the chairman of the special meeting may adjourn the meeting to another place, date or time (subject to certain restrictions in the Merger Agreement). Whether or not there is a quorum, the affirmative vote of the holders of a majority of all of the shares of Iteris common stock represented at the special meeting, in person or by proxy, and entitled to vote may adjourn the meeting to another place, date or time (subject to certain restrictions in the Merger Agreement).
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION
The Compensation Proposal
In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Iteris is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve certain compensation that will or may become payable to the named executive officers of Iteris in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, the value of which is set forth in “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Named Executive Officer Golden Parachute Compensation” on page 59 of this proxy statement.
The Board encourages you to carefully review the named executive officers’ Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, Iteris is asking its stockholders to vote on the adoption of the following resolution:
“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to Iteris’ named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “The Merger—Interests of the Directors and Executive Officers of Iteris in the Merger—Named Executive Officer Golden Parachute Compensation” beginning on page 59 of the proxy statement for the special meeting, including the tables, associated footnotes and narrative discussion.”
Stockholders should note that this Compensation Proposal is separate and apart from Proposal 1 above and is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Iteris, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.
Vote Required and Board Recommendation
Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Iteris common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on such matter. Assuming a quorum is present, broker non-votes (if any) will have no effect on the Compensation Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Compensation Proposal, your shares of Iteris common stock will be voted “FOR” the Compensation Proposal.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PROPOSAL.

MARKET PRICES AND DIVIDEND DATA
Iteris common stock is listed on Nasdaq under the symbol “ITI.” As of [•], 2024, there were [•] shares of Iteris common stock outstanding, held by [•] stockholders of record. This number does not include stockholders for whom shares are held in “nominee” or “street” name. While we are unable to estimate the actual number of beneficial holders of Iteris common stock, we believe the number of beneficial holders is substantially higher than the number of holders of record of shares of Iteris common stock.
The closing price of Iteris common stock on Nasdaq on August 8, 2024, the last trading day prior to the public announcement of the Merger Agreement, was $4.28 per share. On [•], 2024, the latest practicable trading day before the printing of this proxy statement, the closing price of Iteris common stock on Nasdaq was $[•] per share. You are encouraged to obtain current market quotations for Iteris common stock.
Dividends
Under the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, we may not declare, set aside, make or pay any dividends to our common stockholders without Parent’s written consent. Following the Merger, there will be no further market for Iteris common stock, which will be delisted from Nasdaq and deregistered under the Exchange Act.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of September 4, 2024, the number and percentage of ownership of our common stock by (i) all persons known to us to beneficially own more than 5% of the outstanding common stock, (ii) each of the named executive officers, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. To our knowledge, except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned, subject to community property and similar laws, where applicable.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.
Applicable percentage ownership is based on 42,908,660 shares of Iteris common stock outstanding as of September 4, 2024.
For purposes of computing the percentage of outstanding shares of Iteris common stock held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days of September 4, 2024, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.
	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Samjo Capital, LLC, Samjo Management, LLC and Andrew N. Wiener(3)	6,463,800	15.1%
BlackRock Inc.(4)	2,841,298	6.6%
The Vanguard Group(5)	2,412,795	5.6%
Joe Bergera(6)	2,403,737	5.3%
Kerry A. Shiba(7)	12,080	*
Todd Kreter(8)	441,520	1.0%
Will Cousins(9)	57,563	*
Gerard M. Mooney(10)	110,333	*
Gary Hall(11)	26,144	*
Laura L. Siegal(12)	108,107	*
Thomas L. Thomas(13)	247,393	*
Kimberly Valentine-Poska(14)	27,429	*
Dennis W. Zank(15)	81,400	*
All current executive officers and directors as a group (10 persons)(16)	3,515,706	7.7%
*	Indicates ownership of less than 1%
(1)	The address of each of the directors and officers is 1250 S. Capital of Texas Hwy., Bldg. 1, Suite 330, Austin, TX 78746.
(2)
Based on 42,908,660 shares of common stock outstanding as of September 4, 2024. Shares of common stock subject to options or warrants which are exercisable within 60 days of September 4, 2024 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants are not deemed to be outstanding for purposes of this calculation. In addition to the shares held in the individual’s name, the number of shares indicated also includes shares held for the benefit of the named person under our 401(k) plan.

(3)
Pursuant to a Schedule 13G/A filed on February 9, 2024 with the SEC, Samjo Capital, LLC reported that through the following beneficial owners the following voting power: (1) Samjo Capital, LLC has shared voting power and shared dispositive power with respect to 3,295,000 shares, (2) Samjo Management, LLC has shared voting power with respect to 3,361,000 shares and shared dispositive power with respect to 6,463,800 shares, and (3) Andrew N. Wiener has shared voting power with respect to 3,361,000 shares and shared dispositive power with respect to 6,463,800 shares. Mr. Wiener is the sole Managing Member of Samjo Capital, LLC and Samjo Management, LLC. The address for Samjo Capital, LLC is 880 Third Avenue, 16th Floor, New York, NY 10022.

(4)
Pursuant to a Schedule 13G filed on January 29, 2024 with the SEC, BlackRock Inc. reported that, through its various clients, it has sole voting power with respect to 2,816,141 shares and sole dispositive power with respect to 2,841,298. The address for BlackRock Inc. is 50 Hudson Yards, New York, NY 10001.

(5)
Pursuant to a Schedule 13G/A filed on February 13, 2024 with the SEC, The Vanguard Group reported that, through its various clients, it has shared voting power with respect to 46,753 shares, sole dispositive power with respect to 2,351,060 shares and shared dispositive power with respect to 61,735 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)
Consists of (i) 220,976 shares of Iteris stock held directly by Mr. Bergera and (ii) 2,182,761 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 4, 2024.

(7)	Consists of 12,080 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 4, 2024.
(8)
Consists of (i) 96,645 shares of Iteris stock held directly by Mr. Kreter and (ii) 344,875 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of September 4, 2024.

(9)
Consists of (i) 6,571 shares of Iteris stock held directly by Mr. Cousins and (ii) 50,992 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of September 4, 2024.

(10)	Consists of (i) 92,904 shares of Iteris stock held directly by Mr. Mooney and (ii) 17,429 shares subject to Company RSUs that vest within 60 days after September 4, 2024.
(11)	Consists of 26,144 shares subject to Company RSUs that vest within 60 days after September 4, 2024.
(12)	Consists of (i) 81,963 shares of Iteris stock held directly by Ms. Siegal and (ii) 26,144 shares subject to Company RSUs that vest within 60 days after September 4, 2024.
(13)
Consists of (i) 112,818 shares of Iteris stock held directly by Mr. Thomas, (ii) 117,146 shares held by Mr. Thomas’s Trust, and (iii) 17,429 shares subject to Company RSUs that vest within 60 days after September 4, 2024.

(14)	Consists of (i) 10,000 shares of Iteris stock held directly by Ms. Valentine-Poska and (ii) 17,429 shares subject to Company RSUs that vest within 60 days after September 4, 2024.
(15)	Consists of (i) 63,971 shares of Iteris stock held directly by Mr. Zank and (ii) 17,429 shares subject to Company RSUs that vest within 60 days after September 4, 2024.
(16)
Includes (i) 2,590,708 shares of Iteris stock issuable upon exercise of options held by the current executive officers and directors as a group that are currently exercisable or will become exercisable within 60 days after September 4, 2024 and (ii) 122,004 shares subject to Company RSUs held by the executive officers and directors as a group that vest within 60 days of September 4, 2024.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of the stockholders of Iteris. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. If the Merger is not completed, Iteris will hold an annual meeting of stockholders and will notify the stockholders of any appropriate deadlines for the submission of proxy materials prior to such meeting.

OTHER MATTERS
As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Statements contained in this proxy statement, or in any document incorporated by reference herein, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Iteris filings with the SEC are incorporated by reference:
•	Iteris’ Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the SEC on June 13, 2024, and as amended on July 29, 2024; and
•	Iteris’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 8, 2024;
•	Iteris’ Current Report on Form 8-K, filed with the SEC on August 9, 2024 (other than the information furnished pursuant to Item 7.01 and Exhibit 99.1).
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form, as well as Current Reports on Form 8-K and proxy soliciting materials. Information that is “furnished” to the SEC shall not be deemed incorporated by reference into this proxy statement. The information provided on our website is not part of this proxy statement and is not incorporated by reference herein.
You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) 732-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Iteris through our investor relations website, iterisinc.gcs-web.com, and the “SEC Filings” section therein. Our website address is provided as an inactive textual reference only. The information contained on (or accessible through) our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing from us at the following address:
Iteris, Inc.
Attn: Investor Relations
1250 S. Capital of Texas Hwy.
Building 1, Suite 330
Austin, TX 78746
If you would like to request documents from us, please do so by [•], 2024, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders may call toll free: (212) 269-5550
Banks and Brokers may call collect: (800) 511-9495
You should rely only on the information contained in this proxy statement, including its appendices and all documents incorporated by reference therein, to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of [•], 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Appendix A
Execution Version
CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].
AGREEMENT AND PLAN OF MERGER

by and among

ALMAVIVA S.p.A.,

PANTHEON MERGER SUB INC.,

and

ITERIS, INC.

Dated as of August 8, 2024
A-1

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2024 (this “Agreement”), is made by and among Almaviva S.p.A, an Italian Societá per azioni (“Parent”), Pantheon Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Iteris, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.
RECITALS
A. The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Section 2.1, each share of common stock, par value $0.10 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.
B. The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.
C. The Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent has delivered to Merger Sub and the Company a duly executed written consent by Merger Sub’s sole stockholder, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.
D. The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommended that the Company’s stockholders adopt this Agreement.
E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:
ARTICLE 1
THE MERGER
1.1 The Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and an indirect wholly owned Subsidiary of Parent. The Merger shall be effected pursuant to the applicable provisions of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other person, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9). The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the form of the bylaws of the Surviving Corporation as of the Effective Time, and shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9).
(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation.
1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at (a) 8:00 a.m., Eastern Time, on the fourth Business Day after satisfaction or valid waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages unless another time, date or place is agreed to in writing by the parties hereto; provided, that, in no event shall the Closing occur prior to the first Business Day that is at least 75 days following the date of this Agreement (the “Inside Date”), unless otherwise consented to in writing by Parent and Merger Sub or (b) at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the applicable provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares (which, with respect to the Dissenting Shares, shall only have those rights set forth in Section 2.3), shall be converted automatically into the right to receive $7.20 per Share (the “Merger Consideration”), payable to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.
(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly owned Subsidiaries of Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(c) Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
2.2 Payment for Securities; Surrender of Certificates.
(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Subject to the occurrence of the Closing, Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. Before or on the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1(a), Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2; provided that (i) any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares, and (iii) following any such losses or events that result in the funds deposited with the Paying Agent to become not immediately available or that result in the amount of funds deposited with the Paying Agent in being insufficient to promptly pay the portion of the aggregate Merger Consideration, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares to the extent of such insufficiency. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.
(b) Procedures for Surrender.
(i) Certificates. As soon as practicable after the Effective Time (and in no event later than two Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by

Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.
(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than two Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.
(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided, and in accordance with the procedures set forth, in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar applicable Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.
(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such Shares in the manner provided in Section 2.2. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or compromise, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing. For purposes of this Section 2.3, “participate” means that Parent shall be kept apprised of the proposed material strategy and other material decisions with respect to demands for appraisal pursuant to Section 262 of the DGCL in respect of Dissenting Shares (to the extent that the maintenance by the Company of the attorney-client or other applicable legal privilege is not (or could not reasonably be expected to be) jeopardized or otherwise affected in any respect), and Parent may offer comments or suggestions with respect to such demands (which the Company shall consider in good faith) but shall not be afforded any decision-making power or other authority over such demands, except with respect to the provision of its consent to any payment, settlement or compromise set forth above prior to the Effective Time.
2.4 Treatment of Options, Restricted Stock Units, Performance Stock Units and Employee Stock Purchase Plan.
(a) Treatment of Options. At the Effective Time, each option to purchase Shares (each a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of Taxes required by applicable Law as provided in Section 2.4(c)) equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.
(b) Treatment of Restricted Stock Units and Performance Stock Units. At the Effective Time, (i) each outstanding award of Company restricted stock units (including deferred stock units) (“Company RSUs”) that at such time is subject solely to service-based vesting conditions shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of Taxes required by applicable Law as provided in Section 2.4(c)) equal to (x) the total number of Shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration, and (ii) each outstanding award of Company performance-based restricted stock units (including deferred stock units) (“Company PSUs”) that at such time is subject to performance-based vesting conditions shall become vested as to the number of Shares subject to such Company PSUs that would become “Vesting Eligible PSUs” as of the Effective Time in accordance with the applicable award agreement (provided, that, (A) notwithstanding anything to the contrary contained in the applicable award agreement, the achievement percentage for any performance period that has commenced but is not yet completed or has not yet commenced as of the Effective Time shall be set at “target” (or 100%) performance, and (B) for the avoidance of doubt, the multiplier under any Company PSU that is to be determined by reference to the Company’s stock price or total stockholder return shall be determined based on actual performance for the performance period in accordance with the applicable award agreement), and shall, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash (subject to any withholding of Taxes required by applicable Law as provided in Section 2.4(c)) equal to (x) the number of vested Shares underlying such Company PSUs, multiplied by (y) the Merger Consideration. Any Company PSUs that do not vest in accordance with the foregoing will be terminated as of the Effective Time for no consideration.
(c) Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Options, Company RSUs and Company PSUs the amounts described in Section 2.4(a) and Section 2.4(b), less Taxes required to be withheld with respect to such payments, as soon as practicable following the Closing Date, through the Surviving Corporation’s payroll system, but not later than five Business Days following the Closing Date. Notwithstanding the foregoing, to the extent that any amounts payable under this Section 2.4 relate to a Company RSU or Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, Parent or the Surviving Corporation shall pay such amounts as provided under the terms of the Company Deferred Compensation Plan and any applicable deferral election or agreement relating to such Company RSU or PSU, as applicable, and that will not trigger a Tax or penalty under Section 409A of the Code (after taking into account actions taken under Treas. Reg. 1-409A-3(j)(4)(ix)).
(d) Company ESPP. The Company Board (or, if appropriate, the committee administering the Company’s Employee Stock Purchase Plan (the “Company ESPP”)) will take all actions reasonably necessary with respect to the Company ESPP to provide that (A) except for the offering periods under the Company ESPP in effect on the date hereof (the “Final Offering Periods”), no new offering period will commence following the date hereof unless and until this Agreement is terminated; and (B) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on date of this Agreement. If the Effective Time occurs:

(i) during one or more of the Final Offering Periods, (A) the final exercise date(s) under the Company ESPP shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five days prior to the Effective Time) (the “Final Exercise Date”), and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Shares, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.1(a); or (ii) after the end of the Final Offering Period(s), all amounts allocated to each participant’s account under the Company ESPP at the end of such Final Offering Periods shall thereupon be used to purchase whole Shares under the terms of the Company ESPP for such offering period, which Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.1(a). As promptly as practicable following the purchase of Shares in accordance with the foregoing clauses (i) or (ii), the Company (or the Surviving Corporation) shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.
(e) Termination of Company Equity Plans. As of the Effective Time, (i) the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”), (ii) the Company ESPP, and (iii) the Company’s 2007 Omnibus Incentive Plan, each as amended from time to time (collectively, the “Company Equity Plans”) shall be terminated and no further Shares, Company Options, Company RSUs, Company PSUs, other Equity Interests in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Option, Company RSU, Company PSU, Equity Interest or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Option, Company RSU, Company PSU, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4 (or Section 2.1(a), if applicable).
(f) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using commercially reasonable efforts to obtain any required consents) to effect the transactions described in this Section 2.4, which shall apply notwithstanding any award or similar agreement.
2.5 Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including pursuant to Article 2) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law; provided, however, that except as required (i) in connection with compensation for services, or (ii) as a result of the failure by a holder of Shares to deliver timely to the Paying Agent a duly completed and executed IRS Form W-9 or IRS Form W-8, as applicable and to the extent required, establishing a complete exemption from U.S. backup withholding, the applicable Payor shall use reasonable best efforts to consult with the Company at least five Business Days prior to Closing regarding the withholding of any amounts hereunder, and shall reasonably cooperate to reduce or eliminate such withholding or deduction. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
2.6 Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares, any change in the number of securities or instruments that are convertible, exchangeable or exercisable into or for Shares or any change in the number of Shares into or for which any securities or instruments are convertible, exchangeable or exercisable shall occur, in each case, as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided that disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other section or subsection of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is readily apparent that such disclosure relates to such other section or subsection), and (b) as otherwise disclosed or identified in the Company SEC Documents filed and publicly available at least two days prior to the date hereof, other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents but including any historical or factual matters disclosed in such sections (provided that this clause (b) shall not apply to any of the representations and warranties set forth in Section 3.2(a), Section 3.2(b)) the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Corporate Organization.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
(b) The Company has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Restated Certificate of Incorporation (the “Company Charter”) and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
3.2 Capitalization.
(a) The authorized capital stock of the Company consists of 70,000,000 Shares and 2,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of August 7, 2024, (i) 42,799,248 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 0 Shares were held in the treasury of the Company, (iii) 6,064,473 Shares are subject to outstanding Company Options, (iv) 878,734 Shares are subject to Company RSUs, (v) 500,203 Shares are subject to Company PSUs (assuming maximum level of performance), (vi) 250,104 Shares are subject to Company PSUs (assuming target level of performance), (vii) 211,497 Shares are reserved for issuance under the Company ESPP, (viii) 893,191 Shares are reserved for issuance under the 2016 Plan, and (ix) no shares of Company Preferred Stock were issued and outstanding. Except as provided in the immediately preceding sentence, there are no options, “phantom” equity awards, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since August 7, 2024 and prior to the date of this Agreement, except for the issuance of Shares under the Company Equity Plans in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, “phantom” equity awards, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).
(b) The Company has previously provided Parent with a true and complete list, as of August 7, 2024, of each outstanding Company Option, Company RSU and Company PSU, the holder thereof and, with respect to each Company Option, the exercise price and expiration date thereof. All Shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid, nonassessable and free of preemptive rights. Except as provided in the Company Equity Plans, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.
(c) The Company has no Subsidiaries and does not hold an Equity Interest in any other Person. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
3.3 Authority; Execution and Delivery; Enforceability.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.
(b) The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”).
(c) Subject to the accuracy of Section 4.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger. To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.
3.4 No Conflicts.
(a) The execution and delivery of this Agreement by the Company does not and will not, and the performance of this Agreement by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company pursuant to, any Contract or Permit to which the Company is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any of the other Transactions.
(b) The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the Nasdaq, (ii) compliance with any applicable requirements of the HSR Act, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any of the other Transactions.
3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.
(a) The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2022 (the “Company SEC Documents”).
(b) As of its respective filing date (or, if revised, amended, modified or superseded prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act.
(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.
(d) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurances (i) that all material information concerning the Company required to be disclosed is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents and (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of any “significant deficiency” or “material weakness” (as defined by the Public Company Accounting Oversight Board) in the design or operation of its internal control over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, in each case, which has not been subsequently remediated and to the Knowledge of the Company, there is no fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the fiscal year ended March 31, 2024 (nor has any such deficiency or weakness been identified as of the date hereof). The Company has no outstanding, and has not arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.
(e) The Company do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
3.6 Absence of Certain Changes or Events.
(a) Since March 31, 2024 through the date of this Agreement, (i) the Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice and (ii) the Company has not taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Section 5.1(a), Section 5.1(e), Section 5.1(f), Section 5.1(g), Section 5.1(h), Section 5.1(k), Section 5.1(r), and Section 5.1(u) had the covenants therein applied since March 31, 2024.
(b) Since March 31, 2024 through the date of this Agreement, there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
3.7 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and any other applicable Law.
3.8 Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its respective assets or properties except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
3.9 Compliance with Laws.
(a) The Company is in compliance, and since January 1, 2022 has been in compliance, with all Laws applicable to the Company or any material assets owned or used by the Company except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2022, the Company has not received any written communication from a Governmental Entity that alleges that the Company is not in compliance with any such applicable Law, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.
(b) During the past six years, the Company, and to the Knowledge of the Company, its directors, officers, employees, and agents or other third parties acting on behalf of any of the Company, have complied with applicable anti-bribery and anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977, as amended, (“Anti-Corruption Laws”). Since January 1, 2022, neither the Company, nor to the Knowledge of the Company, any of its directors, officers, employees, agents or other third parties acting on behalf of the Company, have paid, given, offered or promised to pay, authorized the payment or transfer of, any monies or anything of value, directly or indirectly, to any Government Official or any other Person for the purpose of corruptly influencing any act or decision of such Government Official, any Governmental Entity, or any other Person, to obtain or retain business, to direct business to any Person, or to secure any other improper benefit or advantage. During the past six years, neither the Company or, to the Knowledge of the Company, any other Entity under its control has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any Anti-Corruption Laws. During the past six years, neither the Company or, to the Knowledge of the Company, any Entity under its control has disclosed to any Governmental Entity information that establishes or indicates that the Company violated or would reasonably be expected to have violated any Anti-Corruption Laws.
(c) Since April 24, 2019, the Company, and to the Knowledge of the Company, its directors, officers, employees, and agents or other third parties acting on behalf of any of the Company, have complied in all material respects with all applicable Economic Sanctions/Trade Laws. None of the Company or, to the Knowledge of the Company, its directors, officers, employees, and agents or other third parties acting on behalf of any of the Company is a Sanctioned Person. Since April 24, 2019, neither the Company nor, to the Knowledge of the Company, any other Entity under its control has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any Economic Sanctions/Trade Laws. Since April 24, 2019, neither the Company nor, to the Knowledge of the Company, any Entity under its control has disclosed in writing to any Governmental Entity information that establishes or indicates that the Company violated or would reasonably be expected to have violated any Economic Sanctions/Trade Laws.
3.10 Permits. The Company has all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of its business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The operation of the Company as currently conducted is not, and has not been since January 1, 2022, in violation of, nor is the Company in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except, in each case, where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.
3.11 Employee Benefit Plans.
(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, individual consulting, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, Contract, policy or arrangement (including any collective bargaining agreement) providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, welfare, cafeteria, disability, accident, flex spending, medical, retiree medical, vision, dental or other health plans, life insurance plans, tuition, employee assistance and other employee benefit plans or fringe benefit plans, in each case, whether formal or informal, whether funded or unfunded and whether written or unwritten, that is sponsored, maintained, administered, contributed to, required to be contributed to, or entered into by the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries may have any liability (actual, contingent or otherwise), including on account of an ERISA Affiliate, for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a “Service Provider”) or any spouse, beneficiary or other dependent of a Service Provider (each of such plans, agreements, arrangements, programs or policies described in the foregoing clauses (i) – (iii), a “Company Benefit Plan”); provided, for the avoidance of doubt, that the following need not be set forth on Section 3.11(a) of the Company Disclosure Schedule: (i) any employment contracts or consultancy agreements for employees or consultants who are natural persons that (A) do not provide for severance benefits or (B) are in all material respects consistent with a standard form previously made available to Parent where the required notice of termination provided is not in excess of 90 days or such longer period as is required under local Law, and (ii) plans or arrangements sponsored or maintained by a Governmental Entity or required to be provided to a Service Provider pursuant to applicable Law.
(b) With respect to each Company Benefit Plan listed on Section 3.11(a) of the Company Disclosure Schedule, the Company has made available to Parent a current copy thereof and, to the extent applicable: (i) a true and complete copy of the plan document (or, to the extent no such copy exists, a written description of the material terms, if such a written description exists and is provided to employees of the Company in the ordinary course of business), any amendments thereto, and any related trust or similar financing agreement; (ii) the most recent IRS determination, opinion or advisory letter; (iii) the most recent summary plan description and any summaries of material modifications; (iv) for the three most recent plan years, the Form 5500 and attached schedules and financial statements with auditor’s reports, if required; (v) all material notices, records and filings regarding Internal Revenue Service, Department of Labor or other Governmental Entity audits or investigations within the past three years; and (vi) all other material, non-routine, written communications with the Internal Revenue Service, Department of Labor or other Governmental Entity relating to any Company Benefit Plan within the past three years.
(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) each Company Benefit Plan has been established, maintained, funded, and administered in all respects in accordance with its terms and all applicable Laws, including ERISA, the Code and other applicable Laws;
(ii) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Company’s Knowledge, no fact or event has occurred that could reasonably be expected to cause the loss of the Tax qualified status of any such Company Benefit Plan. Each trust established in connection with a Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could reasonably be expected to cause the loss of the Tax exempt status of any such trust;
(iii) to the Company’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan;
(iv) no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims);
(v) neither the Company nor any of its Subsidiaries has made any filing in respect of any Company Benefit Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program; and
(vi) all payments, benefits, contributions and premiums payable by the Company or any of its Subsidiaries related to each Company Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Company’s latest financial statements in accordance with the terms of the Company Benefit Plan and all applicable Laws and accounting standards.
(d) Neither the Company nor any ERISA Affiliate has within the previous six years maintained, contributed to, or been required to contribute to or had any liability (whether actual, direct or otherwise) or obligation with respect to: (i) any Multiemployer Plan; (ii) any employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code; (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates has any liability under Title IV of ERISA.

(e) No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any liability or obligation to provide, post-employment, medical, disability or life insurance benefits to any former employee or their dependents, other than (i) as required by applicable Law, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) (iii) coverage through the end of the calendar month in which a termination of employment occurs or (iv) under a Company Benefit Plan in effect as of the date hereof or established after the date hereof in compliance with this Agreement requiring the Company to pay or subsidize COBRA or welfare plan premiums for a terminated employee or the employee’s beneficiaries following such employee’s termination.
(f) The Company, each ERISA Affiliate, and each Company Benefit Plan is in compliance in all material respects, and has complied in all material respects, with the requirements of Section 4980 of the Code and the Patient Protection and Affordable Care Act of 2010, as amended, and is not subject to an assessable payment under Section 4980B of the Code or 4980H of the Code.
(g) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated and maintained in operational and documentary compliance with Code Section 409A and applicable guidance thereunder in all material respects. Neither the Company nor any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.
(h) Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, neither the execution and delivery nor the consummation of the Transactions will (alone or in conjunction with any other event) result in (i) any payment becoming due to any current or former Service Provider, or (ii) the acceleration of payment, vesting or funding of or increase of any payments or benefits under any Company Benefit Plan or to any current or former Service Provider.
(i) No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time maintained, established, sponsored, participated in or contributed to, and no Company Benefit Plan is, a self-insured plan that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or Contract applies).
3.12 Employee and Labor Matters.
(a) The Company is not a party to or bound by any collective bargaining agreement or other Contract with a union, works council, or other labor organization or employee representative (each a “Labor Contract”), and no such Labor Contract is currently being negotiated by the Company. There are no, and since January 1, 2022 there have not been, any pending or to the Knowledge of the Company, threatened (i) representation or certification proceedings or unfair labor practice complaints brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (ii) labor organizing efforts or campaigns, or (iii) labor strikes, disputes, lockouts, slowdowns, stoppages or other material organized work interruptions or labor-related grievances or arbitrations.
(b) Since January 1, 2022, (i) there have been no sexual harassment or other harassment, discrimination or retaliation allegations made against any current or former executive officer or director or, to the Knowledge of the Company, any current or former employee, and (ii) the Company has not been a party to any settlement or similar agreement with any current or former executive officer, director or employee that relates to allegations of sexual harassment or sexual misconduct.
(c) The Company is, and since January 1, 2022 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wage payment, wage and hour, child labor, immigration and work authorizations, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, employee trainings and notices, restrictive covenants, withholdings and deductions, social welfare obligations and unemployment insurance.

3.13 Environmental Matters.
(a) The Company (i) is in compliance with all Environmental Laws, (ii) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their respective businesses and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(b) There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company, and the Company has not received any written notification alleging actual or potential responsibility for any Release or threatened Release of any Hazardous Materials, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.14 Real Property; Title to Assets.
(a) The Company does not own any real property in fee.
(b) Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto. No Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Leased Real Property is in compliance with all existing Laws applicable to such Company Leased Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property.
(d) The Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of its businesses of the Company, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.15 Tax Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) all Tax Returns that are required to be filed by or with respect to the Company have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;
(b) the Company has timely paid all Taxes due and owing by them, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), other than Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company;

(c) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing, or to the Company’s Knowledge, other than in writing against the Company except for deficiencies which have been fully satisfied by payment, settled or withdrawn or for which adequate reserves have been established in accordance with GAAP;
(d) there is no ongoing, pending or threatened (in writing) audit, examination, investigation or other proceeding with respect to any Taxes of the Company;
(e) since January 1, 2022, the Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state Law);
(f) there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;
(g) there are no outstanding waivers or agreements by or on behalf of the Company for the extension of the statute of limitations, or the time for the assessment, of any material Taxes or any material deficiency thereof, the filing of any material Tax Return (other than extensions obtained in the ordinary course of business) or the payment of any material Tax;
(h) the Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period beginning on or prior to the Closing Date or adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law), (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed with any Governmental Entity with respect to Taxes on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (v) any item of income that accrued for financial accounting purposes in a period prior to the Closing Date;
(i) the Company has timely withheld and paid over (or remitted) to the appropriate taxing authority all material Taxes that they are required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party under applicable Laws, and all associated reporting and recordkeeping requirements have been complied with in all material respects;
(j) the Company is not a party to any Tax allocation, sharing or indemnification contract (other than any Contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) under which the Company will have any liability after the Closing;
(k) the Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(l) Company has no material outstanding obligation in respect of escheat or unclaimed property obligations;
(m) the Company has complied with all applicable transfer pricing rules (including, where applicable, maintaining appropriate documentation for all transfer pricing arrangements for purposes of Section 482 of the Code);
(n) the Company has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company); and
(o) the Company has not entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

3.16 Material Contracts.
(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than any Company Benefit Plans and excluding purchase orders, statements of work and similar commercial documents issued in the ordinary course under and not amending the applicable Contract) to which the Company is a party or by which the Company or any of its respective assets or businesses are bound (and any material amendments, supplements and modifications thereto):
(i) Contracts with any of the top 15 largest suppliers by purchases made by the Company during the six-month period ended March 31, 2024;
(ii) Contracts with any of the top 15 largest non-government customers by purchases made by such customer during the six-month period ended March 31, 2024;
(iii) Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;
(iv) Contracts pursuant to which the Company licenses (A) Company Licensed Intellectual Property, other than (i) nonexclusive licenses for shrink-wrap, click-wrap or off-the-shelf software or other generally commercially available software, (ii) licenses granted pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts, or (iii) licenses that are implied by or incidental to the sale or purchase of products or services in the ordinary course of business, or (B) to a third party any material Company Owned Intellectual Property, other than non-exclusive licenses (x) granted in the ordinary course of business, (y) granted by the Company to current and former employees, contractors or other services providers in order to enable such Persons to provide services to the Company, or (z) granted to end users of the Company’s products or services in the ordinary course of business;
(v) the lease agreements of the Company that pertain to any parcel of Company Leased Real Property for which the annual rent exceeds $500,000 individually (each, a “Company Lease Agreement”);
(vi) any Contract that (A) by its terms limits in any material respect the ability of the Company (including, following the Closing, Parent and its Subsidiaries) to engage in any line of business or compete with, or provide any product or service to, any other Person or in any geographic area; or (B) contains any “most favored nation,” exclusivity or similar provision in favor of the counterparty for a product that is material to the Company’s business following the Effective Time;
(vii) any Contract governing the development or ownership of any Intellectual Property, Software or Company Product developed by or jointly with any other Person, in each case at the request or direction of the Company, and which Intellectual Property, Software or Company Product is material to the Company’s business, but excluding employment, consulting, services or invention assignment or similar agreements entered into in the ordinary course of business with employees, contractors or consultants of the Company;
(viii) any Contract that provides for the disposition or acquisition by the Company of any business or other material assets of the Company or (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) with (A) continuing material indemnification obligations of the Company that could result in the receipt or making by the Company of future payments in excess of $250,000 or (B) any material remaining “earn out” or other contingent payment or consideration of the Company that has not been substantially satisfied prior to the date of this Agreement;
(ix) any material Contract with any Governmental Entity that require annual payments to the Company of more than $1,500,000;
(x) any settlement or similar Contract arising out of a Proceeding or threatened Proceeding: (A) that materially restricts or imposes any material obligation on the Company or materially disrupts the business of the Company as currently conducted; (B) that would require the Company to pay consideration valued at more than $500,000 individually or $1,500,000 in the aggregate following the date of this Agreement; and (C) pursuant to which the Company will have any outstanding material obligation after the date hereof;

(xi) Indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $250,000;
(xii) any Labor Contract;
(xiii) any Affiliate Contract;
(xiv) material Contracts under which there has been imposed a Lien (other than a Permitted Lien) on any of the assets, tangible or intangible, of the Company;
(xv) Contracts that are for the employment or engagement of any individual on a full-time, part-time or personal services consulting basis and which (x) provide for the payment of compensation and/or benefits upon or in connection with the consummation of the transactions contemplated hereby, and/or (y) provide for severance, termination or notice payments or benefits in an amount in excess of $250,000 individually or $1,000,000 in the aggregate (other than payments or benefits required under applicable Law) upon a termination of the applicable individual’s employment or engagement; or
(xvi) any Contract not otherwise described in any other subsection of this Section 3.16(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
(b) The Company has delivered or made available to Parent true, correct and complete copies of all written Contracts or other agreements of the type that are required to be set forth on Section 3.16(a) of the Company Disclosure Schedule, or filed as exhibits to the Company SEC Documents (collectively, the “Company Material Contracts”), together with all material amendments thereto.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company Material Contracts are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in material breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iii) since January 1, 2023, neither the Company has not received written notice of any actual, alleged, possible or potential violation of, or material failure to comply with, any material term or requirement of, or intention to cancel any Company Material Contract.
3.17 Government Contracts
(a) To the Knowledge of the Company, neither the Company nor any of its Principals (as defined in FAR 2.101 and 52.209-5), has been debarred, suspended, or proposed for suspension or debarment, and no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against the Company or any of its Principals in connection with the performance of any Government Contract or Government Bid.
(b) Except for such matters as would not reasonably be expected to result in a Company Material Adverse Effect, as of the date of this Agreement, and during the past five years: (i) the Company has not been in material breach of or material default under any Government Contract, and, to the Company’s Knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by the Company; (ii) the Company is in compliance in all material respects with all material contract terms and all applicable Laws, as amended, where and as applicable to each Government Contract or Government Bid; (iii) to the Company’s Knowledge, all material representations and certifications executed, acknowledged, set forth, or made by the Company with respect to each Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective dates; (iv) the Company has not received any written notice of any pending or threatened investigation, prosecution or administrative proceeding related to any Government Contract or Government Bid; (v) no Governmental Entity has notified the Company in writing of any material breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any such Government Contract that in each case remains unresolved; (vi) the Company has not received any written notice of any termination for default, cure notice, or show cause notice pertaining to any Government Contract that in each case remains unresolved; (vii) the Company has not received any written notice of any audit or investigation by any Governmental Entity with respect to a Government Contract or Government Bid that in each case remains unresolved (other than in the ordinary course of business, including routine audits); and (viii) the Company has not made any mandatory or voluntary disclosures to any Governmental Entity with respect to any material irregularity, misstatement, or omission arising under or relating to any Government Contract or Government Bid.
(c) As of the date of this Agreement, there are no outstanding or pending claims, requests for equitable adjustment, withholds, fully burdened costs incurred materially in excess of the contract or order price, fully burdened costs in excess of the ceiling price or funded amount of the contract or order, or contract disputes in excess of $500,000 arising under or relating to a Government Contract.
(d) To the Company’s Knowledge, no Governmental Entity has assigned to the Company a rating below “satisfactory” in connection with any contractor performance assessment report or similar evaluation of past performance on any material Government Contract listed on Section 3.16(a)(ix) of the Company Disclosure Schedule, and no performance review on any scheduled material Government Contract includes any statement to the effect, or concludes, that the Governmental Entity would not recommend using the Company in the future.
(e) The Company performs no activities under Government Contracts, and has no other relationships with any other Person, that could result in an “organizational conflict of interest” (OCI) as defined in Subpart 9.5 of the Federal Acquisition Regulation (FAR) and agency supplements thereto, and no Government Contract currently creates a requirement to establish an OCI mitigation plan.
(f) The Company has complied in all material respects with the data security, cybersecurity, and physical security systems and procedures required by the current Government Contracts (including, but not limited to, all requirements relating to federal contract information, controlled unclassified information, and covered defense information). In the last three years, and to the Knowledge of the Company, the Company has not had or experienced any breach of data security or cybersecurity, whether physical or electronic. In the last three years, and to the Knowledge of the Company, any data security, cybersecurity or physical security breach related to any current Government Contract has been reported to the necessary Governmental Entity or higher tier contractor, as required by the terms of such current Government Contract or applicable Law.
3.18 Intellectual Property.
(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all (i) issued patents and published pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) Internet domain names in each case that are included in the Company Owned Intellectual Property (collectively, the “Company Registered Intellectual Property”). All items of Company Registered Intellectual Property that are material to the business of the Company are subsisting and have not been cancelled or abandoned. To the Knowledge of the Company, no Proceeding is pending that challenges the validity, enforceability, registration or ownership of any Company Registered Intellectual Property.
(b) The Company exclusively owns or has all necessary licensing rights to the Company Material Intellectual Property, free and clear of all Liens (other than Permitted Liens).
(c) To the Knowledge of the Company, (i) the Company is not infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person in any material respect, and (ii) no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property in any material respect. Since January 1, 2023, except as provided in Section 3.18(c) of the Company Disclosure Schedule, the Company has not received any written claim, demand, or notice alleging any such infringement, misappropriation, dilution, or violation.
(d) The Company takes commercially reasonable actions to protect and preserve the confidentiality of their trade secrets and other material confidential information.
(e) The computer systems, servers, network equipment and other computer hardware and Software owned, leased or licensed by the Company, and used by the Company in the conduct of its respective businesses

(“IT Systems”) are adequate and sufficient in all material respects for the operation of the business of the Company as currently conducted and reasonably anticipated to be conducted. The Company has implemented commercially reasonable data security, data privacy, data backup, system redundancy and disaster avoidance and recovery plans or procedures with respect to the IT Systems.
(f) The Company has not incorporated or otherwise used Open Source Software in a manner that would impose any material limitation, restriction, waiver of rights, or condition on the right or ability of the Company to use, distribute or commercially exploit any Company Software (excluding such Open Source Software), other than notice and attribution requirements. The Company has, since January 1, 2022, complied in all material respects with all Open Source Software licenses and similar obligations to which any Company Software is subject.
(g) The Company has commercially reasonable privacy and security measures in place designed to protect personal data provided by Company suppliers, used or otherwise processed in the Company’s products or services, or relating to the employees and customers of their respective businesses (“Personal Data”) under its possession or control from unauthorized access and/or acquisition. Since January 1, 2022, the Company has not suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Personal Data and the Company has complied in all material respects with applicable Information Privacy and Security Laws, including, not by way of limitation, state Information Privacy and Security Laws. No Proceeding has been filed, threatened in writing, or commenced against, the Company alleging any failure to comply with any Information Privacy and Security Laws.
(h) No funding from any Governmental Entity or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Company Owned Intellectual Property, and no Governmental Entity, university, college, other educational institution or non-profit organization has a made any written claims to any rights in the Company Owned Intellectual Property
3.19 Insurance. Section 3.19 of the Company Disclosure Schedule sets forth an accurate list of all material insurance policies with third party insurers relating to the business, assets and operations of the Company as of the date of this Agreement. The Company has made available to Parent true, correct and complete copies of each such material policy. All material insurance policies maintained by the Company are intended to provide coverage for risks incident to the business of the Company and its properties and assets, and, to the Knowledge of the Company, cover such risks and in such amounts generally maintained by companies engaged in the same or similar business, except for any such failures to maintain insurance policies as does not, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each such material insurance policy relating to the business, assets and operations of the Company (x) is in full force and effect, (y) no written notice of a material default or termination has been received by the Company in respect thereof and (y) all premiums due thereon have been paid in full. With respect to each such insurance policy, Since January 1, 2023, the Company has not received any written notice or, to the Knowledge of the Company, other communication regarding any: (a) cancellation or invalidation of any such insurance policy or (b) refusal of any coverage or rejection of any material claim under any insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that does not, individually or in the aggregate, constitute a Company Material Adverse Effect.
3.20 Company Product. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, (a) to the Knowledge of the Company, the Company does not have any liability for replacement or repair of any product developed, manufactured, marketed, sold, leased or distributed by the Company (“Company Product”) or other damages in connection therewith and (b) since January 1, 2022, there has not been any recall or post-sale warning concerning any Company Product conducted by or on behalf of the Company or, to the Knowledge of the Company, any third party as a result of any alleged defect in any Company Product.
3.21 Customers and Supplies. Section 3.21 of the Company Disclosure Schedule sets forth the 15 largest customers (by total aggregate annual revenue received by the Company) of the Company for the year ended on December 31, 2023 (the “Significant Customers”) and the 15 largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company) of the Company for the year ended on December 31,

2023 (the “Significant Suppliers”). Since January 1, 2024, no Significant Customer or Significant Supplier cancelled, terminated or otherwise modified its relationship with the Company, except as permitted by the terms of a Contract with the Company or as does not, individually or in the aggregate, constitute a Company Material Adverse Effect.
3.22 Affiliate Transactions. The Company is not a party to any Contract or other transaction, in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each, an “Affiliate Contract”) and that has not been so disclosed prior to the date hereof in a Company SEC Document, except for Company Benefit Plans, indemnification contracts and employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course.
3.23 Takeover Statutes; No Rights Plan. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, to the Knowledge of the Company, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL)) or similar provisions contained in the governing documents of the Company (each, a “Takeover Statute”) is applicable to this Agreement, as it relates to the Merger or any of the Transactions. The Company Board has taken all actions necessary so that the restrictions set forth in Section 203 of the DGCL are not applicable to this Agreement, the Merger and the other Transactions. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other Transactions.
3.24 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. LLC (“Morgan Stanley”), the Company’s financial advisor, in writing or orally(in which case, such opinion will be subsequently confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to various limitations, qualifications, assumptions and other factors set forth therein, the Merger Consideration to be received by the holders of Shares (other than Shares cancelled or converted pursuant to Section 2.1(b) Agreement or Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A complete and executed copy of such written opinion will be delivered to Parent promptly following receipt thereof by the Company for informational purposes only.
3.25 Broker’s Fees. Except for the fees and expenses of Morgan Stanley, neither the Company nor any of its officers or directors on behalf of the Company has employed any financial advisor, broker or finder who would be entitled to, or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees or any other similar fee or any commission in connection with or upon consummation of any of the Transactions. The Company has delivered or made available to Parent an accurate and complete copy of the engagement letter between the Company and Morgan Stanley.
3.26 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company or its business or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and only to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided that disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify any other section or subsection of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is readily apparent that such disclosure relates to such other section or subsection), Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.2 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.
4.3 No Conflicts.
(a) The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, (ii) as required or advisable under any applicable requirements of the HSR Act and any applicable clearance under the

Italian Golden Power Legislation, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.4 Legal Proceedings. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.
4.5 Financial Capacity.
(a) Parent has entered into a debt commitment letter, dated as of the date of this Agreement (the foregoing commitment letter, together with all exhibits and schedules thereto, the “Debt Commitment Letter”), from the Debt Financing Entities party thereto, pursuant to which such Debt Financing Entities have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”
(b) Parent has delivered to the Company a true, complete and correct copy of the executed Debt Commitment Letter and any executed fee letters, engagement letters and fee credit letters related thereto, subject, in the case of such fee letters, engagement letters and fee credit letters, to redaction solely of fee amounts, pricing terms and other terms that are customarily redacted, including any dates related thereto (none of which could adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Amounts).
(c) Except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Debt Financing Entities provide the Financing or any contingencies that would permit the Debt Financing Entities to reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Amounts (as defined below). As of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions required to be satisfied by it in any of the Debt Commitment Letter on or prior to the Closing Date, nor does Parent have knowledge that any Debt Financing Entity will not perform its obligations thereunder.
(d) The aggregate proceeds contemplated by the Debt Commitment Letter shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations in connection with the Closing under this Agreement and under the Debt Commitment Letter, including payment of (i) the aggregate Merger Consideration and all amounts payable pursuant to Section 2.4 and (ii) any premiums, fees, costs and expenses of or payable by Parent, Merger Sub or the Surviving Corporation on the Closing Date (such amounts, collectively, the “Financing Amounts”)
(e) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitute the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, all the other parties thereto. As of the date of this Agreement, neither Parent nor Merger Sub or, to the Knowledge of Parent, any other party thereto, is in breach of any terms or conditions set forth in the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, constitutes, or could constitute, a default, breach or failure to satisfy a condition by Parent under the terms and conditions of the Dent Commitment Letter. Parent has paid in full any and all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement. As of the date of this Agreement, the Debt Commitment Letter has not been modified, amended or altered and none of the respective commitments under any of the Debt Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated (other than to add lenders, lead arrangers, bookrunners, coordinators, managers, purchasers, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement, but solely to the extent that such addition would not effect a Prohibited Modification).

4.6 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except no representation or warranty is made by Parent or Merger Sub with respect to any statements made or incorporated by reference in the Proxy Statement based on information relating to the Company or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).
4.7 Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).
4.8 Solvency. After giving effect to the consummation of the Merger, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its liabilities is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its liabilities as they come due), (ii) have unreasonably small capital with which to engage in its business as its business is presently conducted and as proposed to be conducted following the Closing Date or fail to satisfy any capital adequacy requirements under applicable Law or (iii) have incurred obligations beyond its ability to pay them as they become due.
4.9 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.
4.10 No Stockholder and Management Arrangements. As of the date of this Agreement, except for this Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its Affiliates, businesses or operations from and after the Effective Time.
4.11 Broker’s Fees. Except for the fees and expenses of Goldman Sachs & Co. LLC, Parent’s financial advisor, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.
4.12 No Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Parent or any of its Affiliates, or any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives) or management presentations or due diligence discussions that have been or shall hereafter be provided to or engaged in with Parent or any of its Affiliates or any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives are not and will not be deemed to be representations or warranties of the Company or any of its

Affiliates or any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article 3. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 3.
ARTICLE 5
CONVENANTS
5.1 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except (w) as set forth in Section 5.1 of the Company Disclosure Schedule, (x) as required by applicable Law, (y) as otherwise expressly contemplated by any other provision of this Agreement, or (z) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) (collectively, the “IOC Exceptions”), the Company will use its commercially reasonable efforts to (i) conduct its operations in all material respects in the ordinary course of business (ii) keep available the services of the current officers, employees and consultants of the Company, (iii) preserve the goodwill of the Company and keep intact its material assets, properties and Company Material Contracts and (iv) preserve the current relationships of the Company with its material customers, distributors, suppliers, Governmental Entities and other Persons with which the Company has significant business relations. Without limiting the foregoing, except in accordance with an IOC Exception, the Company shall not between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions:
(a) amend its certificate of incorporation or bylaws or equivalent organizational documents;
(b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company, other than the issuance of Shares (i) subject to Section 2.4(d), in accordance with the terms of the Company ESPP, (ii) upon the exercise of Company Options or vesting or settlement of Company RSUs or Company PSUs outstanding as of the date hereof or granted in compliance with this Agreement or and in accordance with their respective existing terms;
(c) sell, pledge, dispose of, transfer, lease, guarantee or subject to any Lien (other than Permitted Liens) any material property or assets of the Company (other than Intellectual Property), except (i) pursuant to existing Contracts or (ii) dispositions of inventory or obsolete assets, in each case, in the ordinary course of business;
(d) sell, assign, pledge, transfer, license, abandon, permit to lapse or otherwise dispose of any material Company Owned Intellectual Property, except in the ordinary course of business;
(e) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests;
(f) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;
(g) merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;
(h) acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money;
(j) enter into any Affiliate Contract;
(k) make any loans, advances or capital contributions to, or investments in, any other Person (other than business expenses paid or advanced to or on behalf of directors, officers, employees or independent contractors in the ordinary course of business);
(l) terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business; provided, that such Contract does not (x) require the Company to make capital expenditures under such Company Material Contract in excess of $5,000,000 over the term of such Contract or (y) obligates the Company to pay more than $5,000,000 over the term of such Contract, except, in each case, as required under any Contract with a customer of the Company;
(m) make any capital expenditure in excess of (A) the Company’s capital expenditure budget as set forth on Section 5.1(m) of the Company Disclosure Schedule (“2024 Capital Expenditure Budget”) and (B) if the Closing has not occurred on or prior to fiscal year March 31, 2025, for the period beginning on April 1, 2025, the Company’s capital expenditure budget consistent with the 2024 Capital Expenditure Budget as adjusted for inflation as measured by the Consumer Price Index published by the U.S. Bureau of Labor Statistics, in the case of each of clause (A) and clause (B), other than (i) expenditures made in response to operational emergencies or (ii) capital expenditures that are not, in the aggregate, in excess of $2,500,000;
(n) except as may be required by applicable Laws or pursuant to the terms of any Company Benefit Plan or other contract or agreement in effect on the date of this Agreement or that is permitted to be entered into pursuant to this Agreement after the date hereof, or as set forth in Section 5.1(n) of the Company Disclosure Schedule, (A) establish, adopt, terminate or materially amend any Company Benefit Plan, other than renewals of Company Benefit Plans that are health and welfare plans in the ordinary course of business consistent with past practice, provided that the foregoing shall not materially increase the costs or expenses to the Company (including the Parent after the Closing) of sponsoring, maintaining, administering or contributing to such Company Benefit Plan; (B) grant to any director, or any employee, independent contractor, or other individual consultant with total annual base compensation equal to or greater than $200,000, any increase in base salary, wages, bonuses, incentive compensation or severance, retention or similar benefits; (C) accelerate the payment, funding or vesting of any compensation or benefits; (D) except in accordance with GAAP, change any actuarial or other assumption used to calculate funding obligations or liabilities under any Company Benefit Plan; or (E) hire or terminate any officer or employee or any key individual independent contractor or consultant, other than (x) terminations for “cause”, and (y) hirings or terminations in the ordinary course of business consistent with past practice with respect to any such person who has or will have total annual base compensation of less than $200,000 (other than to replace individuals who are terminated for “cause” or who voluntarily retire or resign);
(o) (i) enter into, terminate, modify, or extend any Labor Contract, or (ii) recognize or certify any labor union, works council, or other labor organization or employee representative or group of employees as the bargaining representative for any employee of the Company;
(p) implement or announce any employee layoffs, plant closures, or other personnel actions that requires notice to employees pursuant to the Worker Adjustment and Retraining Act or any similar Law;
(q) waive or release any non-competition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or other individual service provider, other than in accordance with applicable Law;
(r) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;
(s) enter into any new line of business or wind down any existing line of business or establish a new legal entity or physical presence outside of North America;

(t) except as set forth on Section 5.1(t) of the Company Disclosure Schedule, compromise, settle or agree to settle any Proceeding other than (i) compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $500,000 individually or $1,500,000 in the aggregate; (ii) does not impose any equitable relief or any restriction that would materially impact the business of the Company, (iii) does not involve an admission of guilt or liability by the Company, (iv) does not relate to any litigation by the Company’s stockholders in connection with this Agreement or the Transactions, and (v) is not with respect to a Proceeding in which a Governmental Entity is adverse to the Company;
(u) except in the ordinary course of business or in accordance with GAAP, make (to the extent inconsistent with past practice), change or revoke any material Tax election, adopt or change any material Tax accounting method, or settle or compromise any material Tax claim, audit or assessment; or
(v) authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.
5.2 Access to Information; Confidentiality; Employee Communication.
(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall to: (i) use commercially reasonable efforts to provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and to the books and records thereof and (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, assets and liabilities of the Company for the purpose of preparing for the ownership and operation of the business of the Company following the Closing as Parent or its Representatives may reasonably request in writing; provided that any such access shall be conducted at Parent’s sole expense and the Company shall not be required to afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company is a party, (C) breach, contravene or violate any applicable Law, (D) result in the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, that were provided to the Company Board in connection with its consideration of the Merger or the sale process or (E) permit subsurface or other invasive environmental investigation or sampling; provided, that, at Parent’s written request, the Company shall use commercially reasonable efforts to (I) make appropriate and mutually agreeable substitute arrangements under circumstances in which any of clause (A) through clause (D) of the foregoing restrictions apply to allow access in a manner that does not result in such effect (including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided) or (II) disclosure in a manner that does not result in a loss of attorney-client privilege or breach, contravene or violate such Contract or Law, as applicable. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or furnish any information pursuant to this Section 5.2 to the extent such access or information is reasonably pertinent to a Proceeding where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to Parent and Merger Sub under this Section 5.2 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.2 will be deemed to cure any representation, warranty, covenant, condition or obligation under this Agreement or otherwise limit or affect Parent’s remedies hereunder.
(b) Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the Merger. The Nondisclosure Agreement, effective as of March 1, 2024, by and between the Company and Almaviva S.p.A (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company and its Representatives; provided, that the Company shall be deemed to have consented under the Confidentiality Agreement for Parent to, after the date of this Agreement, include any Debt Financing Entities as Parent’s Representative (as defined the Confidentiality Agreement) that Parent determines necessary or desirable in connection with the financing of the Transactions. Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with customers, suppliers or distributors of the Company, or, except as required pursuant to Section 5.5, any Governmental Entity, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
(c) Parent and the Company shall discuss in good faith and cooperate with respect to planning for transition, integration and related matters following the Merger. Following the date hereof, Parent shall only contact employee of the Company in accordance with the protocols and guidelines set forth on Section 5.2(c) of the Company Disclosure Schedule or with the Company prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
5.3 No Solicitation.
(a) Except as expressly permitted by this Section 5.3, from and after the date hereof, the Company shall and shall use reasonable best efforts to cause its Representatives to on its behalf, (x) immediately cease and cause to be terminated any discussions, solicitations or negotiations with any Third Party that may be ongoing with respect to any Acquisition Proposal or any other proposal, offer, inquiry or request that would reasonably be expected to result in an Acquisition Proposal, (y) terminate access to the Dataroom by any Third Party and (z) reasonably promptly request that any Third Party that has executed a confidentiality agreement within the twelve month period immediately preceding the date hereof in connection with such Third Party’s consideration of any Acquisition Proposal return or destroy all confidential information concerning the Company made available to such Third Party in connection with such discussions or negotiations. Except as expressly permitted by this Section 5.3, from and after the date hereof until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not and shall use its reasonable best efforts to cause its Representatives not to on behalf of the Company, directly or indirectly, (i) initiate, solicit or intentionally facilitate or intentionally encourage the submission of any Acquisition Proposal or any other proposal, offer, inquiry or request that would reasonably be expected to result in an Acquisition Proposal, (ii) knowingly engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in, an Acquisition Proposal, or furnish any non-public information regarding the Company or provide access to its properties to any Third Party (other than Parent, Merger Sub and their Representatives) relating to any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in, an Acquisition Proposal (other than informing any Third Party that the provisions of this Section 5.3 prohibit any such discussions or negotiations), or (iii) approve any transaction under, or any Third-Party becoming an “interested stockholder”, under contained in Section 203 the DGCL. Except as expressly permitted by this Section 5.3, from and after the date hereof until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof shall (A) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (B) withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (C) publicly make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act in accordance with Section 5.3(g), (D) following the date of any Acquisition Proposal (other than an Acquisition Proposal that is a tender or exchange offer described in clause (C)) or any material modification thereof is publicly announced or disclosed, fail to issue a press release to reaffirm the Company Board Recommendation within 10 Business Days after Parent so requests in writing (or, if earlier, at least two Business Days prior to the Company Meeting) (it being understood that the Company will have no obligation to make such reaffirmation more than once per each public announcement) (E) approve or cause the Company to enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, joint venture or partnership agreement, or other similar agreement relating to any Acquisition Proposal, (F) fail to include the Company Board Recommendation in the Proxy Statement or (G) resolve or agree to do any of the foregoing

(any action set forth in the foregoing clauses (A) through (G) of this sentence, a “Change of Board Recommendation”). Without limiting the foregoing, it is understood that any breach of the restrictions contained in this Section 5.3 by any of the Company’s Representatives at the direction of the Company shall be deemed to be a breach of this Section 5.3 by the Company.
(b) In addition, from and after the date hereof, the Company (i) shall not modify, amend or terminate, or waive, release, or assign any standstill provisions or similar agreements with any Third Party and (ii) shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements; provided, that if the Company Board determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision or similar agreement would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, the Company may waive such standstill or similar agreement.
(c) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the receipt of the Company Stockholder Approval, the Company receives a bona fide written Acquisition Proposal from a Third Party, which Acquisition Proposal did not result from a material breach of this Section 5.3, and the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that (i) such Acquisition Proposal constitutes or would reasonably be expected to result in or lead to a Superior Proposal, and (ii) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company to the Third Party making such Acquisition Proposal and its Representatives if, and only if, prior to furnishing such information, such Third Party has executed an Acceptable Confidentiality Agreement, and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided that any non-public information concerning the Company provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub prior to or concurrently with such disclosure to such Third Party, except to the extent providing Parent or Merger Sub with such information would violate any applicable Law.
(d) From and after the date hereof, the Company shall (i) promptly (and in any event within 24 hours) notify Parent in the event that the Company receives any proposal, or offer, that constitutes, or would reasonably be expected to result in, an Acquisition Proposal, which notice shall include a summary of the material terms and conditions of (and the identity of the Third Party making) such proposal, offer, inquiry or request and shall include with such notice, a copy of such proposal or offer and copies of any other documents, in each case, evidencing or specifying the material terms and conditions of such proposal, offer, inquiry or request, to the extent provided in writing (or, where no such copy is available, a reasonable description of such proposal or offer) and (ii) thereafter keep Parent reasonably informed on a reasonably prompt (and, in any event within 24 hours) basis of any material developments with respect to, or any material change to the key terms of, any such Acquisition Proposal, including by providing copies of any additional draft agreements relating to, or written proposals containing any material term of, any such Acquisition Proposal received by the Company or any of its Representatives.
(e) Notwithstanding anything to the contrary contained in Section 5.3(a), if after the date hereof the Company receives a bona fide written Acquisition Proposal from a Third Party that did not result from a material breach of this Section 5.3, and the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, (i) such Acquisition Proposal constitutes a Superior Proposal, and (ii) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may at any time prior to the receipt of the Company Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement pursuant to Section 7.1(f), in either case subject to the requirements of this Section 5.3(e). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(e) or terminate this Agreement pursuant to Section 7.1(f) unless:
(i) the Company shall have provided to Parent four Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Acquisition Proposal, and shall have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal;

(ii) during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and
(iii) the Company Board shall have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith after consultation with the Company’s financial advisors and outside legal counsel that (I) the Superior Proposal continues or would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect, and (II) the failure to take such action would reasonably likely be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law.
In the event of any material revisions to such Superior Proposal offered in writing by the Third Party making such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(e) with respect to such new written notice, except that the Notice Period shall be two Business Days with respect to any such revised Superior Proposal.
(f) Notwithstanding anything to the contrary contained in Section 5.3(a), the Company Board (or a duly authorized committee thereof) may at any time prior to the receipt of the Company Stockholder Approval effect a Change of Board Recommendation if (i) the Company Board (or a duly authorized committee thereof) determines that an Intervening Event has occurred and is continuing and (ii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company, but such Change of Board Recommendation shall not occur until a time that is after the fourth Business Day following Parent’s receipt of written notice from the Company advising Parent of the material information and facts relating to such Intervening Event and stating that it intends to make a Change of Board Recommendation and provided that (A) during such four Business Day period the Company has negotiated in good faith with Parent and its Representatives to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Board Recommendation and (B) at the end of such four Business Day period, the Company Board maintains its determination described in the foregoing clause (ii) (after taking into account any adjustments offered in writing by Parent to the material terms and conditions of this Agreement).
(g) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company or violate applicable Law; provided that any disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to such public disclosure, a Change of Board Recommendation has been made in compliance with this Section 5.3. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.
(h) For purposes of this Agreement:
(i) “Acquisition Proposal” means any offer or proposal, or any indication of interest, from a Third Party concerning (A) a merger, consolidation or other business combination transaction with the Company, (B) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company representing 25% or more of the assets of the Company, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), (C) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 25% or more of the voting power of the Company, or (D) any combination of the foregoing (in each case, other than the Merger).
(ii) “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence that is material to the Company that (A) was not known to the Company Board as of or prior to the date of this Agreement (or if known, the consequences of which are not known on or prior to the date of this Agreement), and (B) does not involve or relate to (I) an Acquisition Proposal or (II) the fact that the Company exceeds any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations (provided that, for purposes of this clause (II), the underlying cause of any event, change, effect, development, state of fact, condition or occurrence may constitute or be taken into account in determining whether there has been an Intervening Event).
(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “25%” shall be replaced by “50%”) that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposal, as well as to the extent third party financing is contemplated, the nature of such financing and any commitments with respect thereto), is more favorable from a financial point of view to the Company’s stockholders than the Merger and the Transactions (including any binding commitments made by Parent to the Company in writing to amend the terms of this Agreement during the periods contemplated by Section 5.3(e)).
5.4 SEC Filings; Other Actions.
(a) As promptly as reasonably practicable (and in no event later than 20 Business Days) after the execution of this Agreement, the Company shall prepare and file a preliminary version of the Proxy Statement with the SEC, which shall, subject to Section 5.3, include the Company Board Recommendation. Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use all reasonable best efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to have the Proxy Statement cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such initial filing. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement, in each case as promptly as practicable (and in any event within 48 hours) after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review any such responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their Affiliates as promptly as practicable after the date hereof.
(b) The Company shall cause the definitive Proxy Statement to be filed with the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable after the preliminary Proxy Statement has been filed with the SEC pursuant to Section 5.4(a) and cleared by the SEC and its staff under the Exchange Act. For purposes of the prior sentence, the Proxy Statement shall be deemed to be “cleared by the SEC” on (i) the date that is 10 calendar days (calculated in accordance with Rule 14a-6(a) promulgated under the Exchange Act) after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or affirmatively notify the Company that the SEC will review such preliminary Proxy Statement or (ii) in the event that the SEC affirmatively notifies the Company during such 10-calendar day period that it does not intend to review the Proxy Statement or that the SEC has completed its review and has no further comments on the Proxy Statement.

(c) Subject to the other provisions of this Agreement, as promptly as reasonably practical after the filing of the definitive Proxy Statement with the SEC, the Company shall (i) take all action necessary in accordance with the DGCL, the Company Charter, and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly (but in no event later than 35 days following the date on which the definitive Proxy Statement is first mailed to the Company’s stockholders) for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) subject to a Change of Board Recommendation in accordance with Section 5.3, shall include the Company Board Recommendation in the Proxy Statement and use all reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. The Company shall consult with Parent regarding the record date of the Company Stockholders’ Meeting, prior to setting such date. Notwithstanding anything to the contrary in this Agreement, the Company may adjourn, recess, or postpone, and at the request of Parent (on no more than two occasions) it shall adjourn, recess or postpone, the Company Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or to obtain the Company Stockholder Approval (provided, that, unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for periods of no more than five (5) Business Days each (not to exceed 10 Business Days in the aggregate)). The Company may also postpone or adjourn the Company Meeting from time to time (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting, or (iii) if required by applicable Law. The Company shall use reasonable best efforts to provide Parent with periodic updates (including voting reports) concerning proxy solicitation results, as reasonably requested by Parent.
5.5 Appropriate Action; Consents; Filings.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, and to cause to its Affiliates and Subsidiaries to take, all actions that are necessary, proper or advisable under this Agreement and applicable Law, including Competition Law, to consummate and make effective the Merger and the other Transactions as promptly as practicable, including using reasonable best efforts to: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any Parent Subsidiary is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, clearances, waiting period expirations or terminations, approvals, licenses, permits, orders and authorizations from Governmental Entities (including those in connection with applicable Competition Laws) (such items “Governmental Permits”), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain any necessary or advisable Governmental Permits from, or to avoid any Proceeding by, any Governmental Entity, (iii) vigorously resist, contest and defend against (including through all available appeals) any Proceeding challenging the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order that is in effect and that could delay, restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Each of the parties shall promptly furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each party shall consult with the other party in connection with, all of the information relating to the Company or Parent or any Parent Subsidiary, as the case may be, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent or any Parent Subsidiary, as the case may be, from any Governmental Entity and/or Third Party with respect to such transactions. Company and

Parent will, and will cause each of their Affiliates to, consult and cooperate with the other party and will consider in good faith the views of the other party in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions, and to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with obtaining Governmental Permits or any Proceeding. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective Affiliates to, (A) make or cause to be made all filings required under applicable Competition Laws with respect to the Transactions as promptly as practicable and, in any event, file all required or advisable HSR Act filings or notifications within ten Business Days after the date of this Agreement, provided, that there are no changes in the applicable regulations under the HSR Act between the date hereof and the date of filing pursuant to the HSR Act, in which instance Company and Parent shall (A) use reasonable best efforts to file notifications under the HSR Act as promptly as practicable after the announcement of such changes and (B) make any other submissions with respect to this Agreement required or advisable under the HSR Act.
(b) Without limiting this Section 5.5, Parent agrees to take, and to cause its Affiliates and the Parent Subsidiaries to take (and the Company shall reasonably cooperate with Parent in connection therewith), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Outside Date), including (i) offering, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, divestiture, licensing or disposition of any assets, properties, businesses, commercial relationships or interests of Parent or any of its Affiliates or Subsidiaries or (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s, or any of its Affiliates’ or the Parent Subsidiaries’ (including, after the Closing, the Company’s) freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent, the Parent Subsidiaries or the Company, in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would otherwise have the effect of preventing or delaying the Closing, as applicable. Notwithstanding anything to the contrary herein, Parent’s obligations under this Section 5.5(b) and Section 5.5(c) shall be absolute and not qualified by “commercially reasonable efforts” or “reasonable best efforts”. If such efforts fail to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur, then Parent shall vigorously contest, resist and defend against through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order that would restrict, prevent or prohibit the Closing or prevent the Closing from occurring as promptly as practicable (and in any event, no later than the Outside Date). Notwithstanding the foregoing or any other provision of this Agreement, none of Parent, its Affiliates, any Parent Subsidiary or the Company shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries that, in each case, is not conditioned on the Closing of the Transactions.
(c) Neither Parent nor Merger Sub shall: directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by lease, license, or any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could increase the risk of (A) any delay in the obtaining of, or of not obtaining, any Governmental Permits necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) any Governmental Entity seeking an Order prohibiting the consummation of the Transactions, (C) Parent and its Affiliates and Subsidiaries not being able to remove any such Order on appeal or otherwise, or (D) delay or prevention of the Closing.

(d) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
5.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied. Any such notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice, and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.
5.7 Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 shall not apply to any public release or public announcement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, a Change of Board Recommendation or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.3 or (y) in connection with any dispute between the parties regarding this Agreement or the Transactions. The press release announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent. The Company shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits.
5.8 Employee Benefit Matters
(a) During the period commencing at the Closing Date and ending on the later of (x) the date that is twelve months following the Closing Date or (y) December 31, 2025 (the “Continuation Period”), Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company immediately prior to the Effective Time who as of the Closing, continue their employment with Parent, the Surviving Corporation or any Subsidiaries or Affiliates thereof (each a “Continuing Employee”), during any period of employment with the Surviving Corporation following the Closing, (i) a base salary or wage rate that is not less than the base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target cash bonus and incentive opportunity, including commissions, that is not less than the target cash bonus and incentive opportunity, including commissions, provided to such Continuing Employee immediately prior to the Effective Time, and (iii) other compensation and benefits (excluding equity and equity-based awards, defined benefit pension, nonqualified deferred compensation arrangements, multiemployer pension, retiree health or welfare benefits and any special or non-recurring payments) that are substantially similar in the aggregate to the compensation and benefits provided by the Company to similarly situated employees as of immediately prior to the Effective Time.
(b) To the extent the annual bonuses for the fiscal year in which the Effective Time occurs remain unpaid as of Closing (whether Closing occurs in such fiscal year in which the Effective Time occurs or the following fiscal year), Parent shall pay bonuses provided under the Company’s annual performance bonus programs for such applicable fiscal year in which the Effective Time occurs to each Continuing Employee (measured as of immediately prior to the Closing) based on an amount no less than the greater of the Continuing Employee’s (i) target annual incentive award and (ii) the annual incentive award earned by such Continuing Employee based on the actual level of performance through the latest practicable date prior to the Effective Time as reasonably determined by the Compensation Committee of the Company Board of Directors and as provided under such annual incentive plan (the “Annual Bonuses”). Subject to Section 5.8(b) of the Company Disclosure Schedule, the Annual Bonuses shall be paid by Parent or a Subsidiary of Parent (including the Surviving Corporation) at the time or times that the Annual Bonuses would normally be paid by the Company, but in all events within sixty (60) days following the end of the applicable fiscal year; provided that, except as set forth in Section 5.8(b) of the Company Disclosure Schedule, such Annual Bonuses shall be subject to the applicable Continuing Employee’s service through the date of payment. The Company and Parent shall use reasonable best efforts to agree upon a mechanism for communicating the bonus amounts that shall be paid pursuant to this Section 5.8(b) and the timing of such payments.
(c) Without limiting the generality of Section 5.8(a), from and after the Effective Time, Parent shall, or shall cause the Parent and its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue until all obligations thereunder have been satisfied, all of the Company’s employment and retention plans, policies, programs, agreements and arrangements, and the Company Deferred Compensation Plan and the rabbi trust established thereunder, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto. In addition, without limiting the generality of Section 5.8(a), from and after the Effective Time and during the period ending on the last day of the Continuation Period or, if sooner, until all obligations thereunder have been satisfied, Parent shall, or shall cause the Parent and its Subsidiaries, including the Surviving Corporation, to provide severance or termination benefits for each Continuing Employee pursuant to equal to the Company’s severance and termination plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), including without limitation, the Company Benefit Plans set forth on Section 5.8(c) of the Company Disclosure Schedule, without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto (or, if a Continuing Employee is not eligible for severance under any Company plan, policy, program, agreement or arrangement as of the Effective Time, the severance benefits set forth on Section 5.8(f) of the Company Disclosure Schedule).
(d) Prior to the Closing Date, and only if mutually agreed to between the parties, the Company shall take, or cause to be taken, all actions reasonably required implementing the following with respect to, and under the Company Deferred Compensation Plan: (i) within thirty days prior to the Closing Date, adopt Company resolutions approving termination and liquidation of the Company Deferred Compensation Plan and the related rabbi trust, effective as of the Closing Date; (ii) take all actions reasonably required to fully distribute the vested accounts of the current or former employees of the Company or any Company Subsidiary, according to the terms of the Company Deferred Compensation Plan, but in any events within 12 months following the Closing Date (or such other period required to ensure compliance with Section 409A of the Code).
(e) With respect to benefit plans maintained by Parent or any of its Subsidiaries, including the Surviving Corporation (excluding equity and equity-based awards, defined benefit pension, nonqualified deferred compensation arrangements, multiemployer pension, retiree health or welfare benefits and any special or non-recurring payments, but including, without limitation, severance plans, any defined contribution retirement benefits, health benefits, welfare benefits, vacation and paid time-off), for all purposes, including determining eligibility to participate, level of benefits, and vesting and benefit accruals, each Continuing Employee’s service with the Company (or any predecessors), as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(f) Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to use reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to use reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.
(g) Parent acknowledges and agrees that the consummation of the Closing shall constitute a change in control (or term of similar import) of the Company for purposes of the Company Benefit Plans and any awards thereunder. Without limiting the generality of the foregoing, Parent shall, and shall cause the Company to, honor the Company’s retention program providing for retention payments as set forth on Section 5.8(g) of the Company Disclosure Schedule on the terms as set forth on Section 5.8(g)of the Company Disclosure Schedule (the “Retention Program”).
(h) Notwithstanding anything in this Agreement to the contrary, with respect to any Continuing Employees who are covered by a Labor Contract, Parent’s obligations under this Section 5.8 shall be in addition to, and not in contravention of, any obligations under the applicable Labor Contract or applicable Law. At all times following the Closing date, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, comply with the terms and conditions of all applicable Labor Contracts, as may be amended from time to time.
(i) Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective Affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.
5.9 Indemnification.
(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organizational documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of the Company and its employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.
(b) Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company or any of its Subsidiaries and each employee of their respective employees who serves as a fiduciary of a Company Benefit Plan as provided in its certificates of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organizational documents in effect as of the date of this Agreement or in any Contract of the Company with any of its directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.
(c) For six years from and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally responsible for maintaining for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in structure, terms of coverage and limits of coverage than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Company, which amount is set forth on Section 5.9(c) of the Company Disclosure Schedule (the “Maximum Amount”). If the Surviving Corporation is unable to obtain the insurance required by this Section 5.9(c) because its cost exceeds the Maximum Amount, it shall obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase, a six year prepaid “tail” directors’ and officers’ and fiduciary liability insurance policy for the Company and its then current and former directors and officers, such tail policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable in the aggregate to the insured Persons than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, that the Company shall not pay an aggregate amount for such policy in excess of the Maximum Amount, and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.9(c) because its cost exceeds the Maximum Amount, it shall obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount.
(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.
(e) Parent hereby acknowledges that one or more Indemnitees may have certain rights to indemnification, advancement of expenses or insurance provided by Persons other than the Company or any of its Subsidiaries (the “Other Indemnitors”). Parent hereby acknowledges and agrees that (i) Parent and the Surviving Corporation are the indemnitor of first resort with respect to any Proceeding or investigation, whether civil, criminal, administrative or investigative, and any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with such Proceeding or investigation, in each case covered by the terms of this Section 5.9, (ii) Parent and the Surviving Corporation shall be required to advance the full amount of expenses incurred by such Indemnitee and shall be liable for the full amount of all liabilities paid in settlement to the extent legally permitted and as required by the terms of this Section 5.9, without regard to any rights such Indemnitee may have against the Other Indemnitors, and (iii) Parent and the Surviving Corporation irrevocably waive, relinquish and release the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Parent further agrees that no advancement or payment by the Other Indemnitors on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from Parent and/or the Surviving Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against Parent and the Surviving Corporation. Parent and each Indemnitee agree that the Other Indemnitors are express third-party beneficiaries of the terms of this Section 5.9(e).
(f) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organizational documents in effect as of the date of this Agreement or in any Contract of the Company in effect as of the date of this Agreement. The obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).
(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.
5.10 Parent Agreements Concerning Merger Sub. During the period from the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 7, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement, and, subject to the foregoing, neither Parent nor Merger Sub shall take or agree to take any action that would prevent or materially delay the consummation of the Transactions. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.
5.11 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other Transactions, then the Company and the Company Board shall use reasonable best efforts to take all action reasonably available to it to render such Law inapplicable to the foregoing.
5.12 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.13 Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors and/or officers relating to the Transactions, including the Merger. The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof. Without limiting the foregoing, Parent shall be provided with the right to review and comment on all material filings or responses to be made by the Company in connection with, any such stockholder litigation (and the Company shall give due consideration to Parent’s comments and other advice with respect to such stockholder litigation, including with respect to strategy and any significant decisions related thereto), and with the opportunity to consult on the settlement, release, waiver or compromise of any such Legal Proceeding.
5.14 Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from the Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.
5.15 Parent Financing and Financing Cooperation.
(a) Parent shall use its reasonable best efforts to take and shall cause each of its Subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing in an amount sufficient to fund the Financing Amounts on the date on which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing required to pay the Financing Amounts (the

“Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter and without any Prohibited Modification, (iii) satisfy on a timely basis all conditions required to be satisfied by it in the Commitment Letters and the Definitive Agreements and complying with its obligations thereunder and causing its advisors to deliver any opinions and other deliverables thereto and (iv) enforce its rights under the Commitment Letters and the Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Debt Commitment Letter or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, Parent and Merger Sub shall seek to enforce its rights against other parties to the Debt Commitment Letter, and shall use reasonable best efforts to cause the Debt Financing Entities to, comply with their respective obligations thereunder, including to fund the Debt Financing. Neither Parent, Merger Sub nor any of their Subsidiaries shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement, or modification to, or any waiver of, any provision or remedy under, the Debt Commitment Letter or any Definitive Agreement if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing, (B) reduces the aggregate principal amount of the Debt Financing below the amount necessary to satisfy the Financing Amounts, (C) adversely affects the ability of Parent or Merger Sub to enforce its rights against other parties to the Debt Commitment Letter or any Definitive Agreement as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent or Merger Sub to enforce its rights against the Debt Financing Entities as in effect on the date of this Agreement or (D) could otherwise reasonably be expected to prevent, impair, impede or materially delay the consummation of the Merger and the other Transactions (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); provided that the Debt Commitment Letter may be amended to add additional lenders, lead arrangers, bookrunners, coordinators, managers, purchasers, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not effect a Prohibited Modification, or (ii) terminate or cause the termination of any the Debt Commitment Letter or any Definitive Agreement. Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification or waiver to the Debt Commitment Letter and/or Definitive Agreements.
(b) In the event that any portion of the Debt Financing required to pay the Financing Amounts becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) subject to the last sentence of this Section 5.15(a), use reasonable best efforts, and cause each of its Subsidiaries and Affiliates to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative debt financing for any such unavailable portion from the same or alternative sources (the “Replacement Financing”) in an amount sufficient, when taken together with the available portion of the Debt Financing, to pay the Financing Amounts, and which does not include any Prohibited Modifications. Parent shall provide the Company with prompt written notice (i) of any actual breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of which Parent becomes aware and (ii) upon receipt of any written notice or other written communication from any Debt Financing Entity with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of any provision thereof. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing, including any Replacement Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.15 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter, or agree to terms materially less favorable to Parent or the Company than the terms contained in or contemplated by the Debt Commitment Letter as of the date hereof (in either case, whether to secure waiver of any conditions contained therein or otherwise).
(c) The foregoing notwithstanding, compliance by Parent with this Section 5.15 shall not relieve Parent of its obligations to consummate the Transactions whether or not the Debt Financing or any Replacement Financing is available.

(d) To the extent Parent obtains Replacement Financing or amends, replaces, supplements, modifies or waives the Debt Commitment Letter or the Definitive Agreements, in each case pursuant to this Section 5.15 (and not including any Prohibited Modification), references to the “Debt Financing,” “Debt Financing Entities,” “Debt Financing Parties,” “Debt Commitment Letter,” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to include such Replacement Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, as so amended, replaced, supplemented modified or waived. Parent shall use reasonable efforts to coordinate the requests for information or meetings or other items requiring the Company’s cooperation hereunder as among all Debt Financing Entities, including with respect to any Replacement Financing.
5.16 Company Financing Cooperation.
(a) Prior to the Closing, the Company shall use its reasonable best efforts, and shall to cause its Representatives to use their reasonable best efforts, to provide customary cooperation in connection with the arrangement and implementation of the Debt Financing, to the extent reasonably requested by Parent in writing, which shall consist of using reasonable best efforts to do the following:
(i) subject to the Confidentiality Agreement, as promptly as reasonably practicable (A) furnish Parent with the Required Financial Information, and (B) in the event the Debt Financing includes an offering of debt securities, all other financial information and data of the Company and its subsidiaries, including monthly management accounts, as available, required to support the independent accountants of the Company to provide customary “comfort” (including customary “negative assurance” comfort) in connection with such Debt Financing and (C) inform Parent if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;
(ii) cause members of senior management of the Company to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, at reasonable and mutually agreed times and with reasonable advance notice, and in each case which shall be telephonic or held by videoconference unless otherwise agreed to by the Company;
(iii) in the event the Debt Financing includes an offering of debt securities, assist Parent and the Debt Financing Entities in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents;
(iv) in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to (A) provide, consistent with customary practice, customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any debt securities being issued in connection with the Debt Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and any audit reports issued thereon (it being understood that any such comfort will be in relation to GAAP and in accordance with GAAS) and (B) attend a reasonable and customary number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference and held at reasonable and mutually agreed times and with reasonable advance notice;
(v) assist Parent in its preparation of, and facilitate execution and delivery as of but not prior to the Closing (and subject to clause (b) below) of the Definitive Agreements and the schedules and exhibits thereto, it being understood that the effectiveness of such documents shall be conditioned upon the occurrence of the Closing;
(vi) use reasonable best efforts to deliver any original stock certificates and appropriate instruments of transfer of wholly owned Subsidiaries of the Company that are reasonably available to the Company and constitute collateral for the Debt Financing; it being understood that the effectiveness of such pledges shall be conditioned upon the occurrence of the Closing;

(vii) furnish Parent and the Debt Financing Entities at least three Business Days prior to the Closing Date (solely to the extent requested by Parent in writing at least ten Business Days prior to the Closing Date) with all documentation and other information related to the Company reasonably requested by the Debt Financing Entities due to requirements of Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended and the requirements of 31 C.F.R. § 1010.230;
(viii) solely with respect to financial information and data derived from the Company’s historical books and records and already prepared or collected by the Company in the ordinary course of business, provide reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Entities and customary to be included in any marketing materials or Offering Documents or of the type required by the Debt Commitment Letter (provided that the Company shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto and, for the avoidance of doubt, shall not be obligated to provide any Excluded Information and provided further that the Company’s assistance to Parent with the preparation of pro-forma financial information and pro-forma financial statements shall not require the Company or any member of management to review approve or validate any financial information of Parent);
(ix) subject to clause (b) below, facilitate the taking, no earlier than the Closing, of customary corporate approvals, reasonably requested by Parent to permit the consummation of the Debt Financing (provided, that no such action shall be required of the Company Board);
(x) to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and not the Parent, provide reasonable cooperation in satisfying the conditions precedent set forth in the Debt Commitment Letter as in effect as of the date hereof or any definitive agreement relating to the Debt Financing including any purchase or underwriting agreement, in each case as reasonably requested by the Debt Financing Entities (provided that any such conditions precedent related to a Definitive Agreement are not more onerous or impose any additional requirements than the conditions precedent set forth in the Debt Commitment Letter); and
(xi) provide reasonable and customary updates to materials provided in the due diligence process and reasonable access, at mutually agreed times and places and on a reasonable and customary number of occasions to the Company’s books and records and relevant personnel to the extent necessary to facilitate issuance of 10b-5 opinions by counsel to Parent and Merger Sub in connection with the issuance of high yield bonds customary for debt financing of the type consistent with the Debt Financing, at mutually agreed times and places.
(b) The foregoing notwithstanding, neither the Company nor any of its Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.15 that could: (i) require the Company or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, opinion, instrument or agreement (except any authorization letters delivered pursuant to Section 5.16(a)(ii), customary management representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” as set forth in Section 5.16(a)(iv)), in each case, unless (A) such person will continue as an officer, director or equivalent of such entities following the Closing and (B) the effectiveness of such resolutions, consents, certificates, documents, instruments, agreements, changes or modifications is contingent upon the occurrence of the Closing, (ii) cause any representation or warranty in this Agreement to be breached by the Company, (iii) require the Company to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of the Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company to incur any personal liability, (v) reasonably be expected to conflict with the organizational documents of the Company or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Company Material Contract, (vii) require the Company or any of its respective Representatives to provide access to or disclose information that the Company determines would result in a loss of attorney-client privilege, work-product doctrine or other similar legal privilege or protection of the Company, provided, that, unless prohibited by applicable Law, the Company shall (x) notify Parent that the provision of such access or the disclosure of such information is being so withheld and (y) use commercially reasonable efforts to provide such access or make such disclosure in a manner that does not result in a loss of attorney-client privilege, work-product doctrine or other similar legal privilege or protection of the Company, as applicable, (viii) require the Company or any of its Representatives to prepare or deliver any Excluded Information, (ix) require the Company to qualify for, or apply for any listing of debt securities or obtain prospectus clearance in any European Economic Area jurisdiction related to the Debt Financing prior to the Closing or (x) unreasonably interfere with the ongoing operations of the Company. Nothing contained in this Section 5.15 or otherwise in this Agreement shall require the Company, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by it or its Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and its respective Representatives from and against any and all liabilities and losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the transactions contemplated by this Section 5.15, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.15 and any information used in connection therewith (other than liabilities or losses resulting solely from information provided by the Company), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or any of its Representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.
(c) The Company shall use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. Parent agrees to provide the Company drafts of all Offering Documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, the Company agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company or their respective securities. If the Company identifies any such information (“Identified MNPI”), and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which the Company reasonably objects (any such Identified MNPI, “Acceptable MNPI”), then the Company shall file a Current Report on Form 8-K containing such material non-public information. Parent shall remove all such Identified MNPI that is not Acceptable MNPI from such Offering Documents and marketing materials. Parent further agrees to give due consideration to the reasonable additions, deletions or changes suggested to such Offering Documents by the Company to the extent the Company’s review has identified any inaccuracies or misstatements regarding the Company.
(d) All non-public or otherwise confidential information regarding the Company or any of its affiliates obtained by Parent or its Representatives pursuant to this Section 5.15 shall be kept confidential in accordance with the Confidentiality Agreement. The Company hereby consents to the use of its logos in connection with the Debt Financing; provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company.
(e) Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 5.16, as it applies to the Company’s obligations under this Section 5.16, shall be deemed satisfied unless (i) the Company has failed to satisfy its obligations in any material respect under this Section 5.16, (ii) Parent has notified the Company of such failure in writing a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such failure and (iii) such failure has been a proximate cause of Parent and Merger Sub’s failure to receive the proceeds of the Debt Financing.
5.17 FIRTPA Certificate. The Company shall deliver to Parent at Closing (a) a duly executed certification of the Company, prepared in accordance with Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c), dated as of the Closing Date, certifying that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code, and (b) a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2). The Company hereby authorizes Parent to deliver such certificate and notice to the U.S. Internal Revenue Service on behalf of the Company upon the Closing.
5.18 Resignations. Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company to execute and deliver a letter to the Company effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
6.1 Conditions to Obligations of Each Party under this Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) The Company Stockholder Approval shall have been obtained.
(b) Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.
(c) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order of any Governmental Entity of competent jurisdiction.
6.2 Conditions to Obligations of the Company under this Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:
(a) The representations and warranties of Parent and Merger Sub set forth in Article 4 (disregarding all materiality and Parent Material Adverse Effect or other similar qualifications contained therein) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified date or time, which need only be true and correct as of such date or time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a Parent Material Adverse Effect.
(b) Parent and Merger Sub shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.
(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
6.3 Conditions to Obligations of Parent and Merger Sub under this Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:
(a) (i) the representations and warranties of the Company contained in Section 3.6(b) shall be true in all respects as of the date of this Agreement and at and as of the Effective Time, (ii) the representations and warranties of the Company contained in Section 3.1(a), Section 3.2(c), Section 3.3, and Section 3.25 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true in all material respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified date or time, which need only be true as of such date or time), (iii) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another date or specified time, which need only be true as of such date or time), and (iv) the other representations and warranties of the Company contained in Article 3 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which need only be true only as of such date or time), with, in the case of this clause (iv) only, only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
(c) A Company Material Adverse Effect shall not have occurred since the date of this Agreement.
(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
6.4 Frustration of Closing Conditions(a). Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Section 6.1 or Section 6.3 to be satisfied if the primary cause of such failure was the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any conditions set forth in Section 6.1 or Section 6.2 to be satisfied if the primary cause of such failure was the failure of the Company to perform any of its obligations under this Agreement.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
7.1 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:
(a) By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;
(b) By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;
(c) By either the Company or Parent, if at any time prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such Order or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall be available only if the party seeking to terminate this Agreement shall have complied with its obligations under Section 5.5;
(d) By either the Company or Parent if the Effective Time shall not have occurred on or before May 8, 2025 (the “Outside Date”); provided, that neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(d) if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date;
(e) By Parent, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board shall have effected a Change of Board Recommendation;
(f) By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board determines to accept a Superior Proposal in accordance with Section 5.3; provided that the Company shall prior to or concurrently with such termination pay the Company Termination Fee to or for the account of Parent pursuant to Section 7.2;
(g) By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Section 6.3(a) or Section 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement such that any condition in Section 6.2(a) or Section 6.2(b) is not satisfied at the time of termination; or

(h) By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Section 6.2(a) or Section 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement such that any condition in Section 6.3(a) or Section 6.3(b) is not satisfied at the time of termination.
7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement shall forthwith become void and have no further force and effect (other than this Section 7.2, Section 7.3, and Article 8, each of which shall survive termination of this Agreement), and there shall be no liability or obligation on the part of Parent, Merger Sub, any Parent Subsidiary or the Company, officers, directors or Representatives, except with respect this Section 7.2, Section 7.3, and Article 8; provided that any termination of this Agreement shall not relieve any party from any liability to any other party suffered or incurred as a result of Fraud or Willful and Material Breach by such other party (including, in the case of a breach by Parent, and pursuant to Section 261(a)(1) of the DGCL, damages payable to the Company based on the loss of the premium or right to receive the Merger Consideration that the stockholders of the Company would have received if the Merger were consummated pursuant to the terms of this Agreement) (“Benefit of the Bargain Damages”). For the avoidance of doubt, (i) only the Company (and not stockholders) may bring an action pursuing liability for such Benefit of the Bargain Damages and (ii) the Company may retain, without distribution to stockholders, any Benefit of the Bargain Damages received.
7.3 Company Termination Fee.
(a) The parties hereto agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. The “Company Termination Fee” means $10,900,000.
(b) The parties hereto agree that if (i) this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(g), (ii) after the date hereof and prior to the date of the Company Meeting, an Acquisition Proposal has been publicly announced and (x) if this Agreement is terminated pursuant to Section 7.1(b), such Acquisition Proposal was not withdrawn before the date such meeting is held or (y) if this Agreement is terminated pursuant Section 7.1(d) or Section 7.1(g), such Acquisition Proposal is not withdrawn prior to the date this Agreement is validly terminated pursuant to Section 7.1(d) or Section 7.1(g), and (iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) within 12 months after such termination and the transaction contemplated by such Acquisition Proposal is consummated (whether during or after such 12-month period), then the Company shall pay the Company Termination Fee to Parent, no later than two Business Days after the consummation of such transaction. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(h)(i), except that the references to “25%” shall be deemed to be references to “50%”.
(c) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(d) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee, then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related

Proceeding, and (ii) the Company shall pay to Parent interest on the Company Termination Fee from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.
(e) In circumstances where the Company Termination Fee is payable in accordance with Section 7.3(a) or Section 7.3(b), Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company (and, if applicable, any amounts due under Section 7.3(d)) shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and any of its former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates or assignees (each, a “Company Related Party” and collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided that nothing in this Section 7.3(e) shall limit the rights or remedies of Parent or any of its Affiliates under Section 8.14 or in the case of Fraud or Willful and Material Breach.
7.4 Limitation on Recourse. Any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. No Company Related Party or Parent Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company of or for any claim, investigation, or Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise.
7.5 Amendment. This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided that, after receipt of the Company Stockholder Approval, no amendment may be made which, by applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
7.6 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) unless prohibited by applicable Law, waive compliance by the other with any of the agreements or covenants contained herein; provided that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE 8
GENERAL PROVISIONS
8.1 Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.
8.2 Fees and Expenses. Subject to Section 7.2, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same, whether or not the Merger is consummated. Notwithstanding the foregoing, Parent shall be solely responsible for and pay all filing fees incurred by any party in connection with obtaining Governmental Permits in connection with the Transactions.

8.3 Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the fifth Business Day after dispatch by registered or certified mail, (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):
If to Parent or Merger Sub, addressed to it at:

Almaviva S.p.A.
00137 Rome
Via di Casal Boccone, 188-190
Attention: Christian De Felice
Email:[***]

with a copy to (for information purposes only):

King & Spalding LLP
1185 6th Avenue
New York, NY 10036
Attention: Enrico Granata; Rob Leclerc
Email: [***]

If to the Company, addressed to it at:

1700 Carnegie Avenue
Santa Ana, CA 92705
Attention: Joe Bergera; Kerry Shiba
Email: [***]

with a copy to (for information purposes only):

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk Brian P. Duff

Email: [***]
[***]
8.4 Certain Definitions. For purposes of this Agreement, the term:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that any such confidentiality agreement need not contain any standstill provision.
“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For purposes of this definition, (i) “controls”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.
“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.
“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Deferred Compensation Plan” means the Company’s Deferred Compensation Plan as set forth on Section 3.11(a) of the Company Disclosure Schedule.
“Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company; provided that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent (and only to the extent) such Effect disproportionately impacts the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company, relative to other companies operating in the same industries:
(a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof,
(b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company operates in the United States or globally,
(c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (including COVID-19, or any COVID-19 Measures or changes in such COVID-19 Measures after the date of this Agreement),
(d) actions or omissions required of the Company under this Agreement or taken or not taken at the request of, or with the consent of, the Parent or any of its Affiliates,
(e) the negotiation, announcement, pendency or consummation of this Agreement, the Transactions and the Merger, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its employees (including any impact on the relationship of the Company, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners),
(f) any Proceeding arising from allegations of breach of fiduciary duty or violation of applicable Law relating to this Agreement or the Transactions,
(g) changes in the trading price or trading volume of Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company (provided that, subject to the other exceptions set forth herein, the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred) or
(h) any failure by the Company to meet any revenue, earnings or other financial projections or forecasts (provided that, subject to the other exceptions set forth herein, the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).
“Company Licensed Intellectual Property” means Intellectual Property that is licensed to the Company from a third party.
“Company Material Intellectual Property” means Company Licensed Intellectual Property and Company Owned Intellectual Property that is material to the business of the Company.
“Company Owned Intellectual Property” means Intellectual Property that is owned by the Company.
“Company Software” means all proprietary Software owned or purported to be owned by the Company.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.
“Compliant” means with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company or omit to state any material fact regarding the Company necessary in order to make such Required Financial Information not misleading under the circumstances under which it was made available, (b) such Required Financial Information contains the financial and other information that would be required pursuant to all requirements of Regulation S-K and Regulation S-X under the Securities Act to be included in a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (c) the financial statements and other financial information included in such Required Financial Information are sufficiently current under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Debt Financing Entities to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures; it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).
“Contract” or “Contracts” means any contract, lease (whether for real or personal property), power of attorney, indenture, note, bond, mortgage, franchise, agreement, license or any other legally binding commitment of any kind with respect to which there are continuing rights, liabilities or obligations (but which shall not include purchase and sales orders).
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, the Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.
“Dataroom” means the “Project Indigo” virtual dataroom hosted by Datasite.
“Debt Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Merger, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements (including any definitive agreements) relating thereto and their respective successors and assigns.
“Debt Financing Parties” means the Debt Financing Entities and their respective Affiliates and their and their respective affiliates’ former, current or future officers, directors, managers, employees, agents, attorneys, advisors, general or limited partners, shareholders and Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Debt Financing Party (except with respect to any such affiliate of Parent (other than Merger Sub) to the extent acting in its capacity as (i) a Debt Financing Entity in accordance with the Debt Commitment Letter or (ii) lender or other purchaser or investor in Indebtedness of Parent or any of Parent’s Subsidiaries).

“Economic Sanctions/Trade Laws” means applicable Laws imposed, administered, or enforced from time to time by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom relating to anti-terrorism, the importation of goods, export controls, antiboycott, and economic sanctions, including Laws prohibiting or restricting international trade and financial transactions with Sanctioned Persons.
“Environmental Claims” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the Release into the environment of, or exposure to, any Hazardous Materials, but shall not include any claims related to products liability.
“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.
“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Information” means (a) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Parent or any of its affiliates (including the Company on or after the Closing Date), (b) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information or pro forma financial statements, (d) risk factors relating to all or any component of the Debt Financing, (e) financial statements or information required by Rule 3-09, 3-10 or 3-16, 13.01 or 13.02 of Regulation S-X, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (f) projections, (g) segment reporting and (h) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.
“Fraud” means, with respect to any party, the actual intentional fraud under Delaware law by such Party in the making of any of its representations and warranties set forth in this Agreement with actual knowledge of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies resulting in loss or damages, and shall not include constructive, equitable, promissory, unfair dealings or common law fraud or any tort based on negligence or recklessness.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.
“GAAS” means generally accepted auditing standards as in effect in the United States from time to time, which for the purposes of this Agreement, includes the standards of the Public Company Accounting Oversight Board (United States).
“Government Bid” means a bid, quote, tender, offer or proposal which, if accepted, would result in a Government Contract.
“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, teaming agreement, letter contract or other similar written arrangement between the Company, on the one hand, and (a) any Governmental Entity or (b) any higher-tier contractor of a Governmental Entity in its capacity as a higher-tier contractor, on the other hand. A purchase, task, or delivery order issued under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Governmental Entity” means any national, federal, state, provincial, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, and any self-regulatory organization or stock exchange (including Nasdaq).
“Hazardous Materials” means any chemicals, materials, substances or wastes regulated as hazardous or toxic, or as pollutants or contaminants, under any Environmental Laws, including friable asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, or petroleum products or by-products or derivatives.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Information Privacy and Security Laws” means any Laws or Orders pertaining to privacy, data protection or data transfer, including, not by way of limitation, all privacy and security breach disclosure Laws, that are applicable to the Company or the Parent and the Merger Sub, as the case may be.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction through the world: (a) patents and patent applications (whether provisional or non-provisional), including divisionals, continuations-in-part, substitutions, reissues, reexaminations, extensions or restorations of any of the foregoing; (b) trademarks, service marks, trade dress, trade names, and Internet domain names (whether or not registered) and similar indicia of source or origin, and all applications and registrations in connection therewith; (c) all copyrights (whether or not published) and works of authorship, whether or not copyrightable, and all applications and registrations in connection therewith; and (d) all trade secrets, know-how, inventions (whether or not patentable) discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques and all rights therein.
“IRS” means the United States Internal Revenue Service.
“Italian Golden Power Legislation” means Law Decree No. 21 of 15 March 2012 (as subsequently amended and supplemented) and the relevant implementing decrees.
“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule after reasonable inquiry; and (b) when used with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of the officers and directors of Parent and Merger Sub.
“Law” means any national, provincial, state, municipal and local laws, statutes, ordinances, rules, or regulations of any Governmental Entity or any Orders.
“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of Section 4001(a)(3) of ERISA.
“Nasdaq” means The NASDAQ Capital Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.
“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda and lender and investor presentations, in each case, to the extent the same are customary and required under the terms of the applicable Debt Commitment Letter or contemplated by the engagement letter concurrently therewith, in connection with the Debt Financing.
“Open Source Software” means open source, public source or freeware Software, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License (MPL), the Berkeley Software Distribution (BSD) licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, any derivative of the foregoing, or other Software that is licensed pursuant to a license that purports to require the distribution of or access to source code or purports to restrict one’s ability to charge for distribution of or to use Software for commercial purposes.
“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity, whether temporary, preliminary or permanent.
“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially impairs or delays the consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.
“Parent Related Party” means any of Parent’s or its Subsidiaries former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates or assignees.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) non-exclusive licenses of Intellectual Property, (d) (i) matters of record, (ii) Liens that would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) applicable building, zoning and land use regulations, and (iv) other imperfections or irregularities in title, charges, restrictions and other encumbrances that do not materially detract from the use of the Company Leased Real Property to which they relate, (e) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar ordinary course financing arrangements that are not overdue, (f) Liens that are rights of set-off, bankers’ liens or similar non-consensual Liens relating to deposit accounts or securities accounts in favor of banks, other depositary institutions and securities intermediaries solely to secure payment of fees and similar costs and expenses and arising in the ordinary course of business, (g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into the ordinary course of business, (h) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (i) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.
“Proceedings” means all actions, suits, claims, litigation or any judicial or administrative proceedings or investigation, in each case, by or before any Governmental Entity.
“Proxy Statement” means a proxy statement or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s stockholders.

“Required Financial Information” means (i) all financial statements, financial data, and other financial information reasonably and timely requested by the Parent regarding the Company (other than Excluded Information) of the type that would be required by Regulation S-K promulgated by the SEC and Regulation S-X promulgated by the SEC but limited to the type and form of information that is customarily included in an offering memorandum for offerings pursuant to Rule 144A of non-convertible to consummate the offering of Rule 144A “for life” high-yield bonds contemplated by the Debt Commitment Letter and the engagement letter executed concurrently therewith (it being understood all financial statements shall be prepared using GAAP) and for the avoidance of doubt shall include financial statements covering the most recently completed fiscal year and the most recently completed interim period; and (ii) such other pertinent or customary information regarding the Company as may reasonably and timely be requested by the Parent or the Debt Financing Entities to the extent that such information is of the type or form customarily included in an offering memorandum for offerings pursuant to Rule 144A of non-convertible Rule 144A “for life” high-yield bonds.
“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.
“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, financing sources and other representatives.
“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a country or territory that it itself the target of comprehensive sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic) (a “Sanctioned Country”); (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, software tools, user interfaces, databases, manuals and other specifications and documentation relating to the foregoing and all know-how relating thereto.
“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.
“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendments thereof.
“Taxes” means all U.S. federal, state, local or non-U.S. income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, environmental, unemployment, social security, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge imposed by a Governmental Entity, together with any interest, penalty or addition thereto.

“Third Party” means any Person other than Parent, Merger Sub and their respective Affiliates and Representatives.
“Treasury Regulations” means regulations promulgated under the Code by the U.S. Department of the Treasury.
“Willful and Material Breach” means with respect to any material breach of a covenant or other agreement, that the breaching party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted, resulted in or caused a material breach of such covenant or agreement (it being agreed by the parties hereto that, without limiting the meaning of Willful and Material Breach, the following action, if it occurs, shall fall within the definition of a “Willful and Material Breach”: failure of Parent or Merger Sub to close pursuant to Section 1.2 hereof when all conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than conditions which by their nature cannot be satisfied until the Closing, but are capable of being satisfied at the Closing and conditions that are not satisfied primarily as a result a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement) and the Company stood ready, willing and able to consummate the Merger).
8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:
“2016 Plan”	Section 2.4(e)
“2024 Capital Expenditure Budget”	Section 5.1(m)
Acceptable MNPI	Section 5.16(c)
“Acquisition Proposal”	Section 5.3(h)(i)
“Affiliate Contract”	Section 3.22
“Agreement”	Preamble
“Annual Bonuses”	Section 5.8(b)
“Anti-Corruption Laws”	Section 3.9(b)
“Book-Entry Shares”	Section 2.2(b)(ii)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)(i)
“Change of Board Recommendation”	Section 5.3(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Benefit Plan”	Section 3.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.3(b)
“Company Bylaws”	Section 3.1
“Company Charter”	Section 3.1
“Company Disclosure Schedule”	Article 3
“Company Equity Plans”	Section 2.4(e)
“Company ESPP”	Section 2.4(d)
“Company Lease Agreement”	Section 3.16(a)(v)
“Company Leased Real Property”	Section 3.14(b)
“Company Material Contracts”	Section 3.16(c)
“Company Meeting”	Section 5.4(c)
“Company Option”	Section 2.4(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Product”	Section 3.20
“Company PSU”	Section 2.4(b)
“Company Registered Intellectual Property”	Section 3.18(a)
“Company Related Party”	Section 7.3(e)
“Company RSU”	Section 2.4(b)
“Company SEC Documents”	Section 3.5(a)
“Company SEC Financial Statements”	Section 3.5(c)

“Company Stockholder Approval”	Section 3.3(c)
“Company Termination Fee”	Section 7.3(a)
“Confidentiality Agreement”	Section 5.2(b)
“Continuation Period”	Section 5.8(a)
“Continuing Employee”	Section 5.8(a)
“Debt Commitment Letter”	Section 4.5(a)
“Debt Financing”	Section 4.5(b)
“Definitive Agreements”	Section 5.15(a)
“D&O Insurance”	Section 5.9(c)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“Effect”	Section 8.4
“Effective Time”	Section 1.2
“Final Exercise Date”	Section 2.4(d)
“Final Offering Periods”	Section 2.4(d)
“Financing”	Section 4.5(d)
“Financing Amounts”	Section 4.5(d)
“Governmental Permits”	Section 5.5(a)
“Identified MNPI”	Section 5.16(c)
“Indemnitee”	Section 5.9(a)
“Intervening Event”	Section 5.3(h)(ii)
“IOC Exceptions”	Section 5.1
“Inside Date”	Section 1.2
“IT Systems”	Section 3.18(e)
“Labor Contract”	Section 3.12(a)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Morgan Stanley”	Section 3.24
“Notice Period”	Section 5.3(e)(i)
“OFAC”	Section 8.4
“Other Indemnitors”	Section 5.9(e)
“Outside Date”	Section 7.1(d)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 4
“Parent Subsidiary”	Section 4.3(a)
“Paying Agent”	Section 2.2(a)
“Payor”	Section 2.5
“Permits”	Section 3.10
“Personal Data”	Section 3.18(g)
“Prohibited Modifications”	Section 5.15(a)
“Proposed Changed Terms”	Section 5.3(e)(iii)
“Replacement Financing”	Section 5.15(a)
“Retention Program”	Section 5.8(g)
“Service Provider”	Section 3.11(a)
“Shares”	Recitals
“Significant Customers”	Section 3.21
“Significant Suppliers”	Section 3.21
“Superior Proposal”	Section 5.3(h)(iii)
“Surviving Corporation”	Section 1.1(a)
“Takeover Statute”	Section 3.23
“Transactions”	Section 1.1(a)
“Vesting Eligible PSUs”	Section 2.4(b)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
8.7 Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
8.8 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. Exhibits and Schedules annexed hereto or referred to hereby, including Exhibit A and Exhibit B hereto, are “facts ascertainable” as such term is used in Section 251(b) of the DGCL and, except as otherwise expressly provided herein, are not a part of this Agreement.
8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent or collaterally assign their respective rights, interests or obligations hereunder, in whole or in part, for collateral security purposes to the Debt Financing Parties; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not fully and timely perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.
8.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 5.9 (with respect to which the Indemnitees shall be third party beneficiaries), and (b) as set forth in or contemplated by the terms and provisions of Section 7.3(e) or Section 8.16.
8.11 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated; provided, that with respect to any Contract listed in the Company Disclosure Schedule, such references shall only include any amendments, replacements or modifications that are made available to Parent prior to the date hereof. Any Law referred to herein shall be deemed to also refer to all rules and regulations promulgated thereunder. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to a Person are also to its successors and permitted assigns. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day. The words “made available to Parent” and words of similar import refer to documents (a) posted to the data room maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement, (b) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (c) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least one Business Day prior to the date of this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. References to “days” shall mean “calendar days” unless expressly stated otherwise. Whenever this Agreement requires the Merger Subs to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Merger Subs to take such action.
8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).
8.13 Counterparts. This Agreement may be signed in any number of counterparts, including electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
8.14 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving Fraud or a Willful and Material Breach. Notwithstanding the foregoing provisions of this Section 8.14 or anything else to the contrary in this Agreement, the Company shall not be entitled to specific performance or any other equitable relief to cause Parent to draw down proceeds of the Financing or to cause Parent to consummate the Merger or other Transactions or to otherwise effect the Closing prior to the Inside Date.
8.15 Confidentiality. Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto; provided that the Company hereby waives Parent’s obligations under any explicit or implicit “standstill” provisions therein.
8.16 Financing Parties. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and its Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees not to bring or support or permit any of its Subsidiaries or its Affiliates to bring or support any legal action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agrees that service of process upon the Company, its Subsidiaries or its Affiliates in any such legal action shall be effective if notice is given in accordance with the terms hereof, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such court, (e) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of any other jurisdiction), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any Definitive Agreements that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law any rights or claims to trial by jury in any such legal action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby, (g) agrees that it shall not and shall not permit any of its Subsidiaries, its Affiliates or their respective Representatives to seek any action for specific performance against any of the Debt Financing Parties relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby, and (h) agrees that none of the Debt Financing Parties shall have any liability to the Company, its Subsidiaries, its Affiliates or their respective Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby (subject to the last sentence of this Section 8.16), (i) agrees that Parent and Merger Sub may assign their respective rights and obligations hereunder (while remaining liable for their obligations hereunder) to the Debt Financing Parties pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and (j) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 8.16, Section 8.7, Section 8.9, Section 8.10, and that such agreements, provisions and Sections and the definitions of “Debt Financing Entities” and “Debt Financing Parties” shall not be amended, modified or waived in any way adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Entities and shall survive the Closing Date. Notwithstanding the foregoing, nothing in this Section 8.16 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement, or any Debt Financing Party’s obligations under the Debt Commitment Letter (or, following the Closing Date the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date).
[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.
Parent:

Almaviva S.p.A.

By:	/s/ Christian de Felice
Name: Christian de Felice
Title: Chief Financial Officer

Merger Sub:

Pantheon Merger Sub Inc.

By:	/s/ Christian de Felice
Name: Christian de Felice
Title: Chief Financial Officer
[Signature Page to Agreement and Plan of Merger]

The Company:

Iteris, Inc.

By:	/s/ Joe Bergera
Name: Joe Bergera
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF
CERTIFICATE OF INCORPORATION
OF SURVIVING CORPORATION

See attached.

Appendix B
§ 262. Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Appendix C
August 8, 2024
Board of Directors Iteris, Inc.
1250 S. Capital of Texas Hwy.
Building 1, Suite 330
Austin, Texas 78746
Members of the Board:
We understand that Iteris, Inc., a Delaware corporation (the “Company”), Almaviva S.p.A., an Italian Societá per azioni (“Parent”), and Pantheon Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 8, 2024 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”), other than shares (i) held by the Company as treasury stock, (ii) held by Parent or Merger Sub (or any direct or indirect wholly owned subsidiaries of Parent or Merger Sub) or (iii) held by holders who are entitled to demand, and have properly demanded, statutory rights of appraisal in respect of such shares of Company Common Stock, in accordance with, and in compliance in all respects with, Section 262 of the General Corporation Law of the State of Delaware (clauses (i), (ii) and (iii), collectively, the “Excluded Shares”), will be automatically converted into the right to receive $7.20 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than holders of the Excluded Shares).
For purposes of the opinion set forth herein, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)	Reviewed certain financial projections prepared by the management of the Company;
4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)	Reviewed the reported prices and trading activity for the Company Common Stock;
6)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
8)	Participated in certain discussions and negotiations among representatives of the Company and Parent, their financial advisors and the Company’s legal advisors;
9)
Reviewed the draft of the Merger Agreement, the draft debt commitment letter from certain lenders substantially in the form of the draft dated August 6, 2024 (the “Commitment Letter”) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to such financial projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Commitment Letter and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. We do not express any view on, and this opinion does not address, any other aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into in connection therewith. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Our opinion does not address the relative merits of the Merger as compared to any other business or financial transaction or strategies, or other alternatives that might be available to the Company, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than holders of the Excluded Shares) in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, Morgan Stanley will be entitled to a fee upon delivery of this opinion. In the two years prior to the date hereof, we have not provided any financial advisory or financing services for Parent or, other than in connection with the Merger, the Company, for which we have received any fees in connection with such services. Morgan Stanley may seek to provide financial advisory and/or financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company and their respective affiliates, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law or regulation. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.
Very truly yours,

MORGAN STANLEY & CO. LLC

By:
Ben Teasdale
Managing Director

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000650924_1 R1.0.0.6

ITERIS, INC.
Special Meeting of Shareholders
[TBD], 2024 [TBD], Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Joe Bergera and Kerry Shiba, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock, par value $0.10 per share, of ITERIS, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at [TBD], Central Time on [TBD], 2024, at www.virtualshareholdermeeting.com/ITI2024SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000650924_2 R1.0.0.6